 Prospectus Supplement Number OneFiled Pursuant to Rule 424(b)(3)

(To Prospectus dated 20 October 2020)Registration No. 333-249080

CoJax Oil and Gas Corporation

This Prospectus Supplement Number One (“prospectus supplement”) amends the prospectus dated 20 October 2020 (the “accompanying prospectus”). This amendment should be read in conjunction with the accompanying prospectus which is to be delivered with this prospectus supplement and is attached to this prospectus supplement. Except as set forth in this prospectus supplement, the accompanying prospectus remains unchanged. This prospectus supplement and accompanying prospectus relate to the Registration Statement on Form S-1 (File No. 333-249080) filed by the Company (“Registration Statement”), and declared effective by the Securities and Exchange Commission on 9  October 2020.  This prospectus supplement does not cover securities beyond those 6 million shares of Company Common Stock covered by the Registration Statement. There are no additional securities being offered under this prospectus supplement – this is merely a document required under the securities laws to update information previously filed in the accompanying prospectus.

As disclosed in the accompanying prospectus, the Company entered into an Acquisition Agreement, dated 16 June 2020, (“Agreement”) with Barrister Energy, LLC, a Mississippi limited liability company, (“Barrister”) and all of Barrister’s Members.  Under the Agreement, Company is to issue 3.65 million shares to the Members of Barrister in exchange for 100% of the Membership Interests of Barrister (“Exchange”).  Upon the Exchange, CoJax would be the sole member of Barrister and Barrister will be operated as a wholly-owned subsidiary. The Agreement also provided for CoJax to assume $2.7 million debt obligation of Barrister, which debt obligation evidences the purchase price for Barrister’s acquisition of its current oil drilling and production rights and leases in Alabama. The closing of the Agreement and Exchange thereunder were subject to conditions, which conditions have been deemed to be satisfied by the Company.

On November 17, 2020, the closing of the Agreement and Exchange was consummated by the Company. The Company issued 3.65 million shares of its Common Stock, $0.01 par value per share, (“Shares”) in exchange for 100% of the Membership Interests of Barrister and the Company closed under the Assignment and Assumption of Promissory Note Agreement, dated 16 June 2020, to effect the assumption the $2.7 million principal amount promissory note issued by Barrister (“Assignment”).

Company issued 3.65 million shares of Common Stock to the Members of Barrister, which issuance was made in reliance on an exemption from registration under Rule 506(b) of Regulation D, and Section 4(a)(2), of Securities Act of 1933.

Change in Control. With the issuance of the Shares under the Exchange, voting control of CoJax will be held by the former Barrister Members as new shareholders of CoJax Common Stock. Each share of CoJax Common Stock is entitled to one (1) vote on all matters presented for or requiring shareholder approval. The Shares have no registration rights. The following sets forth the ownership of CoJax Common Stock with issuance of Shares in the Exchange, which was closed on November 17, 2020:

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Name of Person or Entity (1)	Ownership of Shares of CoJax Common Stock owned prior to Exchange	Shares of CoJax Common Stock Issued in Exchange	Ownership of Shares of CoJax Common Stock after consummation of Exchange	Percentage of Issued and Outstanding of CoJax Common Stock prior to Exchange	Percentage of Issued and Outstanding Shares of CoJax Common Stock after consummation of Exchange (4)
Andrew S. Cardell	-	182,500	182,500	0%	5.00%
Jeffrey Delancey (2)	-	304,045	304,045	0%	8.33%
Lamar Resources, LLC (3)	-	243,455	243,455	0%	6.67%
Roger McLeod	-	2,920,000	2,290,000	0%	80.00%
Totals	-	3,650,000	3,650,000	0%	99.9%

* Less than one percent

(1) Andrew S. Cardell, Jeffrey Delancey, Lamar Resources, LLC, and Roger McLeod are Barrister Members.

(2) Jeffrey Delancey was Chief Executive Officer and a Director of CoJax from May 18, 2019 until January 21, 2020.  Mr. Delancey voluntarily resigned to pursue other interests.

(3) Lamar Resources, LLC, is owned by Marty Rutland.

(4) Jeffrey Guzy is Chief Executive Officer and Director and owns 1 share of Common Stock, which was issued in the incorporation of the Company in 2017.

The above summary of the Agreement is qualified in its entirety by reference to the actual Agreement, which is filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company with the Commission on June 22, 2020 (“June 22, 2020 Form 8-K”) and the above summary of the Assignment is qualified in its entirety by reference to the actual Assignment, which is filed as Exhibit 2.4 to the June 22, 2020 Form 8-K. A copy of the Agreement and the Assignment are available at no charge by a request to: Wm. Barrett Wellman, Chief Financial Officer, CoJax Oil & Gas Corporation, 3033 Wilson Boulevard, Suite E605, Arlington, Virginia 22201, Telephone (703) 408-1268, email: barrett.wellman@cojaxoilandgas.com.  The Agreement and Assignment can also be viewed on the Commission website showing Company filings (at URL: www.sec.gov).

Investing in our Common Stock involves a high degree of risk. Certain risks associated with an investment in our Common Stock are described under the heading “Risk Factors” on page 12 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is November 23, 2020.

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Filed Pursuant to Rule 424(b)(3)

Registration No. 333-249080

CoJax Oil and Gas Corporation

6,000,000 shares of Common Stock, $0.01 par value per share

This prospectus is for the offer and sale by CoJax Oil and Gas Corporation, a Virginia corporation (“Company,” “our,” “us” or “we”) of 6,000,000 shares (“Shares”) of its Common Stock, $0.01 par value per share, (“common stock”) at an offering price of $2.00 per share.  We are offering and selling the shares of common stock (“Shares:”) from time to time through our officers and directors without any commissions. There is no underwriter or sales agent for this offering of Shares (“Offering”).

The net Offering proceeds sought under this prospectus will be used for working capital and other purposes as more fully described in “Use of Proceeds” on page 69 below.

There is no public market for the common stock as of the date of this prospectus. We intend to seek quotation of the common stock on Nasdaq Capital Market, which effort, as of the date of this prospectus, is anticipated to occur in 2021. We can provide no assurances that we will attain quotation of our Common Stock on Nasdaq Capital Market or another public stock market or national quotation system. We have not filed a listing application with Nasdaq Capital Market or obtained a trading symbol for our stock. As of the date of this prospectus, we do not intend to seek quotation of our common stock on The OTC Markets Group, Inc. QB Venture Market or other stock quotation systems.

We need to close the acquisition of all of the Membership Interests of  Barrister Energy, L.L.C., a private limited liability company with oil exploration leases and rights, (“Barrister”) (which acquisition is more fully described below in “Pending Barrister Energy, L.L.C. Acquisition” on this page 2 of this prospectus) and raise sufficient working capital for CoJax and Barrister in 2021 in order to reach a level of development where we can meet the standards for initial quotation of our common stock on the Nasdaq Capital Markets.  If we fail to satisfy NASDAQ Capital Market initial quotation standards for a stock, then we will have to re-evaluate which public stock market or national quotation system that is suitable for trading of our common stock.   We may have to seek quotation of the common stock on The OTC Markets Group, Inc. QB Venture Market or “OTCQB.”

INVESTING IN OUR COMMON STOCK IS HIGHLY RISKY SHOULD ONLY BE CONSIDERED BY INVESTORS, WHO CAN AFFORD THE LOSS OF THEIR INVESTMENT AND A LACK OF LIQUIDITY. PUBLIC AUDITORS HAVE EXPRESSED A SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN IN PUBLIC AUDITOR’S REPORT FOR FINANCIAL STATEMENTS INCLUDED IN THIS PROSPECTUS. WE LACK REVENUE-GENERATING OPERATIONS, AND THE CONSUMMATION OF THE PROPOSED ACQUISITION OF BARRISTER WILL NOT RESULT IN REVENUES SUFFICIENT TO FUND THE COMBINED OPERATING EXPENSES OF COJAX AND BARRISTER.  OUR COMMON STOCK IS NOT QUOTED OR TRADED IN ANY PUBLIC MARKET. READ CAREFULLY THE “RISK FACTORS” SECTION BELOW AT PAGE 12 OF THIS PROSPECTUS.

We are an "emerging growth company" as that term is used in the Jumpstart Our Business Startups Act of 2012. As such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Implications of Being an Emerging Growth Company,” on page 36 of this prospectus.

Pending Barrister Energy, L.L.C. Acquisition.  Under an Acquisition Agreement, dated June 16, 2020, between Barrister, its Members and CoJax, (“Barrister Agreement”), CoJax has agreed to acquire all of the issued Membership Interests of Barrister held by its Members and, upon that acquisition, operate Barrister as a wholly-owned subsidiary of CoJax.  Barrister has oil and gas exploration and production leases and rights as described in “Business: Barrister Oil Rights” at page 38 of this prospectus (collectively, “Barrister Oil Rights”).  The Barrister Agreement has not closed as of the date of this prospectus. See “Business: Barrister Agreement” on page 39 of this prospectus.

As of the date of this prospectus, CoJax has scheduled the closing of the Barrister Agreement on October 20, 2020.  This Offering is part of a fund raising effort to provide the general working capital to meet CoJax and Barrister operating costs and, subject to raising sufficient net Offering proceeds, fund expansion of Barrister’s existing oil drilling on the Barrister’s Oil Rights by establishing a deep drilling rig. See “Business: Barrister” on page 37 and “Business: Barrister Oil Rights” on page 38 of this prospectus.

Neither the securities and exchange commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Date of this prospectus is October 16, 2020

TABLE OF CONTENTS

Beginning on Page
Prospectus Summary	6
The Offering	6
Risk Factors	12
Risks Related to Our Business and Barrister’s Business	13
Risks Related to Our Common Stock	27
Cautionary Statement about Forward-Looking Statements	30
Summary of Financial Data	31
Business of CoJax and Barrister	33
CoJax Business	33
Barrister Business	37
Barrister Oil Rights	38
Description of Capital Stock and Capitalization	43
Dividend Policy	46
Ownership of Common Stock	46
Ownership of Barrister Membership Interests and Operating Agreement	47
Plan of Distribution	48
Determination of Offering Price	49
Dilution	50
Management’s Discussion of Analysis of Financial Condition and Results of Operation	52
Management and Board of Directors	59
Executive Compensation	61
Barrister Management Compensation	67
Legal Proceedings	67
Code of Ethics	67
Certain Relationships, Related Party Transactions, Conflicts of Interest	68
Use of Proceeds	69
Private Placement of Common Stock	70
Prior Offering	70
Named Experts and Legal Matters	70
Where You Can Find Additional Information	71
Index to Financial Statements	72
Appendix A: Oil and Gas Industry Abbreviations and Defined Terms	73

Presentation. Certain amounts presented in tables are subject to rounding adjustments and, as a result, the totals in such tables may not sum. Unless the context otherwise requires, references in this prospectus to “investor,” “you,” and “your” refer to a prospective investor who receives this prospectus.

Information. You should rely only on the information contained in this prospectus or any supplement. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to offer and sell Shares. The information in this prospectus is only accurate as of the date of this prospectus, regardless of the date of any offer or sale of Shares.

Agreements. Any representations, warranties, and covenants made by us in any agreement that is incorporated by reference or filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties, or covenants were accurate only as of the date when made. These representations, warranties, and covenants should not be relied on as accurately representing the state of our affairs or affairs of Barrister as of the date indicated.  We have not acquired any Membership Interests of Barrister, and we do not own any operations or assets of Barrister as of the date of this prospectus.  See “Business: Barrister Agreement” on page 35 below.

URL’s. URL’s referenced in this prospectus shall not be deemed to be part of this prospectus or incorporated herein by reference. The content of the URL’s should not be relied upon by any prospective investors for the purposes of determining whether to purchase the Shares.

Industry and Market Data

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications, and other published independent sources. Some data is also based on our good faith estimates or experience of our management. Although we believe these third-party sources are reliable as of their respective dates, we have not independently verified the accuracy or completeness of this information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors” on page 12 below. These and other factors could cause results to differ materially from those expressed in these publications.

Trademarks and Trade Names

We have rights to our corporate name, but no registered trademarks, trade names, service marks, or logos. This prospectus may also contain trademarks, logos, service marks, and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, logos, or trade names in this prospectus is not intended to and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks, and trade names referred to in this prospectus may appear without the ®, T.M., or S.M. symbols.

Commonly Used Defined Terms

As used in this prospectus, unless the context indicates or otherwise requires, the following terms have the following meanings.  See Appendix A to this prospectus for more defined terms used in this prospectus.

•“Barrister” means Barrister Energy, L.L.C., a privately held Mississippi limited liability company.

•“Barrister Oil Rights” means the crude oil and natural gas exploration and production leases and rights owned or controlled by Barrister (as more fully described under “Business – Barrister Oil Rights” below on page 38 of this prospectus). Barrister does not own the underlying real property.

•“Commission” or “S.E.C.” means the U.S. Securities and Exchange Commission.

•“C.O.P.” means Central Operating, L.L.C., a privately held Mississippi limited liability company, and the former owner of Barrister’s Oil Rights and current contract manager of limited drilling operations on the Barrister Oil Rights.

•“Deep drill well” or “deep drilling rig” means an oil well capable of drilling to depths of approximately 10,000 feet or more.

•“Gas” means natural gas.

•“Gulf States Drill Region” means the oil and gas leases, drilling, and production rights areas located in the Smackover Trend. The Smackover Trend extends from Texas to the Florida Panhandle along the Gulf Coast Region – both onshore and offshore. The Smackover Trend is a major oil and gas production formation in the Gulf States and a principal source of light crude oil and gas.  Smackover Trend was rock stratum formed by deposits from warm ocean waters covering the carbonate-evaporite basins in the southern Gulf States Region during the Upper Jurassic Period.  The Gulf States Drill Region is the focus of the Company’s business and oil exploration and production development efforts.

•“Exchange Act” means the Securities Exchange Act of 1934, as amended.

•“Oil” means crude oil that has not been refined or processed.

•“OPEC” means the Organization of Petroleum Exporting Countries.

•“Securities Act” means the Securities Act of 1933, as amended.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully before making an investment decision, including the information under the headings “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes thereto appearing elsewhere in this prospectus.

THE OFFERING

Issuer:CoJax Oil and Gas Corporation, a Virginia corporation (“Company,” “we,” “us,” or “our”).

Business:

We are an early-stage oil and gas exploration and production company seeking to establish operations by acquiring oil exploration and production leases and rights in the Gulf States Region and exploiting those leases and rights by funding and establishing deep drilling rigs.

Since incorporation in 2017, we have not had any revenue-generating operations, and our efforts have been limited to the formation of our company and seeking possible oil and gas exploration and production leases and rights to establish an oil production business. Consummation of the Barrister Agreement (as described below) will provide CoJax with oil exploration and production leases and rights. Still, Barrister does not generate sufficient revenues from its limited drilling operations to fund the expansion of its oil drilling operations. With the consummation of the Barrister Agreement, CoJax will seek funding to expand the oil drilling operations of Barrister.  Establishing productive deep drilling rigs on Barrister Oil Rights will be key to CoJax’s efforts to establish an oil production business. See: “Business: Barrister” on page 37 below for information on Barrister and efforts to fund future, expanded drilling operations.

Barrister Agreement: We have entered into the Barrister Agreement to acquire oil and gas exploration and production leases and rights, but the Barrister Agreement has not closed as of the date of this prospectus. As of the date of this prospectus, CoJax has scheduled the Barrister Agreement will close by October 20, 2020.

Exchange.  Under the Barrister Agreement, CoJax will exchange 3,650,000 shares of common stock for all of the Membership Interests of Barrister (“Exchange”).  The issuance of shares of common stock under the Exchange will be exempt from registration under the Securities Act pursuant to Rule 506(b) of Regulation D and Section 4(a)(2) of the Securities Act. Completion of the Exchange will consummate the Barrister Agreement and result in Barrister becoming a wholly owned subsidiary of CoJax.

Barrister Operations. Barrister only conducts limited oil drilling and production operations as of the date of this prospectus, and those operations do not generate sufficient revenues to fund expanded drilling operations or deep drilling rigs or cover operating overhead of CoJax. Upon consummation of the Barrister Agreement, CoJax must obtain funding to establish one or more deep drilling rigs in order to expand exploitation of Barrister Oil Rights and hopefully increase Barrister’s revenues.

Competitive Advantages and Strategic Plan: We believe that acquiring Barrister and its oil exploration and production leases and rights provides an opportunity, with funding of one or more deep drilling rigs, to exploit oil reserves and, assuming the drilling operations are successful, to establish a revenue-generating oil production operation that may allow further expanded drilling on the Barrister Oil Rights or possibly sufficient cash flow from oil production from Barrister Oil Rights to seek to acquire additional oil exploration and production leases and rights and oil drilling operations in the Gulf States Drilling Region. Any future, new drilling on Barrister Oil Rights must be profitable to enable us to fund existing and the expanded drilling operations. This boot-strap approach relies on obtaining sufficient, affordable funding and new drilling being profitable. If we expand drilling on the Barrister Oil Rights and the drilling produces a dry hole or is not profitable, we may be unable to obtain sufficient, affordable funding to establish additional drilling on the Barrister Oil Rights and realize profitable oil production operations.

We believe that the experience of the Barrister principals in oil exploration and production will provide CoJax with the necessary skills and experience to prudently operate existing and any future oil drilling operations.  We also believe that leveraging Barrister principals’ skills and experience and use of professional, qualified contractors in oil drilling operations will provide an efficient, professional operational management team without the overhead of full-time employees in those positions.  If these assumptions are incorrect, we would have to raise working capital to employ qualified oil operations personnel.  We may be unable to raise the required working capital or employ necessary personnel and Barrister’s principals may be unable or unwilling to provide any required management of expanded oil drilling operations. CoJax management lacks the experience and skills to manage daily oil drilling operations.

Competitive and Operational Challenges.  We have no revenue-generating operations or oil and gas exploration and production leases and rights as of the date of this prospectus and will not have such operations or leases or rights until we consummate the Barrister Agreement. Even if we consummate the Barrister Agreement, we will not have oil operations that can fund CoJax and Barrister operating costs or fund expanded oil exploration.  We will have to raise funding to expand oil drilling on Barrister Oil Rights in order to obtain any significant oil production revenues. Adequate, affordable funding for oil drilling may not be available to a small oil production company with limited oil production and limited assets, other than oil reserves, especially in light of the economic and financial disruptions and uncertainties imposed by the ongoing Coronavirus/COVID-19 pandemic (“COVID-19 pandemic”), and the duration and scope of those disruptions and uncertainties being unpredictable as of the date of this prospectus. Until the development of an effective vaccine for Coronavirus/COVID-19 (“COVID-19”), which may or may not occur, COVID-19 pandemic may continue to inflict financial disruptions and economic uncertainties that disrupt or significantly decrease the demand for oil or the ability of small oil production companies to obtain necessary funding for expanded or existing oil drilling.

As an early development stage oil production company, and assuming completion of the acquisition of Barrister’s Membership Interests under the Barrister Agreement, our business could also be significantly harmed or undermined by a number of factors, including, without limitation, any of the following:

(1) Instability in oil market price and reduced demand for oil due to COVID-19 pandemic’s impact, production disputes between members of OPEC and resulting adverse economic conditions, all of which may reduce or eliminate demand for any future oil production by Barrister or make existing oil production unprofitable under then current market prices for oil. If oil production cannot be sold or sold on a profitable basis, Barrister would have to suspend or scale back oil production.

(2) Competition and pricing pressure from the numerous domestic and foreign competitors – many of whom have significantly greater oil production capacity, financial resources, marketing resources, market share and distribution channels than Barrister and can withstand the financial and economic pressures of an unstable or erratic market for oil to a far greater extent than Barrister.  We may be unable to compete as a small niche producer of limited quantities of oil due to competition from numerous competitors for a possibly shrinking future demand for oil.

(3) If we can fund one or more deep drilling rigs and they are dry wells or unprofitable, we may be unable to fund future deep drilling and may be unable to establish a revenue-generating, profitable oil production operations. CoJax lacks the assets that are suitable or sufficient as collateral to attract working capital funding and the assets of Barrister consist mostly of oil reserves, which reserves may be insufficient to attract working capital funding.  Without additional funding, we will not be able to establish expanded oil drilling and production and a profitable oil production business. If we cannot establish profitable oil production operation, our business plan will fail.

(4) We are engaged in an industry that is facing a probable future reduction in demand for oil as a result of emerging, more efficient alternative fuels and “green” technologies and political and social pressure to reduce oil consumption due to concern about global warming and role of fossil fuels in global warming.  A continuing reduction in demand for oil could undermine our efforts to establish a profitable business by increasing competition among oil producers and our lack of resources to successfully compete in a more demanding, competitive market against numerous competitors with considerably more resources.

(5) Growing competition by electric or hybrid-powered vehicles and other means of transportation and auto manufacturers trending towards producing more electric vehicles – all of which means a reduced demand for oil as a fuel in the future from a major consumer of oil-based fuels.  Bloomberg News has projected, based on major auto manufacturers plans to emphasize electric vehicles, that electric powered passenger cars could outsell gasoline powered passenger cars as soon as 2040. China and European Union have enacted new regulations to require reduced CO2 emissions and these new regulations have spurred major investments in electric car production.  Volkswagen is investing $34 billion in electric car production.  General Motors Company has announced on its corporate website that it is committed to all electric powered vehicle future.

(6) The cost of being a public company reporting under the Exchange Act and limited or no revenues may undermine the efforts of CoJax to establish a revenue-generating, profitable business, if we cannot obtain affordable, adequate funding as required to sustain CoJax operations and also fund expansion of Barrister drilling. The projected cost of regulatory compliance by CoJax as an S.E.C. reporting company is $60,000 and this cost will likely increase to $200,000 or more if we become a NASDAQ-quoted public company. This regulatory compliance overhead is unlikely to be covered by existing oil production and will have to financed.  CoJax operations have been funded by personal loans from Jeffrey Guzy, but his ability to continue that funding in 2021 is limited and may be unavailable in 2021.

(7) Assumption of $2.7 million in debt upon consummation of and as part of the Barrister Agreement by CoJax will impose a competitive disadvantage by making CoJax a less attractive loan or investment opportunity. Based on prior experience in seeking funding since 2019, CoJax believes that a small oil production company with a limited history of operations, limited revenues and assets, assets consisting mostly of oil reserves and significant debt may be unable to attract required funding to sustain or expand operations.

(8) CoJax and Barrister will have greater exposure to liabilities from any expanded future oil drilling operations, and neither CoJax nor Barrister has liability insurance to cover those potential liabilities, which deficiency exposes CoJax and assets of Barrister to lender claims or levy.  While CoJax intends to seek liability insurance for CoJax and Barrister with net proceeds from this Offering, there is no assurance that CoJax can obtain affordable liability insurance that provides sufficient insurance under  industry standards for expanded oil drilling and production.  CoJax does not have a reserve to cover operational liabilities or cost of litigation.

(9) While Barrister has oil reserves based on engineering report, there is no guarantee that any expanded deep drilling rigs for Barrister Oil Rights will produce significant oil production or  profitable oil production, especially due to possibility of a dry well or drilling being unexpectedly expensive due to problems in drilling to the depth required to access any oil.

(10) Barrister relies on C.O.P. for day-to-day operations of oil production and would rely on C.O.P. or other contractors to run any future, expanded oil drilling operation. C.O.P. and any other engaged contractors may elect to work for better paying work with competitors, and Barrister may unable to replace those contractors without suspension or disruption of future oil drilling operations and resulting adverse financial and competitive impact on Barrister and CoJax. Neither CoJax nor Barrister has key man insurance or available cash reserves to fund replacement of key personnel in the event that any current members of management of CoJax or Barrister were unable or unwilling to continue working.  CoJax does not intend to seek key man insurance due to need to fund operating overhead and expansion of oil drilling.

(11) Oil exploration and production is an inherently dangerous, potentially environmentally hazardous and labor-intensive industry with an enhanced chance of liabilities from death, personal injury, environmental or pollution related liabilities, or non-compliance with applicable federal, state or local laws and regulations.  Any expansion of oil drilling will increase the possibility of these liabilities being imposed on CoJax or Barrister. As of the date of this prospectus, CoJax or Barrister does not have cash reserves or insurance to cover the cost of any litigation by competitors, personnel, governmental authorities or other plaintiffs and the cost of litigating and the possible damages from litigation could undermine CoJax’s or Barrister’s financial viability;

(12) CoJax common stock is not publicly traded and, as such, CoJax does not have access to public finance markets for funding, which funding may be required to fund operational overhead and any expansion of oil drilling if private or debt funding is not available.

(13) The ability of CoJax and Barrister Members to each rescind the Exchange under the Barrister Agreement if certain triggering events occur after the closing of the Exchange and thereby undo the acquisition of Barrister’s oil exploration and production operations may cause customers, potential sellers of oil and funding sources to elect not to do business with CoJax or Barrister, or decline to fund CoJax-Barrister expanded or existing oil drilling operations for the Barrister Oil Rights. This rescission right, even if conditional, may discourage investors or lenders from providing funding to CoJax due to the heightened risks imposed by the recission rights.

Rescission of the Exchange could also create potential liabilities from CoJax shareholders alleging breaches of fiduciary duties by CoJax management over the rescission of the Exchange, or third parties alleging the rescission of the Exchange damages them or violates an agreement with CoJax or Barrister, including customers, vendors, suppliers, employees or contractors of CoJax or Barrister.

RISK

FACTORS:In addition to considering the operational challenges listed above, investors need to carefully read and consider the Risk Factors starting at page 12 below and all other information set forth in this prospectus before deciding to invest in the Shares, including financial statements and related notes.

INVESTING IN OUR COMMON STOCK IS HIGHLY RISKY SHOULD ONLY BE CONSIDERED BY INVESTORS WHO CAN AFFORD THE LOSS OF THEIR INVESTMENT AND A LACK OF LIQUIDITY. PUBLIC AUDITORS HAVE EXPRESSED A SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN IN PUBLIC AUDITOR’S REPORT FOR FINANCIAL STATEMENTS INCLUDED IN THIS PROSPECTUS. WE LACK REVENUE-GENERATING OPERATIONS AND THE CONSUMMATION OF THE PROPOSED ACQUISITION OF BARRISTER WILL NOT RESULT IN REVENUES SUFFICIENT TO FUND THE COMBINED OPERATING EXPENSES OF COJAX AND BARRISTER.  OUR COMMON STOCK IS NOT QUOTED OR TRADED IN ANY PUBLIC MARKET. READ CAREFULLY THE “RISK FACTORS” SECTION BELOW AT PAGE 12 OF THIS PROSPECTUS.

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary. These risks include, but are not limited to, the following:

•We have no revenue-generating operations, and we have operating losses and no revenues to date.  We need to acquire oil exploration and production operations or companies in order to commence any revenue-generating operations.  While we are confident that we will consummate the Barrister Agreement, we have not consummated the Barrister Agreement as of the date of this prospectus.  Even if we consummate the Barrister Agreement, Barrister has minimal revenues due to limited drilling operations and production and will not make CoJax profitable without successful expansion of oil drilling and production.

•We may not be able to obtain funding to meet our operating overhead costs or consummate any acquisition or expand Barrister oil drilling and production or otherwise attain revenue-generating operations.

•Recent economic conditions in the credit markets and continued economic disruption imposed by the COVID-19 pandemic may adversely affect our ability to obtain funding for overhead as well as expand any future oil drilling operations that we may acquire.  Erratic market price for oil also dampens interest from funding sources in funding oil exploration and production by early-stage or small producers like CoJax and Barrister.

•Oil prices are highly volatile, and lower prices will negatively affect our financial results when and if we have any substantial oil production operations.  If oil market prices fall below a level that allows us to produce oil on a profitable basis, we may have to suspend operations, and we may be unable to find the funding to recommence drilling operations.  The period of the suspension of operations could be prolonged and we would have no revenues during a suspension.

•Drilling for oil is a speculative activity and involves numerous risks and substantial and uncertain costs that could adversely affect any oil exploration and production operation that we acquire, including Barrister. Despite promising oil reserve reports, it is possible to have unprofitable drilling operations due to cost of drilling, oil market prices, market demand, surplus oil in storage and dry holes.

•If we acquire oil exploration and production leases and rights, including Barrister, then we will depend on successful exploration, development and acquisitions to maintain reserves and revenue in the future. We may be unable to achieve sustained profitable operations.

•If we consummate the acquisition of Barrister under the Barrister Agreement, Barrister’s estimated reserves are based on many assumptions that may prove inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of those oil reserves.

•Any future oil drilling operations, including Barrister, would be scheduled out over several years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling.

•A substantial percentage of Barrister’s proved reserves consist of undeveloped reserves.  Reserve reports are not assurance of actual oil production or profitable production.

•Seismic studies used to determine oil reserves do not guarantee that hydrocarbons are present or, if present, will produce in profitable quantities. Reserve reports can be inaccurate.

•We may experience difficulty in achieving and managing any future operations and growth, if any.

•We may be unable to integrate the operations of any acquisitions successfully with our operations, and we may not realize all the anticipated benefits of the recent acquisitions or any future acquisition.

•CoJax relies on our small senior management team, and the loss of a single member could adversely affect our operations.  We will rely on expertise of Barrister principals and contract operational personnel to conduct operations.  Barrister principals are not engaged in operating Barrister on a full time basis and may not be willing or available in the future to operate Barrister or monitor contract operational personnel and CoJax management lacks the experience to manage daily oil drilling operations without assistance of experienced personnel.  We lack funds or key man insurance to fund the replacement of key personnel.

•We may not be able to keep pace with technological developments in the oil exploration and production industry, which inability may cause us to be unable to compete in the oil production industry.

•Cyber-attacks targeting systems and infrastructure used by the oil and gas industry may adversely impact any future oil and gas exploration and production operations.

•Governmental regulation and liability for environmental matters and changing consumer demand may adversely affect demand for oil and thereby adversely impact our proposed oil exploration and production business, and our future financial condition, and results of operations.

•Certain U.S. federal income tax deductions currently available with respect to oil drilling and development may be eliminated as a result of future legislation. That occurrence would make funding or investing in any future oil exploration and production operations less attractive to lenders and investors.

•If oil market prices decrease, and we acquire Barrister under the Barrister Agreement or acquire other oil exploration and production leases and rights, we may be required to take write-downs of the carrying values of any acquired oil and gas properties.

•Barrister Oil Rights are located in regions that make us vulnerable to risks associated with operating in one major contiguous geographic area, including, but not limited to, the risk of damage or business interruptions from hurricanes and climate changes. Strom activity in the Gulf States appears to be increasing in number and severity in the past five years. If so, storms may impose a heightened threat to our proposed, future oil production operations.

•Unexpected subsurface conditions and other unforeseen operating hazards in drilling may adversely impact any acquired oil exploration and production activities by causing increased costs, or suspension or abandonment of drilling.

•We may not be able to purchase insurance or adequate insurance to cover all of the risks and liabilities that we may face in oil drilling and production, and Barrister and other operators of prospective oil properties in which we participate may not maintain or may fail to obtain adequate insurance.  Lack of insurance exposes a company to potentially ruinous liabilities and judgments – many of those liabilities are unavoidable or not foreseeable.

•Terrorist attacks aimed at energy operations or storage and distribution infrastructure could adversely affect any oil exploration and production business that we acquire or operate, including Barrister.

•When and if our common stock is publicly traded, then the market price of our common stock may be volatile due to erratic oil market prices and lack of institutional investor and primary market maker support. When our common stock is publicly traded, it may be a “penny stock” and suffer the adversity of being a “penny stock,” which include: refusal of brokerage firms to accept the Shares for deposit or trading; inability to electronically transfer shares;  lack of primary market makers and institutional investors to protect stock market price from manipulation or adverse impact of day traders and other market manipulators; a lack of research analysts coverage and recommendations, which lack may discourage potential investors from considering investing in our common stock; being deemed as too risky by investors; and inability to attract instructional investors.

•We do not intend to pay dividends on our common stock, and our ability to pay dividends on our common stock is restricted by state law and cash available for dividend distribution.

•We may issue shares of preferred stock that could adversely affect the rights of holders of shares of our common stock.   Company intends to issue preferred stock to Jeffrey Guzy, our Chief Executive Officer and Chairman of the Board of Directors.  See “Capitalization” at page 43 below.

•There is no public for our common stock and none may develop.

Shares of

Common Stock

offered by us: 6,000,000 shares of common stock offered at $2.00 per share (“Shares”).

Shares

outstanding

after Offering:6,000,001 shares of common stock (assuming the sale of all Shares). If the Exchange is consummated, the shares outstanding after the sale of all the Shares and consummation of the Exchange would be 6,365,001.

Shares

outstanding

Before the

Offering:The issued and outstanding shares of common stock are one (1) as of the date of this prospectus.

Use of

Proceeds:The net proceeds from this Offering (less Offering expenses) will be used to pay general operating overhead of CoJax and for expansion of Barrister oil drilling operations.  See “Use of Proceeds” on page 69 below.

Dividends: We do not anticipate paying any cash dividends on our common stock. See “Dividends” below at page 46.

Financial

Performance:As of the date of this prospectus, we have no revenues or revenue-generating operations. Even if we consummate the Barrister Agreement, we anticipate operating at a loss until we raise sufficient capital to establish one or more deep oil drilling rigs on the Barrister Oil Rights and begin to produce oil on a profitable basis, if ever.

Plan of

Distribution:Our officers and director will sell the Shares without commissions. There is no underwriter or selling agent for this Offering. The Offering has no minimum-maximum sale requirements and no escrow of Offering proceeds.  CoJax will be able to use net proceeds upon the sale of those shares. See: “Plan of Distribution” on page 48 below.

Listing

and trading

symbol:There is no public market for the common stock and no trading symbol for the common stock as of the date of this prospectus. We intend to seek quotation of the common stock on NASDAQ capital Market upon meeting the necessary listing standards and within one year after the closing of the Barrister Agreement. Obtaining quotation of the common stock on NASDAQ Capital Market prior to June 16, 2021, is necessary to avoid a trigger event entitling Barrister’s former Members to rescind the Barrister Agreement and acquisition of Barrister under that agreement. We have not obtained the agreement of a broker-dealer to file an application in connection with the application for quotation of our common stock on a national securities exchange. We do not meet the listing standards for NASDAQ Capital Market as of the date of this prospectus. We have not filed an application for quotation of the common stock on NASDAQ Capital Markets as of the date of this prospectus.  We do not intend to seek quotation of the common stock on The OTC Markets Group, Inc. QB tier or QX tier, but we may be forced to re-evaluate this position if we fail to obtain quotation of our common stock on NASDAQ Capital Market.

Corporate

Information:CoJax is a Virginia corporation with its principal executive offices located at 3033 Wilson Boulevard, Suite E605, Arlington, Virginia 22201, Telephone: (703) 216-8606. The corporate website is under construction and should be fully functioning by September 30, 2020, at URL: http://www.cojaxoilandgas.com. CoJax is a reporting company under the Exchange Act. CoJax leases its principal executive offices on a month to month basis for rent of $50.00 per month from a business associate of CoJax.

Stock

Transfer

Agent:Southern Stock Transfer Company, located at 1899 Lake Road, Suite 210, Hiram, Georgia 30141, is the stock transfer agent for CoJax.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before making a decision to invest in our common stock. We have no revenue-generating operations as of the date of this prospectus and, even if we acquire Barrister, we will not have revenue generating operations that will fund CoJax and Barrister operating overhead. When we have revenue-generating operations, our business, operating results, financial condition, or prospects could be materially and adversely affected by any of these risks and uncertainties. In that case, the trading price of common stock, when and if publicly traded, could decline, and you might lose all or part of your investment. Even when publicly traded, our common stock my lack the primary market makers and institutional investor support to allow sustained appreciation in market price or protect the common stock from volatility due to day traders or other downward market pressures. As an early development stage company with no public market for our common stock, there is a substantial risk of loss of investment and lack of liquidity. The risks and uncertainties discussed below are not the only ones we face. Risks could also harm our business, operating results, financial condition, or prospects, and uncertainties not currently known to us or that we currently do not believe are material, and these risks and uncertainties could result in a complete loss of your investment. An instance of unforeseen circumstances is the COVID-19 pandemic and its significant and ongoing adverse impact on oil consumption and the market price for oil. As of the date of this prospectus, the duration and severity of the COVID-19 pandemic are uncertain and will remain so as long as there is no effective, widely available vaccine, which vaccine, according to many U.S. health officials, will not be widely available until probably mid or late 2021.  In assessing the risks and uncertainties described below, you should also refer to the other information contained in this prospectus, including our consolidated financial statements, pro forma financial statements, and the related notes thereto, before making a decision to invest in our Common Stock.

The following Risk Factors apply to CoJax’s business and financial affairs prior to the consummation of the Exchange, unless stated otherwise or the context indicates otherwise. Risk factors pertaining to Barrister or to CoJax with Barrister as a wholly owned subsidiary will expressly reference Barrister or CoJax’s oil exploration or production operations. References to “operating assets” means Barrister’s oil and gas exploration and production rights and drilling equipment. “You,” “your,” and “investor” refer to prospective investor. “We,” “our,” “us,” “CoJax,” and “Company” refer to CoJax Oil and Gas Corporation.  “CoJax-Barrister” refers to CoJax with Barrister as a wholly owned subsidiary and assumes consummation of the Barrister Agreement.  References to “consummation of Barrister Agreement” means the closing of that agreement in accordance with its terms, including consummation of the Exchange. WE HAVE NOT CONSUMMATED THE EXCHANGE OR BARRISTER AGREEMENT AS OF THE DATE OF THIS PROSPECTUS.

RISKS RELATED TO OUR BUSINESS AND BARRISTER’S BUSINESS

Public Auditors of CoJax have stated a substantial doubt about CoJax as an ongoing concern in the Fiscal Year 2019 Report of Independent Registered Public Accounting Firm, dated March 30, 2020, due to negative cash flow and negative working capital. The Those negative financial conditions persist and may not be remedied by acquisition of Barrister. Fiscal Year 2019 Report of Independent Registered Public Accounting Firm, dated March 30, 2020, is included in the financial statements to this prospectus.  Management concluded that factors raise substantial doubt about our ability to continue as a going concern. Company has suffered recurring losses from operations and has had no revenue generating operations since its incorporation and is subject to significant uncertainty with respect to its future and its ability to successfully implement its proposed business plan, even if the Barrister Agreement is consummated.  Our ability to continue operations as well as implement our business plan are both subject to raising sufficient working capital from investors or lenders in 2021. Our consolidated financial statements at December 31, 2019 and December 31, 2018, and for the periods then ended, were prepared assuming that we will continue as a going concern and accordingly, the accompanying financial statements in this prospectus do not include any adjustments that might be necessary should we be unable to continue as a going concern. However, we do not have adequate cash on hand to fund our anticipated expenses past the next 12 months without obtaining significant additional financing. We have relied on personal loans from our chief executive officer to fund CoJax overhead, but his ability and willingness to funding CoJax may not extend beyond 2020.  This raises substantial doubt about our ability to continue as a going concern. Such determination could materially limit our ability to raise additional funds through the issuance of debt or equity securities or otherwise. There is no assurance that sufficient financing will be available when needed to allow us to continue as a going concern.  The acquisition of Barrister will not remedy CoJax’s funding needs as revenues produced by Barrister drilling operations cover Barrister’s working capital needs and little if any more than those working capital needs. The perception that we may not be able to continue as a going concern may also make it more difficult to operate our business due to concerns about our ability to meet our contractual obligations as well as severely hamper our ability to raise additional, necessary working capital.

CoJax efforts in the past to raise working capital have been unsuccessful, including the effort to raise working capital in its initial public securities offering.  CoJax filed its initial public securities offering Form S-1 registration statement (Commission File Number 333-232845) (“I.P.O.”) on July 26, 2019 and it was declared effective by the Commission on August 12, 2019.  The I.P.O. registered 3 million shares of common stock for offer or sale, but CoJax was unable to sell any shares under the I.P.O. prior to the termination of the I.P.O. offering and CoJax has filed to deregister the shares offered under the I.P.O.  This Offering may also fail to raise any or sufficient working capital for necessary operating expenses of CoJax or expansion of Barrister oil drilling operations.

CoJax’s working capital needs will increase when and if CoJax obtains quotation of its common stock on NASDAQ Capital Markets due to costs associated with that quotation, including fees paid to NASDAQ Capital Markets and increased legal and accounting costs due to need to comply with NASDAQ regulation.  CoJax projects that its annual operating costs will increase by at least $100,000 in 2021 if CoJax is able to quote its common stock on NASDAQ Capital Market in 2021 and due to NASDAQ Capital Market fees and increased accounting and legal fees from being subject to NASDAQ regulation and investor relations and stock transfer costs.  Annual premium for directors and officers liability insurance could add an additional $120,000 or more to annual 2021 overhead for CoJax.  CoJax has not obtained quotes on general liability insurance for enhanced oil drilling operations and a deep drilling oil rig, but the cost of that insurance coverage may be prohibitively expensive.

The impact of COVIOD-19 pandemic and volatility of market price for oil in 2019 and 2020 further hamper efforts to raise additional working capital by creating economic uncertainty and heightened risks in lending or investing in oil production.

Our ability to continue as a going concern is contingent upon, among other factors, the sale of Shares in this Offering or obtaining alternative debt or equity financing. We cannot provide any assurance that we will be able to raise necessary working capital for CoJax operating overhead and expansion of Barrister drilling operations. If we are unable to secure this additional capital, we may be required to suspend operations as CoJax-Barrister operations are already being run to minimize operating costs. It is not possible for us to predict at this time the potential survival of CoJax-Barrister business. The potential future revenue and income of our proposed CoJax-Barrister operations are currently unknown, as is the impact of Barrister as a wholly owned subsidiary of CoJax on CoJax efforts to raise additional working capital.  Barrister’s revenues are limited and dedicated to pay for Barrister operations.  We do not believe that Barrister revenues would be sufficient to be used for CoJax overhead working capital needs.  If we cannot continue as a viable entity, you would lose all or most of your investment in the Shares and Barrister may be sold or, if the Exchange is rescinded in accordance with the Barrister Agreement, lost as a CoJax subsidiary.

Under the Barrister Agreement, CoJax and Barrister’s Members (jointly but not severally) each have the right to rescind the Exchange after the closing of the Exchange if certain triggering events occur.  Any rescission of the Exchange after its closing could have significant adverse consequences for CoJax and Barrister.  The existence of the rescission rights could hinder efforts of CoJax to fund any expansion of oil exploration and production operations or discourage investor investment in the Offering. CoJax will have the right to rescind the Exchange prior to July 1, 2021 (“Rescission Deadline”) upon the occurrence of any of the following:  (a) any former Member of Barrister files a petition for protection from creditors under any chapter of the U.S. Bankruptcy Code, and that petition is not withdrawn within sixty (60) days, or a receiver or other liquidating officer is appointed for substantially all of the assets or business of a Member,  (b) or if Barrister makes an assignment for the benefit of creditors of all or substantially all of its operating assets; or (c) if CoJax does not acquire 100% of Membership Interests of Barrister in the Exchange at the closing of the Barrister Agreement.

Rescission Rights of Barrister Members. Barrister’s post-Exchange Members who will become shareholders of CoJax in the Exchange will have the right to jointly, but not severally, rescind the Exchange upon occurrence of any of the triggering event prior to the expiration of the Rescission Period: (a) CoJax files a petition for protection from creditors under any chapter of the U.S. Bankruptcy Code and that petition is not withdrawn within sixty (60) days; or (b) CoJax is declared insolvent by a court of competent jurisdiction, or CoJax’s Board of Directors approves a plan of complete liquidation; or (c) if CoJax has not been issued a trading symbol for its Common Stock by Financial Industry Regulatory Authority or “FINRA” within ninety (90) days of the consummation of the closing of the Barrister Agreement; or (d) if CoJax’s Common Stock has not been listed on: the New York Stock Exchange or NYSE American Exchange; or quoted on NASDAQ Capital Markets; or quoted or listed on any successor market to the foregoing, by the first annual anniversary of the effective date of the Barrister Agreement.

CoJax intends to seek quotation of its common stock on the NASDAQ Capital Markets in 2021.  CoJax may not meet NASDAQ Capital Markets standards for quotation of stock or be approved for quotation of its common stock on NASDAQ Capital Markets by the deadlines imposed under the Barrister Agreement and that occurrence would allow the Barrister Members, if they act jointly, to rescind the Exchange and terminate CoJax’s ownership of Barrister.

With the specter of a post-Exchange rescission, investors may not invest in this Offering and lenders or other investors are more likely to refuse to provide funding to CoJax or Barrister due to the uncertainty of continuity of operations as CoJax-Barrister.  Further, rescission of the Exchange could expose CoJax and Barrister to potential liabilities from following lawsuits or other legal proceedings: (1) public CoJax shareholders suing and alleging the rescission violates fiduciary duties of management, (2) CoJax or Barrister being sued over liabilities resulting from the rescission of the Exchange, and (3) third party lawsuits based on the rescission of the Exchange causing breaches of contractual obligations of CoJax, Barrister or CoJax-Barrister, which third parties could include vendors, suppliers, contract workers or customers. CoJax could also face possible environmental liabilities over Barrister operations while CoJax was the sole Member of Barrister.

Any rescission of the Exchange would result in Barrister no longer being an operating subsidiary of CoJax and, as such, CoJax losing its oil exploration and production operations and revenues and Barrister Oil Rights, and return Barrister to being privately held company without the benefit of being part of a public company. Rescission of the Exchange may also impose additional transaction, legal, and accounting costs on CoJax, which costs could be significant or beyond the immediate ability of CoJax to pay.

The closing of the Barrister Agreement is subject to conditions.  While CoJax expects all conditions to the closing of the Barrister Agreement to be satisfied by October 20, 2020, or shortly thereafter, any failure to close the Barrister Agreement and Exchange in a timely manner or at all could have material adverse impact on CoJax and Barrister. The completion of the Exchange and closing of the Barrister Agreement are subject to a number of conditions. If the Exchange is not completed under the Barrister Agreement, then CoJax’s and Barrister’s respective ongoing businesses, financial condition, financial results and, if publicly traded, the stock prices of the CoJax common stock may be materially adversely affected and, without realizing any of the benefits of having completed the Exchange. If the Exchange is not consummated, then CoJax and Barrister will be subject to a number of risks, including the following:

•CoJax may not qualify for quotation of its common stock on NASDAQ Capital Market;

•CoJax may not be able to find a party willing to enter into a transaction on terms equivalent to or more attractive than the terms in the Barrister Agreement;

•Time and resources committed by CoJax’s and Barrister’s respective management to matters relating to the Barrister Agreement.

If the Barrister Agreement is consummated, the CoJax will assume a $2.7 Million Promissory Note issued by Barrister to acquire Barrister Oil Rights - the “Assumed Debt.”  The Assumed Debt is secured by the Barrister Oil Rights and evidenced by a promissory note issued to C.O.P., who was the prior owner of those rights. The Assumed Debt is due and payable in a lump sum on July 1, 2021 (maturity date). If the Exchange is consummated, then CoJax will assume the Assumed Debt and CoJax will have to raise money or restructure the Assumed Debt to avoid a default under the promissory note for the Assumed Debt and do so by July 1, 2021. A default under the promissory note could result in litigation causing the bankruptcy or insolvency of CoJax-Barrister.  Any default on the Assumed Debt could result in the levy on and subsequent loss of Barrister Oil Rights. There is no assurance given that CoJax can pay off or restructure the Assumed Debt and avoid the potentially catastrophic financial consequences of a default.  The raising of funds to pay off the Assumed Debt is a potentially daunting task under current and projected economic and oil industry conditions imposed by the ongoing COVID-19 pandemic and disruptive impact of possible production disputes among members of OPEC (especially Saudi Arabia and Russia), both of which cause erratic and depressed global and domestic market prices for oil.  The drop in consummation of oil due to the COVID-19 pandemic has also resulted in oil inventory surpluses that have lowered the global and domestic market price for oil.  It is uncertain if C.O.P. would agree to restructure the Assumed Debt as of the date of this prospectus or prior to maturity date of the promissory note.  There is no certainty about when the adverse impact of the COVID-19 epidemic will end, especially since some U.S. Government health officials have stated that an effective vaccine may not be widely available until mid or late 2021. Neither CoJax nor Barrister has the funds, liquid assets, or funding commitment to pay off the Assumed Debt as of the date of this prospectus. There is a substantial risk of business failure posed by the Assumed Debt to CoJax if CoJax assumes it and if the Assumed Debt cannot be paid off or restructured prior to July 1, 2021.

The Assumed Debt could impose other risks on CoJax and CoJax-Barrister, including, but not limited to:

•Increasing its vulnerability to general adverse economic and industry conditions by making CoJax-Barrister less financially attractive to lenders and investors or increasing the lending or investment risk of CoJax-Barrister to a point where it fails to meet lending criteria or investor risk limits;

•Limiting its flexibility in planning for, or reacting to, challenges and opportunities, and changes in its businesses and the markets in which it operates, by limiting cash available for revenue-generating operations or acquisition of new oil exploration and production leases and rights;

•Limiting its ability to obtain additional, necessary financing to funding for working capital, capital expenditures, acquisitions, and debt service requirements and other financing needs; and

•Placing it at a competitive disadvantage to competitors that have less debt or greater cash flow and are seeking oil-drilling/production financing or funding.

CoJax senior officers are not experienced in the management of oil and gas exploration and production operations and may be inadequate or ill-equipped to successfully manage a public company with oil drilling and production operations. While CoJax’s senior officers are experienced business executives and Jeffrey Guzy, CoJax’s sole director and Chief Executive Officer, has prior experience as an executive for public companies and as a director of public companies, and Mr. Guzy was previously a senior executive of a private company that owned C.O.P., he was not involved and is not experienced in the daily operational management of oil exploration and production operations.  The oil and gas production industry presents unique challenges to the management of a public company in that industry. Such challenges include understanding the complex federal, state and local regulations and laws governing or affecting oil and gas drilling and production; understanding the complexities of selling crude oil in the global crude oil market, including hedging strategies; successfully developing a small oil drilling and production company in any industry with numerous domestic and foreign competitors, most of whom have significantly greater: financial resources; market share and power; distribution channels; production and storage capacity as well as far greater oil reserves under control or ownership;  more experienced and numerous management and operations personnel; access to necessary drilling and production equipment; ability to navigate and hedge against erratic global market for crude oil; financial reserves that allows the competitor to survive suspension of operations and inability to sell oil production at all or at a price that generates acceptable profit margins; influence over customers, distributors of oil, regulators and legislators; and ability to successfully plan and prepare for changes in oil and gas industry due to: emergence of non-fossil fuel means of transportation, especially electric power vehicles; legislative and regulatory changes caused by concerns over global warming and pollution in general and a desire to reduce use of fossil fuels, especially oil; impact of COVID-19 pandemic in 2020 and 2021 and future years if COVID-19 is a reoccurring or seasonal virus without an effective, long lasting vaccine; emergence of new virus pandemics with greater lethality and contagion than COVID-19; changes in political party in control of Executive and Legislative Branches of the U.S. Government and their legislative and regulatory agenda for oil and gas and climate control; and other future circumstances or developments that are not foreseeable as of the date of this prospectus.

Since none of the CoJax senior officers are experienced in management of oil exploration and production companies, CoJax management will rely on the guidance of Jeffrey Delancey, who is a member of Barrister on a part-time basis and is an experienced oil exploration and production executive at the public company level.  Further, CoJax will rely on experienced contractors, like C.O.P., and Barrister’s other principals to conduct CoJax-Barrister’s day-to-day oil drilling and production operations.  This reliance on Barrister principals and contractors, especially with Mr. Delancey and other Barrister principals not being working on a full-time basis on Barrister matters, makes CoJax vulnerable to the adverse impact of the loss Mr. Delancey’s experience and participation in management.  None of the other principals of Barrister may be suitable or willing to replace Jeffrey Delancey as an operational manager of Barrister, especially since they have other business obligations and. interests. If CoJax expands oil production or acquires new oil exploration and production rights and leases, then CoJax-Barrister would in all likelihood have to engage additional, experienced contractors or employ a full time oil drilling and production operational executive or manager to handle the increased oil drilling and production.  The funds for an expanded management team would have to come from the net proceeds of this Offering or other funding sources. If CoJax and Barrister do not engage adequate, experienced managers and officers when and if oil production expands, this deficiency may adversely impact the ability of CoJax and Barrister to manage its operations. As such, CoJax and Barrister management may be unable to efficiently manage and operate any expanded, significant oil production and CoJax-Barrister may not develop a profitable, sustainable oil production business.

This Offering, if successful in selling all or most of the Shares, the net Offering proceeds may not be sufficient to fund all of the necessary working capital needs of CoJax and CoJax-Barrister. CoJax estimates that it requires at least $500,000 for CoJax overhead in 2021, including estimated insurance premiums, accounting/legal costs and personnel costs, NASDAQ Capital Market fees.  Based on anecdotal evidence and industry sources, CoJax believes that establishing a deep drilling rig will cost at least $60,000 and drilling to 10,000 feet will cost at least $2,200,000.  Actual costs may exceed these estimates due to changing economic, market, regulatory and other conditions and factors.  This Offering may not produce sufficient working capital for CoJax-Barrister working capital needs unless the entire 6 million Shares are sold and sold in time to fund working capital needs as they arise. If the Offering fails to raise sufficient funding, CoJax-Barrister will be forced to seek other funding, which funding, especially debt financing, may impose restrictions on operations or be so costly as to severely limit potential profitability of CoJax-Barrister oil production, or be unavailable in sums and in time to meet CoJax-Barrister’s needs.  The I.P.O. of CoJax failed to raise any working capital. If this Offering fails to raise sufficient working capital as needed, CoJax may be unable to fund the expansion of Barrister oil drilling operations or pay for CoJax’s operating costs.

CoJax has no operating history with revenue-generating operations, and Barrister has a limited history of owning and operating oil and gas exploration and production operations.  CoJax was formed in 2017 and has never had any revenue-generating operations. Further, Barrister’s drilling operations are minimal and commenced in 2019.  There is insufficient operating history for an investor to adequately evaluate these companies as an oil and gas production company, either combined or as separate entities. While Barrister Oil Rights have a longer history of production, that history was minimal in terms of production and does not reveal the potential oil production and profitability of Barrister Oil Rights. The lack of operating history increases the risk of investing in the Shares.  Further, the lack of a more extensive operating history may discourage lenders or funding sources from providing working capital to CoJax or Barrister.  There is no assurance that the Barrister Oil Rights will produce oil on a profitable basis, even with deep drilling rigs.  Investors should carefully consider the lack or operating history of CoJax and Barrister and the lack of any significant oil production from the Barrister Oil Rights prior to making an investment decision about the Shares.

We may have difficulty managing growth in our business, which could adversely affect our financial condition and results of operations.  As an early development stage company, growth in accordance with our business plan, if achieved, could place a significant strain on our financial, technical, operational, and management resources. As we expand our activities and increase the number of projects we are evaluating or in which we participate, there will be additional demands on our financial, technical, operational, and management resources. The failure to continue to upgrade our technical, administrative, operating, and financial control systems or the occurrences of unexpected expansion difficulties, including the failure to recruit and retain experienced managers, geologists, engineers, and other professionals in the oil and natural gas industry, whether as contractors or employees, could have a material adverse effect on our business, financial condition and results of operations and our ability to timely execute our business plan.  Our ability to succeed depends in part on the ability of CoJax and Barrister management to handle any growth in oil drilling and production and add qualified personnel and retain qualified personnel as any growth requires to competently manage the growth.  If we are unable to manage growth and its challenges, then CoJax-Barrister may never be a profitable or sustainable enterprise.

We may incur losses as a result of title defects in the properties in which we invest.  It is the normal practice in oil and gas exploration industry for the person or company acting as the operator of the oil rig or well to obtain a preliminary title review to ensure there are no obvious defects in title to the well. Frequently, as a result of such examinations, certain curative work must be done to correct defects in the marketability of the title, and such curative work entails expense. Our failure to cure any title defects may delay or prevent us from utilizing the associated mineral interest, which may adversely impact our ability in the future to increase production and reserves. Additionally, undeveloped acreage has greater risk of title defects than developed acreage. If there are any title defects or defects in the assignment of leasehold rights in properties in which we hold an interest, we will suffer a financial loss.

Under the C.O.P. Agreements, Barrister had until August 31, 2019, to assert any title defects for the Barrister Oil Rights, and Barrister asserted no such title defects.  If there are title defects to the Barrister Oil Rights, then Barrister has effectively waived the right to object and would have no recourse for the financial consequences of any title defects. As such, CoJax may have no recourse if the Barrister Oil Rights have any title defects that prevent oil exploration and production.

With respect to future acquisitions of oil and gas exploration and production rights and leases after the acquisition of Barrister, if any, those rights and leases may not produce oil as projected, and we may be unable to determine reserve potential, identify liabilities associated with the properties that we acquire or obtain protection from sellers or lessors against such liabilities. Acquiring oil and natural gas exploration and production rights and leases requires us to assess reservoir and infrastructure characteristics, including recoverable reserves, development and operating costs, and potential environmental and other liabilities. This review will not necessarily reveal all existing or potential problems. In the course of our due diligence, we may not inspect every well or pipeline. We cannot necessarily observe structural and environmental problems, such as pipe corrosion, when an inspection is made. We may not be able to obtain contractual indemnities from the seller or lessors for liabilities created prior to our purchase or lease of the property. We may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with our expectations.  These risks could render unprofitable our drilling operations and significantly impact the overall financial performance and condition of CoJax-Barrister.

CoJax-Barrister needs additional working capital to fund the expansion of drilling operations to progress beyond a subsistence level of oil-based revenue.  Small independent oil producers like CoJax-Barrister often experience an inability to obtain affordable debt or equity financing for expanding oil production due to limited collateral and limited oil production and revenues from operations.  Under the chaotic market conditions for oil in 2020 to date, CoJax and Barrister may be unable to obtain funding for the growth of drilling operations in 2020 or 2021.

Obtaining financing, including the costs of such financing, will be dependent on numerous factors, including:

•general economic and capital market conditions, including the then-prevailing interest rate environment;

•credit availability from banks and other financial institutions willing to lend to small oil producers and willing to accept oil reserve estimates without actual corresponding oil production, or willing to lend without hard assets as collateral;

•investor confidence in us and our ability to increase oil production from the operating assets;

•our financial performance, especially our cash flow and profitability from operations or lack thereof;

•our level of any of our indebtedness and our compliance with covenants in debt agreements for such financing;

•attaining and maintenance of acceptable credit ratings or credit quality;

•availability of government financial assistance, including COVID-19 pandemic funding; and

•provisions of tax and securities laws that may impact raising capital.

If we are unable to fund our working capital requirements, we may be required to curtail or suspend any existing operations relating to the exploration and development of oil, which in turn could lead to a possible loss of rights or leases to explore for oil and a decline in our oil reserves, or we may be otherwise unable to implement our business development plan, complete acquisitions or take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on any future production, revenues, and results of operations.

CoJax’s Business Plan may not succeed, and CoJax may be unable to attain funding for an alternative business plan.   CoJax’s business plan is to acquire oil exploration and production rights and leases in Gulf States Drilling Region with reserves that have not been extensively exploited, attain funding for enhanced exploration and production, and then use the cash flow from existing operations to seek new oil exploration and production rights and leases to exploit.  This bootstrap approach to progressing from an early development stage company to a small oil and gas production company with growing, profitable operations is subject to failure if affordable, adequate and timely funding is not attained or if CoJax acquires oil exploration and production rights and leases with reserves that prove to be unprofitable due to drilling costs, dry holes or market conditions for crude oil. An engineering reserve report does not mean that the projected reserves exist in stated amounts or can be profitably produced and sold. Further, the global demand for oil may decrease due to a number of factors beyond CoJax’s control or ability to foresee.

We are entering a highly competitive and highly capital-intensive industry, and any oil production may be insufficient to fund, sustain, or expand revenue-generating operations.   The oil drilling exploration and production business are capital intensive due to the cost of experienced personnel; equipment and other assets required to drill, produce and store oil; regulatory compliance costs; potential liability exposures and financial impact; and risk of unpredictable volatility in oil market prices and predatory pricing by competitors.  Drilling requires an upfront payment of operational costs with no guarantee that actual oil production will cover such expenses.  “Dry” holes for the first and/or second oil wells could deplete any available funding raised by the CoJax-Barrister and render the CoJax-Barrister insolvent.

The actual amount and timing of our future capital expenditures may differ materially from our estimates as a result of, among other things, market oil prices, actual drilling results, the availability of drilling rigs and other services and equipment, and regulatory, technological, and competitive developments.  Neither CoJax nor Barrister has cash flow or cash reserves sufficient to fund more extensive and deep drilling on Barrister Oil Rights.  While CoJax will seek such funding, there can be assurances that CoJax can obtain funding that will be sufficient to fund deep drill wells, which are needed to produce any significant levels of oil production.

Future cash flow from CoJax-Barrister’s operations and access to capital are subject to a number of variables, including:

•the market prices at which our oil production is sold;

•our proved reserves;

•the level of hydrocarbons we can produce from any future oil wells;

•our ability to acquire, locate and produce new oil reserves;

•the levels of our operating expenses;

•reduction and stabilization of the impact of COVID-19 pandemic’s ongoing disruption of and reduction in the U.S. and global demand for oil, and reduction of COVID-19 pandemic’s significant disruption and depression of U.S. and global economic activity.  These improvements may only come with the development of an effective, widely available vaccine and that development may not occur until 2021, if at all;

•greater availability of funding for oil exploration, which funding has always been challenging to obtain without a proven track record of profitable oil production; and

•our ability to obtain and then borrow under any loan or revolving credit facility and, when and if our common stock is publicly traded, our ability to access the capital markets. Without quotation of the common stock on NASDAQ Capital Market and primary market maker or institutional investor support, our common stock may not reach market prices that allow us to capitalize on the public equity markets for needed funding.

Due to our contractor model of operations, we will be vulnerable to any inability to engage or retain qualified operational personnel for new or existing drilling operations. Loss of key operational personnel could cause suspension of any expanded drilling operations.  CoJax’s and Barrister’s operation plan depends on a teaming/contractor approach to operate oil rigs.  CoJax and Barrister may be unable to locate or retain a sufficient number of qualified independent contractors to operate a new or existing oil rigs.  Finding and engaging qualified independent contractors will be essential to commencing, expanding, and sustaining drilling operations. Since CoJax-Barrister will, in all likelihood, depend on one or two new oil rigs at the start of operations after raising sufficient working capital, any inability to engage or retain qualified independent contractors would be potentially fatal to our efforts to establish increased revenue-generating operations. The use of independent contractors also poses the risk of such personnel leaving for more lucrative opportunities with competitors or other oil producers. Many of our competitors can afford more lucrative compensation packages for qualified personnel. We lack the resources to effectively compete against larger competitors for operational personnel, especially against competitors with liquid public markets for their capital stock and the ability to offer attractive stock-based incentive compensation.

The loss of key personnel by CoJax-Barrister, including operational personnel of COP used to manage Barrister’s oil production business, or COP’s refusal to continue to manage Barrister oil  drilling and production, could undermine the ability of CoJax-Barrister to manage operations and implement the CoJax business plan.

Neither CoJax nor Barrister have key-man insurance or the available cash to easily employ or engage experienced, full time outside senior management personnel.

If Barrister produces oil on a more extensive and regular basis from enhanced drilling operations, the marketability of oil production will be dependent upon transportation and other facilities, certain of which Barrister does not control. If these facilities are unavailable, our operations could be interrupted, and our revenues reduced. The marketability of oil production will depend upon the availability, proximity, and capacity of transportation facilities owned by third parties. Any oil production will be transported from the wellhead to gathering systems. The oil is then transported by the purchaser by truck or other means to a transportation facility. Neither CoJax nor Barrister will control most of these third-party transportation means and facilities, and access to them may be limited or denied. If in the future, CoJax-Barrister is unable, for any sustained period, to implement acceptable delivery or transportation arrangements or encounter production related difficulties, it may be required to shut in or curtail production. Any such shut-in or curtailment, or an inability to obtain favorable terms for delivery of the oil produced, would materially and adversely affect CoJax-Barrister’s efforts to attain or sustain revenues from operations and improved future financial condition and results of operations.

With any expanded oil exploration and drilling, CoJax-Barrister will eventually need to replace existing oil reserves with new oil reserves and develop those oil reserves. Failing that, oil reserves and production will decline, which would adversely affect future cash flows and results of operations. Once CoJax-Barrister starts increased oil production, then producing oil reservoirs generally will be characterized by declining production rates that vary depending upon oil reservoir characteristics and other factors. Unless CoJax-Barrister conducts successful ongoing exploration and development activities or continually acquires properties containing proved reserves, proved reserves would decline as those reserves are produced. Future reserves and production, and therefore future cash flow and results of operations, are highly dependent on the success in efficiently developing current reserves and economically finding or acquiring additional recoverable oil reserves. CoJax-Barrister may not be able to develop, find, or acquire sufficient additional reserves to replace our current and future production. If they are unable to replace current and future oil production, the value of existing reserves will decrease, and business, financial condition, and results of operations would be materially and adversely affected.

Seismic studies do not guarantee that oil or hydrocarbons are present or, if present, will produce in economic quantities.  Oil exploration and production companies, like Barrister, rely on seismic studies to assist in assessing prospective drilling opportunities on oil and gas properties, as well as on properties that a company may acquire. Such seismic studies are merely an interpretive tool and do not necessarily guarantee that hydrocarbons are present or, if present, will produce in economic or profitable quantities.

A substantial percentage of Barrister’s proved reserves consist of undeveloped reserves. As of the end of the 2019 fiscal year, approximately 95% of Barrister’s proved reserves were classified as proved undeveloped reserves. These reserves may not ultimately be developed or produced. As a result, we may not find commercially viable quantities of oil and natural gas, which in turn may have a material adverse effect on Barrister’s results of operation.

 Drilling for and producing crude oil are high-risk activities with many uncertainties that could adversely affect our business, financial condition, or results of operations. CoJax-Barrister’s drilling and operating activities will be subject to many risks, including the risk that CoJax-Barrister will not discover commercially productive reservoirs or dry wells. Drilling for crude oil can be unprofitable, not only from dry holes but from productive wells that do not produce sufficient revenues to return a profit. Any future drilling and production operations may be curtailed, delayed, or canceled as a result of other factors, including the following:

•unusual or unexpected geological formations and miscalculations;

•fires from drilling or transport of oil or gas;

•explosions and blowouts;

•pipe or cement failures or breakdown or malfunction of oil drilling equipment;

•environmental hazards, such as natural gas leaks, oil spills, pipeline, and tank ruptures, encountering naturally occurring radioactive materials, and unauthorized discharges of toxic gases, brine, well stimulation and completion fluids, or other pollutants into the surface and subsurface environment;

•loss of drilling fluid circulation;

•title problems for the properties on which we drill and resulting restrictions or termination of lease for oil drilling and production operations;

•other facility or equipment malfunctions;

•unexpected operational events, especially the need to drill significantly deeper than originally contemplated or finding, despite an engineering study to the contrary, that the drilling site is a dry hole that produces no appreciable amounts of oil or no oil;

•shortages of skilled personnel or unexpected loss of key drilling and production workers, especially as a result of COVID-19 pandemic, which pandemic is significantly affecting the entire Gulf States Region as of the date of this prospectus;

•shortages or delivery delays of equipment and services;

•compliance with environmental and other regulatory requirements and any unexpected remedial requirements for violations of environmental or other regulatory requirements;

•changes in laws and regulations and the impact of those changes on us;

•environmental rights group activism and activities by non-governmental organizations to restrict the exploration, development, and production of oil and natural gas so as to minimize emissions of greenhouse gases or “GHGs”;

•natural disasters, like hurricanes and tropical storms (common events in Gulf States Drilling Region), flooding, tornadoes, earthquakes, or lightning strikes;

•vandalism, theft, acts of terrorism, or other interference in operations; and

•litigation that directly or indirectly hinders or suspends drilling operations, or regulatory action over missing, expired or defective permits or licenses; and

•loss of key operational personnel.

Any of these risks can cause substantial losses, including personal injury or loss of life; severe damage to or destruction of property and equipment as well as oil transportation facilities; pollution or other environmental contamination, and resulting remedial or clean-up responsibilities and repairs to resume operations; and regulatory fines or penalties. Insurance against all operational risks may not be available to CoJax or Barrister, or not affordable for either company.  Additionally, Barrister and CoJax may elect not to obtain insurance if they believe that the cost of available insurance is excessive relative to the perceived risks presented. The occurrence of an event that is not covered in full or in part by insurance could have a material adverse impact on CoJax’ or Barrister’s business activities, financial condition, and results of operations.  Presently, CoJax and Barrister do not have insurance for operational or general liabilities.  CoJax intends to purchase overall liability insurance with the proceeds of this Offering. We may not be able to afford insurance covering drilling, production, and storage of oil and establishing oil rigs unless we receive sufficient funding from this Offering and possibly other funding sources. Barrister has operated on the assumption that it would be able to self-fund any liabilities, which assumption is based on nominal production of oil.   This assumption may be untenable with any significant expansion of drilling.

The potential lack of availability of, or cost of, drilling rigs, equipment, supplies, personnel, and crude oil field services could adversely affect our ability to execute on a timely basis exploration and development plans within any budget. CoJax-Barrister may encounter an increase in the cost of securing needed drilling rigs, equipment, and supplies. Larger producers may be more likely to secure access to such equipment by offering more lucrative terms.  If CoJax-Barrister is unable to acquire access to such resources or can obtain access only at higher prices, its ability to convert oil reserves into cash flow could be delayed, and the cost of producing from those oil reserves could increase significantly, which would adversely affect results of operations and financial condition.  Barrister’s current drilling operations are limited, and availability of essential drilling assets may not become a risk factor until such time as CoJax-Barrister increases drilling operations.

We have broad discretion in the use of net proceeds from this Offering and may not use them effectively. Although we currently intend to use the net proceeds from this Offering in the manner described in “Use of proceeds” in this prospectus, we will have broad discretion in the application of the net proceeds and could spend the proceeds in ways that vary from those uses in Use of Proceeds. Pending use of the Offering proceeds, we may invest the net proceeds from this Offering in order to maintain value of our working capital and, such investments may not produce return income or may lose value.

Oil prices are volatile.   Any sustained decline in oil market prices could adversely affect CoJax-Barrister’s business, financial condition, and results of operations and its ability to meet capital expenditure obligations and financial commitments. The prices CoJax-Barrister receives for oil production will heavily influence revenues, any profitability, access to capital, future rate of growth, and carrying value of oil production properties. Oil is a commodity, and its price may fluctuate widely in response to relatively minor changes in the supply of and demand for oil and market uncertainty. Lower commodity prices may reduce cash flows and borrowing ability. If CoJax-Barrister is unable to obtain needed capital or financing on satisfactory terms, its ability to develop future reserves will be adversely affected. If drilling operations are curtailed, then CoJax-Barrister may be unable to continue to hold leases and drilling rights that are scheduled to expire, which may further reduce oil reserves. As a result, a substantial or extended decline in commodity prices may materially and adversely affect future business, financial condition, results of operations, liquidity, and ability to finance planned capital expenditures.

Historically, oil prices have been volatile due to sensitivity to political and economic developments or crises. The prices CoJax-Barrister receives for oil production, and the levels of oil production, depend on numerous factors beyond CoJax-Barrister’s control, which include the following:

•worldwide and regional economic conditions impacting the global supply and demand for oil and the impact and duration of the effect of the COVID-19 pandemic in the U.S. and elsewhere.  The continuing spread of COVID-19 pandemic, especially in the Gulf States Region, will negatively impact the U.S. economy, demand for oil, and ability to operate oil drilling rigs.  The COVID-19 pandemic has the potential to undermine CoJax plans to try to establish a sustainable oil production business in 2021.  Any vaccines may prove ineffective or providing a limited immunity period.  Further, the COVID-19 virus may cycle in waves or become a seasonal threat to U.S. and other parts of the world (according to U.S. Government medical experts);

•the price and quantity of foreign imports of oil and impact on U.S. oil producers;

•political and economic conditions in or affecting other oil-producing regions or countries, including the Middle East, Africa, South America and Russia, which can affect global oil market price;

•actions of the OPEC, its members and other state-controlled oil companies relating to oil price and production controls, especially production disputes between Saudi Arabia and Russia, who often have differing goals;

•the level of global exploration, development, and production of oil;

•the level of global oil inventories – COVID-19 pandemic has been creating surpluses in oil inventories;

•prevailing prices on local price indexes for oil in the area in which Barrister operates and sells;

•the proximity, capacity, cost, and availability of oil gathering and transportation facilities;

•localized and global oil supply and demand fundamentals and transportation availability;

•the cost of exploring for, developing, producing and transporting oil which cost may go up due to oil storage surpluses created by COVID-19 pandemic;

•weather conditions and other natural disasters, and storms in the Gulf States Drilling Region appear to increase in intensity due to global warming and in the past five years;

•technological advances affecting oil consumption, especially the growing production of electric-powered cars, trucks, and buses;

•the price and availability and consumer demand for alternative fuels to oil and reduction in use of products that are made from oil, especially certain plastics, which demand is fueled by environmental concerns;

•expectations about future commodity prices, which is unpredictable due to inability to forecast the duration and scope of impact of COVID-19 pandemic;

•climate control legislation that increases the cost and lowers the demand for oil by providing incentives and tax benefits for use of non-oil fuels, reducing tax allowances and increasing tax on use of oil-based fuels and imposing limits on use of oil-based fuels; and

•impact of existing U.S. federal, state and local and non-U.S. governmental regulation and taxes.

Conservation measures and technological advances could reduce demand for oil. Fuel conservation requirements,  development and industry trend towards electrical motor vehicles and trucks (coupled with improvements in the economy and performance of electrical vehicles); alternative fuel requirements, increasing consumer demand for “green” alternatives to oil, technological advances in fuel economy and energy generation devices will in all likelihood reduce ongoing demand for oil. The impact of the changing demand for oil may have a material adverse effect on CoJax-Barrister’s business, financial condition, results of operations, and cash flows.  Growing global and U.S. public support for climate control laws and actions, a shift caused by mounting scientific evidence of the legitimacy of concerns about the devastating potential of unchecked global warming caused by fossil-fuel use,  will also in all likelihood impose a legal or regulatory environment hostile to oil use.  While the current administration in the White House has sought to roll back or eliminate conservation and environmental restrictions and burdens on fossil fuel industries, the courts have blocked some of those efforts, and private sector development of new technologies, like electric-powered vehicles, continues a trend to reduce reliance on oil in some industrial sectors.

Any oil exploration and production operations that we acquire, including Barrister, may not be able to keep pace with technological developments in the oil and gas industry.  The oil and gas industry are characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. Fracking is one example. As others use or develop new technologies, any oil exploration and production operations that we may acquire may be placed at a competitive disadvantage, or competitive pressures may force us to implement those new technologies at substantial costs. In addition, oil companies may have far greater financial, technical, and personnel resources that allow them to enjoy technological advantages and may, in the future, allow them to implement new technologies before any of our acquired operations can. We or any acquired oil exploration and production operations may not be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost. If one or more of the technologies that any acquired oil exploration and production operation uses were to become obsolete and that operation could not use the most advanced commercially available technology, the operation’s business, financial condition, and results of operations could be materially adversely affected.

Cyber-attacks targeting systems and infrastructure used by the oil and gas industry may adversely impact our operations. Oil and gas exploration and production companies have become increasingly dependent on digital or online or wireless technologies to conduct certain exploration, development, production, and financial activities. If any oil and gas exploration and production operation that we acquire depends on digital, online, or wireless technology to estimate quantities of oil and gas reserves and management oil production and distribution, then its process and record financial and operating data, seismic and drilling information, and communications with its employees and third-party partners will be vulnerable to cyber-attacks or hacking or malware infection. Unauthorized access to seismic data, reserves information, or other proprietary information could lead to data corruption, communication interruption, or other operational disruptions in exploration or production operations. Also, computers control nearly all of the oil and gas distribution systems in the United States and abroad, which are necessary to transport our production to market. A cyber-attack directed at oil and gas distribution systems could damage critical distribution and storage assets or the environment, delay or prevent delivery of production to markets and make it difficult or impossible to accurately account for production and settle transactions. While Barrister has not experienced cyber-attacks, there is no assurance that Barrister or other acquired operations will not suffer such attacks and resulting losses in the future. The limited operations of CoJax and Barrister and resulting limited reliance on digital, online, and wireless technologies have reduced the level of cyber-attack risks, but, as CoJax-Barrister operations expand,  the reliance on digital, online, and wireless technologies will increase and exposure to cyber-attack will increase.  CoJax-Barrister will have to fund and develop enhanced technological and internal control protections against heightened risk of cyber-attacks. Further, as cyber-attacks continue to evolve, any acquired operations may be required to expend significant additional resources to continue to modify or enhance its protective measures or to investigate and remediate any vulnerability to cyber-attacks.

Each party is subject to business uncertainties and contractual restrictions while the proposed Exchange is pending, which could adversely affect each party’s business and operations. In connection with the pendency of the closing of the Exchange, it is possible that some customers, suppliers, and other persons with whom Barrister has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with Barrister, as the case may be, as a result of the Exchange, which could negatively affect Barrister’s respective revenues, earnings and cash flows or cause holders of oil exploration and production leases or rights of the Barrister Oil Rights to re-examine or challenge the right of Barrister to continue to exercise its rights under those oil exploration and production leases and rights, regardless of whether the Exchange is completed.

While the Barrister Agreement is in effect and enforceable, Section 4.16 of the Barrister Agreement bars Barrister and its Members from seeking third party bids to acquire Barrister or its issued Membership Interests.  As of the date of this prospectus, CoJax is focused on closing the Barrister Agreement and is not seeking or entertaining alternative deals to the Barrister Agreement.

Each of the risks described above may be exacerbated by delays or other adverse developments with respect to the completion of the Exchange.

The conditions to closing the Barrister Agreement have been met and CoJax contemplates closing the Barrister Agreement on October 20, 2020.

Certain U.S. federal income tax deductions currently available with respect to oil and natural gas drilling and development may be eliminated as a result of future legislation. Possible elimination of certain key U.S. federal income tax incentives currently available to oil and gas exploration and production could be eliminated in the future. If enacted into law, any such proposals would eliminate certain tax preferences applicable to taxpayers engaged in the exploration or production of natural resources. These changes may include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and natural gas properties, (ii) the elimination of current deductions for intangible drilling and development costs, (iii) the elimination of the deduction for certain domestic production activities and (iv) increasing the amortization period for certain geological and geophysical expenditures paid or incurred in connection with the exploration for or development of, oil and gas within the United States. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could become effective. The passage of any legislation as a result of these proposals or any other similar changes in U.S. federal income tax laws could eliminate or postpone certain tax deductions that are currently available with respect to oil and natural gas exploration and development, and any such change could increase our tax liability and negatively impact our financial condition and results of operations.  While the Trump Administration has been focused on eliminating or reducing regulatory burdens on oil and gas exploration and production companies, a change in control of the White House in 2020 could result in a dramatic return to anti-oil regulation and legal requirements.

If we acquire CoJax-Barrister or other oil exploration and production operations, and oil and gas prices decrease, we may be required to take write-downs of the carrying values of oil and gas properties. Certain accounting rules may require us to write down the carrying value of any acquired oil and gas properties when oil and gas prices decrease or when we have substantial downward adjustments of any estimated proved reserves, increases in estimates of development costs, or deterioration in exploration results. Once incurred, a write-down of oil and gas properties is not reversible at a later date. Any write-down would constitute a non-cash charge to earnings and could have a material adverse effect on results of operations for the periods in which such charges are taken.

The financial reporting obligations of being a public company in the United States are expensive and time-consuming and may place significant additional demands on our management.  CoJax is subject to public company reporting obligations under the Exchange Act. These obligations include the costs resulting from public company reporting obligations under the Exchange Act and the rules and regulations regarding corporate governance practices, including those under the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2012. Our management and other personnel need to devote a substantial amount of time to ensure that we comply with all of these requirements. Moreover, despite recent reforms made possible by the Jumpstart Our Business Start-Ups Act, consummation of the Barrister Agreement will expand our operations and increase the cost of compliance with the reporting requirements and will make some activities more time-consuming and costlier, particularly after we are no longer an “emerging growth company.” Any changes that we make to comply with these obligations may not be sufficient to allow us to satisfy our obligations as a public company on a timely basis, or at all unless we devote the resources to enhance or adjust internal controls and procedures to match growing operations and growing complexity of underlying financial and accounting work.

Commission Office of the Chief Accountant (“OCA”) issued a statement in April 2020 regarding the importance of high-quality financial reporting in light of the significant impacts of COVID-19 pandemic. The impact of COVID-19 pandemic on public company’s internal controls and systems and additional resources, including increased work by public auditors, will add to the overall cost of operating a public company.

While we intend to acquire basic business liability insurance, we do not have insurance as of the date of this prospectus.  Barrister does not have insurance as of the date of this prospectus.  If and when we acquire insurance, we may not have enough insurance to cover all of the risks we face, and operators of prospects in which we participate may not maintain or may fail to obtain adequate insurance.  We have not obtained business liability insurance because of the limited nature of our operations from incorporation until the date of this prospectus.   While we intend to obtain business liability insurance from funding under this Offering, the business liability insurance may not cover all potential liabilities. If Barrister Agreement is consummated, then CoJax intends to seek funding to acquire business and operational liability insurance for Barrister.  Any liability insurance for Barrister may not cover all liabilities of Barrister. We may elect not to carry insurance if our management believes that the cost of available insurance is excessive relative to the risks presented. We cannot insure fully against pollution and environmental risks. The occurrence of an event not fully covered by insurance could have a material adverse effect on our financial condition and results of operations. “Material adverse effect” means an impact that could impose liabilities that would substantially tax cash flow or be beyond the ability of CoJax to pay or restructure. The impact of hurricanes in the Gulf States Drilling Region has resulted in escalating insurance costs and less favorable coverage terms.

Oil and natural gas operations are subject to particular hazards incident to the drilling and production of oil and natural gas, such as blowouts, cratering, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, and pollution, and other environmental risks. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage, and suspension of operation. The occurrence of a significant adverse event that is not fully covered by insurance could result in the loss of our total investment in a particular prospect, which could have a material adverse effect on our financial condition and results of operations.  Barrister, as an operator of oil drilling operations, faces greater, more varied liability risks than CoJax.  CoJax assumes that the lender for any debt funding of Barrister’s future drilling operations would require adequate insurance coverage for Barrister, and CoJax intends to include insurance coverage for Barrister, subject to the ability of CoJax to pay the premiums for that coverage.

We do not have directors’ and officers’ liability insurance due to the cost. The lack of directors’ and officers’ liability insurance hinders our ability to attract directors and officers. We intend to seek to purchase directors’ and officers’

liability insurance if we have sufficient cash reserves from the net proceeds of this Offering or future funding efforts.  Typically, such insurance costs $100,000 or more per annum, if available. Further, directors’ and officers’ insurance requires that the insured company cover the first $300,000 or more of costs prior to insurance coverage occurring.   This high deductible can be beyond the financial means of a small company and effectively denies the insured company of the benefits of the insurance. If we do not have sufficient cash to purchase directors’ and officers’ liability insurance, our ability to attract and retain qualified officers and directors will suffer, especially in light of the lack of a public market for the common stock and resulting inability to offer incentive compensation to directors and officers. We may be unable to find an insurer willing to provide directors’ and officers’ liability insurance since we are an early stage development company with limited operating history and no revenue generating operations.

If the Barrister Agreement is consummated, then CoJax faces extensive government regulation and compliance requirements imposed by numerous federal, state, and local laws and regulations governing oil and gas exploration, production, and transportation.   This regulatory scheme also poses the risk of government civil and criminal actions and private citizen civil lawsuits against Barrister or CoJax or both companies. CoJax and Barrister, as small early-stage development companies, could be driven in bankruptcy, liquidation or dissolution by government or private plaintiff legal proceedings or by any sanctions, fines, penalties or money judgments or awards imposed for violation of a variety of federal, state, and local laws and regulations governing oil and gas operations.  While CoJax intends to use some of the net proceeds of this Offering to acquire liability insurance, the Company may be unable to attain such insurance coverage or attain adequate insurance coverage or to establish any cash reserve for all possible liabilities and legal proceedings. Even a baseless or frivolous regulatory action or private plaintiff legal proceeding could, by the cost of the defense, undermine and cause the failure of CoJax-Barrister.

Any oil and gas exploration and production operated by CoJax-Barrister are or may become subject to numerous environmental and occupational health and safety laws and regulations that may be imposed domestically at the federal, regional, state, and local levels. The more significant of these environmental and occupational health and safety laws and regulations include the following:

•The U.S. Clean Air Act, which restricts the emission of air pollutants from many sources and imposes various pre-construction, operational, monitoring, and reporting requirements, and that the Environmental Protection Agency or “EPA” has relied upon as authority for adopting climate change regulatory initiatives relating to Green House Gases or “GHG” emissions.

•The U.S. Federal Water Pollution Control Act, also known as the federal Clean Water Act, which regulates discharges of pollutants from facilities to state and federal waters and establishes the extent to which waterways are subject to federal jurisdiction and rulemaking as protected waters of the United States.

•The U.S. Oil Pollution Act of 1990, which subjects owners and operators of vessels, onshore facilities, and pipelines, as well as lessees or permittees of areas in which offshore facilities are located, to liability for removal costs and damages arising from an oil spill in waters of the United States.

•The U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, which imposes liability on generators, transporters, and arrangers of hazardous substances at sites where hazardous substance releases have occurred or are threatening to occur.

•The U.S. Resource Conservation and Recovery Act, which governs the generation, treatment, storage, transport, and disposal of solid wastes, including hazardous wastes.

•The U.S. Safe Drinking Water Act (“SDWA”), which ensures the quality of the nation’s public drinking water through the adoption of drinking water standards and control over the injection of waste fluids into below-ground formations that may adversely affect drinking water sources.

•The U.S. Emergency Planning and Community Right-to-Know Act, which requires facilities to implement a safety hazard communication program and disseminate information to employees, local emergency planning committees, and response departments on toxic chemical uses and inventories.

•The U.S. Occupational Safety and Health Act, which establishes workplace standards for the protection of the health and safety of employees, including the implementation of hazard communications programs designed to inform employees about hazardous substances in the workplace, potentially harmful effects of these substances, and appropriate control measures.

•The U.S. Endangered Species Act, which restricts activities that may affect federally identified endangered and threatened species or their habitats through the implementation of operating restrictions or a temporary, seasonal, or permanent ban in affected areas.

•The U.S. National Environmental Policy Act, which requires federal agencies, including the Department of the Interior, to evaluate significant agency actions having the potential to impact the environment and that may require the preparation of environmental assessments and more detailed environmental impact statements that may be made available for public review and comment.

•U.S. Department of Transportation regulations, which relate to advancing the safe transportation of energy and hazardous materials and emergency response preparedness.

There may also exist regional, state, and local jurisdictions in the United States where CoJax-Barrister operates or may operate that also have, or are developing or considering developing, similar environmental and occupational health and safety laws and regulations governing many of these same types of activities. Further, environmental and occupational health and safety laws and regulations, including new or amended legal requirements, are expected to have a considerable impact on any expanded CoJax-Barrister operations in terms of compliance costs.

The State of Alabama has extensive operation and licensing laws for oil drilling.  The State Oil and Gas Board of Alabama is a regulatory agency of the State of Alabama with the statutory charge of regulating oil exploration and production, including preventing waste and promoting the conservation of oil and gas while ensuring the protection of both the environment and the correlative rights of owners. This board is granted broad authority in Alabama oil and gas conservation statutes to promulgate and enforce rules and regulations to ensure the conservation and proper development of Alabama's petroleum resources.  CoJax will rely on Barrister management and local legal counsel for compliance with state regulatory regime.

Regulatory bodies at the federal, regional, state, tribal, and local levels in the United States as well as internationally and certain non-governmental organizations have been increasingly focused on GHG emissions and climate change issues. The EPA has adopted regulations for certain large sources regulating GHG emissions as pollutants under the U.S Clean Air Act. Developments in GHG initiatives may adversely affect CoJax-Barrister and other similarly situated companies operating in the oil and gas industry by imposing additional and expensive regulatory compliance requirements.

Barrister acquired certain oil and natural gas properties from COP, and any prior operators’ actions with respect to the management and disposal or release of hydrocarbons, hazardous substances, or wastes were not under Barrister’s control. Under environmental laws and regulations, Barrister and, if the Barrister Agreement is consummated, CoJax could incur liability for remediating hydrocarbons, hazardous substances, or wastes disposed of or released by prior owners or operators of Barrister’s Oil Rights. CoJax-Barrister could incur costs related to the for disposal or to which it sent equipment for cleaning, and for damages to natural resources or other claims related to releases of regulated substances at or from such third-party sites.

These environmental and occupational health and safety laws and regulations generally restrict the level of pollutants emitted to ambient air, discharges to surface water, and disposals or other releases to surface and below-ground soils and groundwater. Failure to comply with these laws and regulations may result in the assessment of sanctions, including administrative, civil, and criminal penalties; the imposition of investigatory, remedial, and corrective action obligations or the incurrence of capital expenditures; the occurrence of delays or cancellations in the permitting, development, or expansion of projects; and the issuance of injunctions restricting or prohibiting some or all of Barrister’s activities in a particular area.

There are environmental laws that provide for citizen suits, which allow private entities to act in the place of the government and sue operators for alleged violations of environmental law.

Prior environmental compliance costs by Barrister have not had a material adverse effect on its results of operations, but there can be no assurance that such costs will not be material in the future or that such future compliance will not have a material adverse effect on CoJax-Barrister’s financial and business operation results. The ultimate financial impact arising from environmental laws and regulations is neither clearly known nor determinable as existing standards are subject to change, and new standards continue to evolve.

Neither CoJax nor Barrister has insurance covering environmental and occupational health and safety risks, and any insurance may not cover penalties or fines that may be issued by a governmental authority.  Both Barrister and CoJax lack insurance to cover potential violations and resulting liabilities for environmental and occupational health and safety laws and regulations as well as claims for damages to property or persons or imposition of penalties resulting from CoJax’s or Barrister’s operations,  and the lack of coverage could have a material adverse effect or cause the failure of Barrister and, if the Barrister Agreement is consummated, of CoJax. CoJax intends to use net proceeds from this Offering to fund purchase of basic liability insurance, but insurance will not cover all liabilities, especially certain environmental liabilities stemming from past acts.

Terrorist attacks aimed at energy operations could adversely affect Barrister’s or any future oil exploration and production business. The continued threat of terrorism and the impact of military and other government action have led and may lead to further increased volatility in prices for oil and natural gas and could affect these commodity markets or the financial markets. The U.S. government has issued warnings that energy assets may be a future target of terrorist organizations. These developments have subjected our oil and natural gas operations to increased risks. Any future terrorist attack on facilities used by Barrister or other future oil exploration and production operations, those of such operations’ customers, the infrastructure used for transportation of oil, and, in some cases, those of other energy companies, could have a material adverse effect on Barrister or CoJax.

Barrister has a limited customer base for its oil production due to its limited oil production and operating history.  The cost of and difficulty in expanding the customer base for increased production from the Barrister Oil Rights is unknown as of the date of this prospectus.  We can only determine the cost and difficulty of expanding Barrister’s customer base based on actual oil production and then current market conditions and demand for oil.  As such, we cannot predict the cost and ease or difficulty of selling increased oil production from Barrister Oil Rights.  This unknown factor in commercially exploiting any increased oil production from the Barrister Oil Rights increases the risk of investing in the Shares because it renders uncertain a key factor in future profitability of CoJax-Barrister.

RISKS RELATED TO OUR COMMON STOCK

No public market and no liquid public market may develop for our common stock. Our common stock is not authorized for trading or quotation on any national securities exchange or national quotation system. Our common stock is not quoted on the Pink Sheet or Gray Market of the over the counter market. While we intend to seek approval for quotation of our common stock on the NASDAQ Capital Market, we do not meet the requirements for quotation of the common stock on the NASDAQ Capital Market as of the date of this prospectus, and there is no guarantee that we will be able to meet the requirements for quotation of the common stock on NASDAQ Capital Market or will be approved for quotation of our common stock on the NASDAQ Capital Market or any other public stock market.  Even if our common stock is quoted on a national securities exchange or national quotation system, the lack of primary market makers and institutional investors may cause the public market for our common stock to have limited or no liquidity and investors may be unable to trade shares of common stock when desired and in desired numbers.

When and if the common stock trades on a public market, our stock price may be volatile, and the value of any investment in our common stock may decline or never appreciate. If the common stock publicly trades, then the trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, many of which are beyond our control. We may lack the primary market makers and institutional investors that protect a stock from volatility due to day trading or other manipulative practices. Our common stock will likely be a “penny stock” (as defined under Commission rules) and be rejected by broker-dealers for deposit or trading. “Penny stocks” are often deemed too risky for many institutional investors and individual investors.

In addition to the factors discussed in this "Risk Factors" section and elsewhere in this prospectus, these factors include:

•our operating performance and the operating regulations affecting our business;

•changes in our board of directors or management;

•the publication of research reports about us or our industry or changes in recommendations or withdrawal of research coverage by securities analysts, or the lack of such coverage for our common stock;

•public reaction to our press releases, other public announcements, and filings with the SEC, including related to new services or functionalities or announced or completed acquisitions;

•changes in accounting standards, policies, guidelines, interpretations or principles;

•any sales of shares of our common stock by us or our existing shareholders;

•Overall market and market price for our oil;

•The extent of or lack of market support from broker-dealer market makers and institutional investors; and

•General political and economic conditions.

The Offering price of the common stock may not reflect the market price of the Shares when they are publicly traded.  The Offering price of common stock is not based on any book or other established valuation method but was arbitrarily derived by CoJax management. As such, the Offering price of the common stock does not represent any book, liquidation, or fair market valuation value.

The stock market in general, and the market for oil and gas production companies in particular, have experienced extreme price and volume fluctuations in 2019 and 2020, which have often been unrelated or disproportionate to the operating performance of those companies. The worldwide market for crude oil is volatile and subject to wide swings based on news of political or international crises, OPEC member disputes, unilateral actions of major oil producers like Saudi Arabia and Russia, or economic news.  Broad market and industry factors may seriously affect the market price of our common stock if it publicly trades and regardless of actual operating performance. When and if our common stock is publicly traded, and when we have public investor shareholders, then securities class action litigation has often been instituted against companies following periods of volatility in the market price of their securities. This form of litigation, if instituted against us, could result in very substantial costs, divert our management's attention and resources, and harm our business, operating results, and financial condition.  We do not have a reserve for litigation, and we may be unable to afford any extended litigation.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our shares of common stock less attractive to investors.  We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that apply to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act reduced disclosure obligations regarding executive compensation in this prospectus, our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years. However, circumstances could cause us to lose that status earlier, including if the market value of our shares of common stock held by non-affiliates exceeds $700 million or if we have total annual gross revenue of $1.0 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31st, or if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time, in which case we would no longer be an emerging growth company immediately. We cannot predict if investors will find our shares of common stock less attractive because we may rely on these exemptions. If some investors find our shares of common stock less attractive as a result, and our common stock is publicly traded, then there may be a less active trading market for our shares of common stock, and our share price may be more volatile or depressed.

Under the JOBS Act, emerging growth companies also can delay adopting new or revised accounting standards until those standards apply to private companies. We have elected to receive the reduced disclosure benefits of the JOBS Act.

Investors will experience dilution of their ownership interest due to the future issuance of additional shares of our common stock. We are in a capital-intensive business and may not have sufficient funds to finance the growth of our business, future acquisitions, or to support our projected capital expenditures. In the future, we intend to issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of purchasers of our common stock offered hereby. Under our certificate of incorporation, we are authorized to issue 300,000,000 shares of common stock and 50,000,000 shares of preferred stock with preferences and rights as determined by our Board. The potential issuance of additional shares of common stock or preferred stock or convertible debt may create downward pressure on the trading price of our common stock. We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for our common stock in future public offerings or private placements for capital raising purposes or for other business purposes, potentially at an offering price, conversion price or exercise price that is below the trading price of our common stock.

The lack of Securities Analyst Industry Coverage of our common stock could adversely impact its market value. If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our common stock adversely, and if the common stock is publicly traded, then the stock price and trading volume of our common stock could decline – perhaps dramatically.  The trading market for our common stock, if it develops, will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If any of the analysts who may cover us change their recommendation regarding our common stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause the stock price or trading volume of our common stock to decline.  As an early-stage development company, even with the acquisition of Barrister, it is unlikely that we will be the subject of securities analyst industry coverage until we become profitable and have an active, liquid public market for our common stock, which status may never be attained by our company or our common stock.

If a public market develops for our common stock and if our common stock does not trade above $5.00 or stays below $5.00 per share, then FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock. FINRA has adopted rules that relate to the application of the SEC’s penny stock rules in trading securities and require that a broker/dealer have reasonable grounds for believing that the investment is suitable for that customer, prior to recommending the investment. Prior to recommending speculative, low priced securities (being ones below $5 per share) to their non-institutional customers, broker/dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative, low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker/dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock (when and if it is publicly traded). Further, many brokers charge higher transactional fees for penny stock transactions. As a result of the foregoing issues, fewer broker/dealers will be willing to make a market in our common stock, reducing a shareholder’s ability to resell shares of our common stock.  Many brokerage firms will not accept “penny stock” stocks for deposit due to the administrative costs and potential liability exposure inherent with “penny stock” stock. Investors may be unable to deposit shares of common stock in brokerage accounts.  Further, we have not qualified the common stock for electronic transfer by Deposit Transfer Corporation or “DTC,” and the lack of electronic transfer will further hamper the ability of investors to transfer their shares of common stock.  Investors may be frustrated in trying to trade or deposit their shares of common stock until the common stock is qualified for quotation on NASDAQ Capital Market, if ever.  Being a “penny stock” would render our common stock unattractive to many investors.

Once we close the Barrister Agreement, if we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, shareholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our common stock. Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. In addition, any testing by us conducted in connection with Section 404 of the Sarbanes-Oxley Act, or any subsequent testing by our independent registered public accounting firm may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect, when and if our common stock publicly trades, on the trading price of our common stock.

The shares in this Offering are being offered and sold on in a direct public offering. We can accept net proceeds under this Offering as the shares of common stock are purchased. There is no escrow or minimum investment requirement. We may accept subscription payments for the shares of common stock even though the aggregate Offering net proceeds would be not sufficient to commence revenue-generating operations.  We can accept net proceeds from the sale of the shares of common stock as they are sold.  There is no minimum aggregate net proceeds and no escrow requirement.  This Offering’s net proceeds will be used for general working capital needs, including cost of being a public corporation and salaries, and will not create or fund revenue-generating operations.  See “Use of Proceeds” below at page 69.

Further, the shares in this Offering are being offered and sold in a direct public offering.  That means that CoJax will not use the services of an underwriter, and our executive officers and director will attempt to sell the shares of common stock directly to investors. Since there is no underwriter or distribution syndicate for the Offering, there are no underwriters to undertake a due diligence or comparable examination of CoJax and its business and affairs; investors do not have the benefit of that underwriter due diligence review in this Offering.  The lack of an underwriter and brokerage network for the purchase or sale of shares of common stock means that we may be unable to sell any substantial number of shares of common stock under the Offering or require an extended period to sell any significant number of shares of common stock. A direct public offering also means that we may fail to sell any shares due to lack of a distribution network of an underwritten public offering and limited ability to sell shares.

There is no assurance that CoJax common stock will be approved for quotation on the NASDAQ Capital Markets.  Even if qualified to be approved for quotation of its common stock, CoJax common stock may not be approved for quotation since the approval is at the discretion of NASDAQ, and NASDAQ may rely on a number of reasons to deny quotation on NASDAQ Capital Market.  CoJax has no plans to seek quotation of its common stock on The OTC Markets Group, Inc. Even if quoted on the NASDAQ Capital Market, CoJax commons stock will not have a liquid market reflecting fair market value of the common stock without adequate primary market maker, and institutional investor support, which support does not exist as of the date of this prospectus and may not develop in the future.

We may issue shares of preferred stock that could adversely affect holders of shares of our common stock.  If we issue shares of preferred stock in the future that have a preference over shares of our common stock with respect to the payment of dividends or upon our liquidation, dissolution, or winding up, or if we issue shares of preferred stock with voting rights that dilute the voting power of shares of our common stock, the rights of holders of shares of our common stock or the trading price of shares of our common stock, when and if public traded, could be adversely affected.

We do not intend to pay dividends on our common stock, and our ability to pay dividends on our common stock is restricted. We have not historically paid a dividend on our common stock, cash or otherwise, and do not intend to do so in the foreseeable future.  Any future dividends also may also be restricted by any loan or debt agreements.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements other than statements of historical facts contained or incorporated by reference in this prospectus, including statements regarding our future operating results and financial position, business strategy, and plans and objectives of management for future operations, are forward-looking statements. Our forward-looking statements are generally accompanied by words such as “may,” “should,” “expect,” “believe,” “plan,” “anticipate,” “could,” “intend,” “target,” “goal,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other similar expressions. Any forward-looking statements contained or incorporated by reference in this prospectus speak only as of the date on which we make them and are based upon our historical performance and on current plans, estimates, and expectations. Forward-looking statements contained or incorporated by reference in this prospectus include or may include, but are not limited to, statements about:

•our business strategy;

•our plans, objectives, expectations, and intentions, including the pending consummation of the Barrister Agreement;

•our future operating results and future operating results of Barrister as a wholly-owned subsidiary of CoJax;

•the competitive nature of the industry in which we will conduct our business;

•crude oil and natural gas commodity prices;

•demand for oil;

•the impact of adverse weather conditions and unexpected events like the COVID-19 pandemic and other pandemics or epidemics;

•the effects of government regulation and changes in that regulation;

•legal proceedings, liability claims, and effect of external investigations;

•the effect of a loss of, or the financial distress of, one or more key customers of our future, proposed oil production;

•once we start operations, our ability to obtain or renew customer or supply contracts;

•once we start operations, the effect of a loss of, or interruption in operations of, one or more key vendors, suppliers or contractors;

•our ability to maintain the right level of commitments under any future oil supply agreements;

•the market price and availability of materials or equipment;

•the impact of new technology on oil exploration and production and our ability to acquire and use that technology;

•our ability to employ or engage as contractors a sufficient number of skilled and qualified workers and to retain key management members;

•our ability to obtain permits, approvals, and authorizations from governmental and third parties;

•planned acquisitions and future capital expenditures, including Barrister Agreement;

•our ability to maintain effective information technology systems and guard against cyber-attacks or hacking;

•our ability to maintain an effective system of internal controls over financial reporting;

•our ability to service our debt obligations, including the Assumed Debt;

•financial strategy, liquidity or capital required for our ongoing operations and acquisitions, and our ability to raise additional capital to acquire and expand oil drilling and production and to fund overhead;

•When and if our common stock is publicly traded, then the market volatility of our stock; and

•The impact of the acquisition of Barrister and Assumed Debt on us.

We caution you that the foregoing list may not contain all of the forward-looking statements made or incorporated by reference in this prospectus. You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, and other factors described in the section entitled “Risk Factors” in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained or incorporated by reference in this prospectus. We cannot assure you that the results, events, and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events, or circumstances could differ materially from those described in the forward-looking statements.

The forward-looking statements made or incorporated by reference in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made or incorporated by reference in this prospectus to reflect events or circumstances after the date of this prospectus, respectively, or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future, post-Barrister acquisitions, mergers, dispositions, joint ventures, or investments we may make.

Summary Financial Data

The following table shows the summary financial data for our company for the periods and as of the dates indicated. Our results are not necessarily indicative of future operating results. The summary financial data presented below are qualified in their entirety by reference to and should be read in conjunction with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Financial Statements, on page 52 of this prospectus.

Our audited financial statements as of December 31, 2019, and December 31, 2018, have been audited by Haynie & Company, CPAs, an independent registered public accounting firm, as set forth in their report, which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern, thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. You should read the following summary data in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical and pro forma financial statements included elsewhere in this prospectus.  Any historical financial results of our Predecessor are not necessarily indicative of results to be expected for any future periods.

Summary Statements of Operations

	Six Months Ended June 30,	Six Months Ended June 30,	Three Months Ended June 30,	Three Months Ended June 30,
	2020	2019	2020	2019
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Total operating expenses	$109,705	$10,300	$77,261	$10,150
Loss from operations	(109,705)	(10,300)	(77,261)	(10,150)
Other income (expense)	175	(208)	549	(105)
Net loss	$(109,530)	$(10,508)	$(76,712)	$(10,255)
Net loss per common share - basic and diluted	$(109,530)	$(10,508)	$(76,712)	$(10,255)
Weighted average number of common shares outstanding during the period - basic and diluted	1	1	1	1

Summary Balance Sheets

	As of	As of
	June 30, 2020	December 31, 2019
	(unaudited)
Current assets	$78,308	$27,689
Current liabilities	231,368	71,219
Working capital deficit	$(153,060)	$(43,530)

Summary Statements of Cash Flows

	Six Months Ended	Six Months Ended
	June 30, 2020	June 30, 2019
	(unaudited)	(unaudited)
Net cash used in operating activities	$(27,773)	$-
Net cash provided by financing activities	78,392	-
Net increase (decrease) in cash	$50,619	$-

BUSINESS OF COJAX AND BARRISTER

BUSINESS: COJAX

CoJax.  We are an early development stage company established to engage in the acquisition, exploration, and production from oil exploration and production leases and rights in the Gulf States Drilling Region. We are focused on establishing profitable oil exploration and production operations by acquiring the right, by lease or assignment, to drill, extract, and sell oil. We may extract and sell gas from time to time, but any gas production would be secondary and not significant business line. Our long-term goal is to create shareholder value by identifying and assembling a portfolio of low-risk assets with attractive economic profiles, and our short-term goal is to identify and complete an equity acquisition of producing oil and gas assets in the Gulf States Drilling Region and then raise sufficient working capital to establish deep drilling rigs to fully exploit oil reserves.  Barrister is the initial proposed acquisition in the Gulf States Drilling Region.  Our ability to implement our business plan is subject in part on our ability to timely raise adequate and affordable funding from investors or lenders for establishing deep drilling rigs in acquired oil and gas leases and rights.  If we cannot acquire oil leases and rights for our securities, we will also have to fund the cost of acquisition from investors or lenders.  The funding may be equity or debt. Barrister lacks existing cash flow from production to fund establishing deep drilling rigs and the lack of existing cash flow from existing oil production may also be true for any future oil leases and rights due our focus being on what we deem to be underexploited oil leases and rights – like Barrister. We may be unable, due to lack of required funding and any enhanced oil production from acquired oil leases and rights, to acquire additional oil leases and rights after acquiring Barrister.

The Offering is being made to raise working capital for CoJax’s corporate operating overhead and to fund establishing at least one deep drilling rig for the Barrister Oil Rights.  We do not intend to do exploratory drilling, which is expensive and typically can only be afforded by the larger oil production companies. Barrister has existing rigs that are producing oil.  Exploratory drilling can verify the presence of oil and is used to reduce the risk of establishing deep drilling rigs. As an early stage development company and with limited oil production history of Barrister Oil Rights, the Company does not believe that it can raise funding for exploratory drilling rigs and deep drilling oil rigs.

Since incorporation of CoJax in 2017, CoJax has not had any revenue-generating operations.  Since incorporation, we have been engaged in organization of the company, evaluating and pursuing possible acquisitions of oil leases and rights and exploring the availability of third-party funding for our business plan.

The Barrister Agreement is the first and only current potential acquisition of oil and gas exploration and production leases and rights as of the date of this prospectus. Barrister has only minimal oil drilling and production operations.  CoJax will have to raise funding to establish one or more deep drilling rigs exploiting the Barrister Oil Rights. Even with deep drilling rigs, Barrister Oil Rights may not produce oil on a profitable basis. CoJax has no potential alternative acquisitions to Barrister as of the date of this prospectus, and CoJax may be unable to locate an alternative transaction, or a stock-for-equity transaction, to replace Barrister if the Barrister Agreement is not consummated.

We have explored third party debt and equity funding for acquiring and expanding oil exploration and production, but without any firm commitments for funding as of the date of this prospectus. Our experience is that private funding for new drilling on oil leases and rights with limited production or operating history has been difficult to obtain on affordable terms in the past.  Our goal is to raise sufficient funds by this Offering to expand drilling from Barrister Oil Rights and establish a more robust cash flow and production history from Barrister Oil Rights in order to attract future funding, either from lenders or through offering of our securities to investors, to fund further drilling on Barrister Oil Rights and possibly, subject to adequate funds, acquire new oil leases and rights in Gulf State Drilling Region.  We focus on Gulf State Drilling Region because of the quality of the oil and the ability to typically access oil without fracking and its history of drilling resulting oil production without an inordinate percentage of dry wells or failed drilling.

Business: Barrister Agreement.  On June 16, 2020, CoJax and Barrister entered into Barrister Agreement whereby CoJax will issue Three Million Six Hundred Fifty Thousand (3,650,000) shares of CoJax Common Stock, $0.01 par value per share, (“CoJax Shares”) and assume Two Million Seven Hundred Thousand Dollars and No Cents ($2,700,000) of Barrister debts (“Assumed Debt”) in exchange for all of the issued Membership Interests held by Barrister Members (“Exchange”).  The Exchange will result in Barrister being a wholly owned operating subsidiary of CoJax. The conduct and consummation of the closing of the Barrister Agreement and Exchange are subject to certain conditions, which conditions have been satisfied as of the date of this prospectus. CoJax intends to consummate the Exchange by the scheduled closing of the Barrister Agreement on October 20, 2020.

The Barrister Agreement also affords CoJax and Barrister Members (jointly but not severally) with the right to rescind the Exchange after the consummation of the Exchange and if certain conditions are not timely satisfied or if certain events occur, which conditions and events are described below.

The CoJax Shares will be “restricted securities” under Rule 144 of the Securities Act and will be issued in reliance on Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D under the Securities Act.  There are no registration rights for the CoJax Shares.

CoJax will assume the Assumed Debts under and with the closing of the Barrister Agreement. The Assumed Debt is secured by Barrister Oil Rights, which were acquired by Barrister from Central Operating, LLC or “COP” under the June 1, 2019 Purchase and Sale Agreement, and related secured promissory note and Security Agreement, both dated June 1, 2019, (collectively, “COP Agreements”). These acquired oil and gas exploration and production assets represent all of the Barrister Oil Rights. There is no interest owed under the promissory note, but the principal is due in a lump sum payment due on June 1, 2021.   This lump sum payment represents a significant financial burden for Barrister and, upon assumption of the Assumed Debt, for CoJax.  The pay-off of the Assumed Debt will have to be financed or funded, or restructured by CoJax, if assumed under the Barrister Agreement in order to avoid a possible default and legal action to seize or sell the Barrister Oil Rights, which are collateral for the Assumed Debt.

CoJax does not have the funds, assets, or funding commitments as of the date of this prospectus to pay off the Assumed Debt. CoJax will have to raise funds to pay off the Assumed Debt or alternatively, restructure the Assumed Debt.  There is no assurance, especially in light of the chaotic economic conditions imposed by COVID-19 pandemic on the U.S. and world economies and the oil production industry and the uncertainty about when that impact will end, that CoJax can timely pay off or restructure the Assumed Debt.  CoJax lacks the assets typically required for debt financing, and the Barrister Oil Rights are already subject to a secured lien held by COP under the COP Agreements.

COP Agreements are attached as Exhibit 2.2 to the Current Report on Form 8-K filed by CoJax with the Commission on June 22, 2020 (“June 22, 2020 Form 8-K”), and any summary of those documents is qualified in its entirety by reference to the actual documents. COP Agreements are governed under the laws of the State of Mississippi. COP Agreements and the Barrister Agreement may also be obtained at no charge from the ATTN: Secretary, CoJax Oil, and Gas Corporation, 3033 Wilson Boulevard, Suite E-605, Arlington, Virginia 22201, telephone: (703) 216-8606.

Accounting Treatment.  If the Barrister Agreement is consummated, then Barrister would deemed to be the acquirer in the Exchange for accounting purposes (even though Barrister would become a wholly-owned subsidiary of CoJax) and, consequently, the assets and liabilities and the historical operations that are reflected in the financial statements are those of Barrister and will be recorded at the historical cost basis of Barrister. Upon consummation of the Exchange, there will be a change in control of the CoJax due to the Barrister Members receiving the CoJax Shares in the Exchange.  There is no agreement to replace incumbent senior officers and director with nominees of Barrister or its Members, but upon consummation of the Exchange, Barrister Members as shareholders of CoJax will have the voting power to elect directors of CoJax. CoJax will continue to be a “smaller reporting company” as defined under the Securities Exchange Act, following the consummation of the Exchange.

Shareholder and Members Approval of Exchange. Approval of the Agreement and Exchange is required under applicable state laws. CoJax has one shareholder for its Common Stock and one director.  The sole shareholder of and director of CoJax approved the Agreement and Exchange at a special combined meeting of CoJax Board of Directors and Shareholders held on June 13, 2020.  The sole shareholder and director of CoJax is Jeffrey J. Guzy, who is also CoJax’s Chief Executive Officer and the founder of CoJax.  Barrister’s Members approved the Agreement and Exchange on May 14, 2020.

Closing of Exchange. The closing of the Exchange will occur at 5:00 p.m., Eastern Standard Time, on a weekday within fifteen (15) days after the date on which: (1) CoJax, Barrister, and Barrister Members sign the

Barrister Agreement (which occurred on June 16, 2020); (2) the audit conducted by CoJax’s auditor of the transactions contemplated under the Barrister Agreement are completed (which was completed as of August 13, 2020); (3) the audited financial statements and footnotes, pertaining to the Exchange, along with the auditor’s opinion letter, (collectively, the “Audit Report”) are delivered to the CoJax, which occurred on August 13, 2020; (4) Barrister, and Barrister Members receive the Audit Report, which occurred on August 13, 2020; and (5) Barrister Members exchange all of their Barrister Membership Interests for CoJax Shares at the closing of the Exchange. The foregoing conditions have been satisfied as of the date of this prospectus and CoJax expects the closing of the Exchange to occur by October 20, 2020, or thereabouts.

When consummated, the Exchange will provide CoJax with oil and gas exploration and production rights, being the Barrister Oil Rights, but CoJax still needs to raise working capital to fund establishing one or more deep drilling rigs and fully exploit any crude oil from the Barrister Oil Rights. Based on CoJax management’s knowledge and inquiries, the cost of establishing a deep drilling rig is estimated to be $2 million to $3 million and the cost of drilling is estimated to be between $300 to $600 per lateral foot.  Drilling costs are affected by a number of factors, including having to penetrate hard rock strata, rig equipment failures and amount of required drilling fluids.

The Offering is part of the effort to raise that working capital to fund one or more deep drilling rigs on Barrister Oil Rights.  As of the date of this prospectus, Barrister Oil Rights are producing very limited crude oil production from limited oil drilling operations, which production is not sufficient to cover the operating expenses of CoJax-Barrister or to fund establishing new oil drilling rigs or increased drilling.  Establishing new oil drilling rigs to exploit the crude oil reserves of Barrister commercially is essential to CoJax efforts to establish a viable business. Even with one or more deep drilling wells for Barrister Oil Rights, those wells may fail to produce any oil or sufficient oil to allow CoJax-Barrister to become profitable.

Business Strategies. Our long-term objective is to create shareholder value by identifying and assembling a portfolio of low-risk crude oil production assets with attractive economic profiles, and our short-term objective is the leveraging of the technical and managerial expertise of our proposed contractor operations team to deliver consistently profitable results from existing oil wells. Our geographical focus is the Gulf States Region due to its light grade oil which is cheaper to process than other forms of crude oil and due to the ability to tap oil reserves without fracking.  We seek to achieve these objectives by executing the following strategies:

(1) Day-to-Day Operations – Use of Contractors.  Barrister engages COP as a contractor to operate the limited oil and gas production drilling and storage operations for the Barrister Oil Rights as well as using Jeffrey Delancey as a part-time manager. CoJax intends to use professional contractors to operate existing and future crude oil and gas drilling operations, including use of COP for Barrister Oil Rights.  CoJax believes that the use of contractors will allow CoJax-Barrister to engage experienced personnel to manage day-to-day operations without incurring the additional overhead imposed by full-time employees and will provide flexibility in engaging operational personnel.  Full-time employees of CoJax-Barrister will generally be limited to senior executive officers of CoJax and, possibly, addition of a full-time operations executive at Barrister when and if oil production and revenues increase from deep drilling rig or rigs.  This model of operation has a significant risk of being unable to retain key personnel who are merely contractors and who do not have the incentive of a full-time employee to remain with an employer and can be lured away by more lucrative offers of employment or engagement from competitors. CoJax will use contracts to seek to secure contractors for required periods.  CoJax believes that the contractor model of management is affordable and efficient and within the projected ability of CoJax to fund. CoJax lacks the funding to engage full time, experienced oil operations executives in anticipation of increased oil production.

(2) Focus on Underexploited Oil Leases and Rights.  CoJax will target oil leases and rights similar to Barrister as possible future acquisitions.  Barrister has reserve report showing oil reserves and existing producing wells but has not been fully exploited with deep drilling rigs.  CoJax is seeking underexploited oil leases and rights in the Gulf States Drilling Region with reserve reports and one or more drilling rigs, even if exploratory or not deep drilling rigs, which taken together indicate  that the oil leases and rights have potential, substantial oil production capability – substantial for a small independent oil production company.  CoJax does not seek oil leases and rights with productive deep drilling rigs as those properties often require funding or working capital beyond CoJax’s current means and projected future funding and working capital. Generally, the oil fields in the southern part of the Gulf States Drilling Region are less expensive to drill due to nature of rock strata and depth of the oil reserves.  Barrister is in the southern part of the Gulf States Drilling Region. CoJax will seek acquisitions that can be obtained for stock or other securities or under an earn out arrangement and prefers acquiring companies which hold oil leases and rights rather than acquiring individual oil leases and rights.  CoJax’s preference is to acquire companies with several oil leases and rights as opposed to acquiring individual oil leases and rights.  The acquisition of a company has the perceived advantages of acquiring several oil leases and rights and existing drilling operations with in-place management in a single transaction along with possibly reduced due diligence costs and more expeditious closing of the transaction.

Corporate History and Recent Developments - Virginia Incorporation.  Company was incorporated on November 13, 2017, under the laws of the Commonwealth of Virginia.

Corporate Information. Our principal executive offices are in subleased space at 3033 Wilson Boulevard, Suite E-605, Arlington, Virginia 22201, located in Arlington County outside of Washington, D.C., and our telephone number is (703) 216-8606.  We have no other offices or facilities.

Employees:  We have two full-time employees:  Jeffrey J. Guzy, our Chief Executive Officer, and a Director, William Barrett Wellman, the Chief Financial Officer. The officers devote the number of hours necessary to perform their duties, which each officer in his sole discretion determines extent of the time commitment.

Property.    We do not own any real property. We lease our principal executive offices at 3033 Wilson Boulevard, Suite E-605, Arlington, Virginia 22201, under a month to month lease and for a monthly rental of $50.00.  This office space is deemed adequate for current needs of our executive management and corporate headquarters.  We have no other offices.

Website.  CoJax has a corporate website under development at URL: http://www.cojaxoilandgas.com. The website should be operational in October 2020.

Implications of Being an Emerging Growth Company. CoJax is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, enacted in April 2012, and we may remain an emerging company for up to five years. For so long as we remain an emerging growth company, we are permitted and intend to rely on certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved. In particular, in this prospectus, we have provided only two years of audited financial statements for 2019 and 2018 and have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies.

For as long as we are an emerging growth company, unlike other public companies that are not emerging growth companies under the JOBS Act, we are not required to:

•provide an auditor's attestation report on management's assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act");

•provide more than two years of audited financial statements and related management's discussion and analysis of financial condition and results of operations nor more than two years of selected financial data;

•comply with any new requirements adopted by the Public Company Accounting Oversight Board (the "PCAOB") requiring and in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;

•provide certain disclosure regarding executive compensation required of larger public companies or hold shareholder advisory votes on executive compensation required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"); or

•obtain shareholder approval of any golden parachute payments not previously approved.

We will cease to be an emerging growth company upon the earliest of:

•the last day of the fiscal year in which we have $1.0 billion or more in annual revenues;

•the date on which we become a "large accelerated filer" (the fiscal year-end on which the total market value of our common equity securities held by non-affiliates is $700 million or more as of June 30);

•the date on which we issue more than $1.0 billion of non-convertible debt over a three-year period; or

•the last day of the fiscal year following the fifth anniversary of our initial public offering of securities, which initial public offering of securities was declared effective on August 12, 2019, by the Commission.

Business: Barrister

Barrister History.  Barrister’s principal executive offices are located at 404 Short 7th Avenue, Laurel, Mississippi 39440.  Barrister’s telephone number is (601) 426-0056.  Barrister was organized under the laws of the State of Mississippi on June 13, 2014.

Barrister Offices. Barrister’s principal executive office is located at 404 Short 7th Avenue, Laurel, Mississippi 39440. Barrister has an agreement for use of office space on an as needed basis at no cost. The premises are suitable and adequate for Barrister’s current operations. Barrister does not own in fee simple any real property.

Operations Management. Barrister engages independent contractors or vendors to provide any services or functions. Barrister is managed by its Members. Currently, Mr. Jeffrey Delancey, Member, is taking the lead on the part-time management of Barrister. Mr. Delancey has over twenty-nine years of direct oilfield operating experience and is the Chief Executive Officer of Delancey Pumping. Mr. Delancey has extensive experience with operations and administration in an independent oil and gas production company. Mr. Delancey relies on contract operators to provide experienced personnel to handle all essential crude oil production on a day to day basis for Barrister.  As of the date of this prospectus, COP manages Barrister’s drilling operations.  Due to the limited oil production, Barrister believes that the management of operations by a contractor is the most efficient approach to conduct of operations. With any future increase in oil production, Barrister will have to engage additional personnel for operations if COP cannot manage increased drilling operations.

Marketing. After the consummation of the Exchange, Barrister will initially have the same marketing plan and efforts as in prior years.   Barrister markets its crude oil production, whether current or future, on a month to month basis, through established networks of contacts. Due to limited oil production, Barrister’s marketing effort is limited in scope.  If production of oil increases from the Barrister Oil Rights, CoJax-Barrister will have to expand the marketing efforts of Barrister by engaging a person or firm to seek out new customers for the oil production in case the current customer base of Barrister is unable or unwilling to purchase increased oil production. The cost means and extent of any enhanced future marketing effort will depend on the amount of increased oil production, the then current market for oil and the potential customer base for the oil production. If the existing customer base will not purchase increased oil production,  then the engagement of a dedicated marketing person who engages in direct marketing, by telephone and internet, of potential customers for oil production may be required for sale of any future increase of oil production. A dedicated marketing person would entail an estimated $60,000 to $100,000 a year in compensation and benefits costs plus a possible commission or incentive compensation based on performance and an additional $10,000 to $20,000 in related annual administrative and overhead costs (consisting of computer system, telecommunication costs, marketing materials and possible travel).

Description of Barrister Oil Properties and Oil Production Operations.  The Company currently has a land package of approximately 700 acres in Southwest Alabama, in one contiguous land package.  It also has two producing wells, a saltwater disposal well, a three-mile gas transmission line along with gathering systems, and storage tanks for approximately 1,500 barrels.

Competition. Barrister Weaknesses. Barrister is undercapitalized to properly exploit its existing oil properties or acquire new oil and gas properties for exploitation. Members are not required to provide that working capital under the operating agreement of Barrister. Barrister acquired its oil properties in June 2019 and has not expanded the production, acquired new oil properties, or improved operations.  Barrister is operating at a subsistence level of revenues and has insufficient cash flow or funding to grow its core business operations.  As such, Barrister is not an active competitor or commercial presence even among local, small independent oil producers. Additional funding will be required to not only increase oil production but also to enhance distribution and marketing efforts.

Barrister Strengths. Barrister has highly experienced principals (the current Members), who have significant prior experience in oil and gas production in the Gulf States Drilling Region. Through the owners’ relationships, Barrister also has access to many experienced oil and gas engineers, drilling personnel, and other professionals engaged in the oil and gas drilling and production business in the Gulf States Drilling Region – all of whom can be engaged as contractors, consultants or possibly employees, subject to increased oil production and working capital. The experience of Barrister Members will be relied upon by CoJax management in the initial phases of implementing the business plan.  If oil drilling and production substantially increases, and contractors like COP could not handle the additional work load from increased drilling and production, CoJax would engage one or more experienced oil and gas industry operations managers to supplement the operations contractors and the part time input and efforts from the Barrister principals. The additional personnel could be employees or contractors. If oil drilling and production increases substantially, CoJax would engage one or more full-time, experienced oil and gas operations executives to establish an in-house expertise and full-time oversight over operations, even if contractors performed the daily management of operations.

Competitors of Barrister.  There are many large, medium, and small-sized competitors in the Gulf States Drilling Region (including off-shore drilling in the Gulf of Mexico) and adjacent areas which have extensive operational histories, experienced oil and gas industry management, established market share, profitable operations, and extensive potential oil and gas fields or leases to exploit and the cash or funding resources to explore new oil and gas fields as well as fully exploit existing oil fields.  There is also an established oil and gas production industry in northern Alaska and in North Dakota and western Canada (where fracking has made available significant oil and gas reserves in shale formations). Barrister cannot match the resources, whether financial, technical, manpower, size of proven crude oil reserves, and distribution channels, of its competition in the Gulf States Drilling Region or elsewhere.  Barrister’s current. oil production is not sufficient to concern or attract the attention of competitors, which allows Barrister to operate as a small provider of oil without competitive pressures.  If Barrister significantly increases oil production, then Barrister will face increasing competition from other small independent oil producers selling limited amounts of oil. Any increase in competitive pressures will require investment in a full-time marketing effort by Barrister – as noted in the “Business: Barrister – Marketing” section on page 37 of this prospectus.

Business: Barrister Oil Rights

Description of Barrister Oil Properties and Oil Production Operations. The Company currently has a land package of approximately 700 acres in Southwest Alabama, in one contiguous land package.  It also has two producing wells, a saltwater disposal well, a three-mile gas transmission line along with gathering systems, and storage tanks for approximately 1,500 barrels.

Acquisition of Oil Properties.  Barrister acquired the Barrister Oil Rights and oil production equipment as well as assumed all underlying contracts and contractual obligations under a June 1, 2019 Purchase and Sale Agreement (“Purchase Agreement”) with Central Operating, LC, a Mississippi limited liability company, (“COP”).  The purchase price for the acquired assets was a two-year promissory note bearing no interest and in principal amount of $2.7 million, which is the debt to be assumed by CoJax under the Barrister Agreement, or the “Assumed Debt.”  The promissory note’s principal is due June 1, 2021, in a lump sum payment, and presents a significant financial burden for Barrister and, upon assumption of the promissory note by CoJax under the Barrister Agreement, of CoJax. The Assumed Debt is also secured by all acquired assets under a Security Agreement, dated June 1, 2019, and attached to the Purchase Agreement with the promissory note, which collateral are the Barrister Oil Rights. If payment in full of the principal is not paid on June 1, 2021, COP can levy and seek to sell the Barrister Oil Rights and sue for damages.  A default on the promissory note may result in the bankruptcy or insolvency of CoJax and Barrister if COP is unwilling to restructure the Assumed Debt.  Whether COP would restructure the Assumed Debt is unknown as of the date of this prospectus.

Under the Purchase Agreement, COP retained financial benefit of oil produced prior to and on June 1, 2019, and Barrister owned all post-June 1, 2019 oil production.  Barrister had until August 31, 2019, to challenge any title defects affecting acquired assets. Barrister asserted no title defects. COP conveyed by Special Warranty of Title in respect of acquired assets “as is and with all faults” on date of purchase, but the warranty does not cover fitness of acquired assets for any specific purpose, accuracy of oil reserves, or future productivity of acquired assets, or hazardous material liabilities.  Barrister waived, released, held harmless and indemnified COP and its affiliates from all liabilities associated with or arising from the acquired assets, being the Barrister Oil Rights. Purchase Agreement contains usual and customary contract provisions for an oil exploration and production rights acquisition agreement. The foregoing summary is qualified by reference to the Purchase Agreement and its exhibits and attachments.  The Purchase Agreement is available at no charge from CoJax by sending a request to: Wm. Barrett Wellman, Chief Financial Officer, CoJax Oil and Gas Corporation, 3033 Wilson Boulevard, Suite E-605, Arlington, Virginia 22201, telephone: (703) 216-8606.

Reserve Value.  Barrister has an SEC Qualified Independent Petroleum Reserve report that states it has a PV-10 Reserve Value of approximately $45.5 million.  The report was produced in December 2019 by Nova Resource, Inc., and includes assumptions of PADD3 Gulf Coast Pricing of $62.63 per barrel of Light Louisiana Sweet, and for Proved Un-Developed reserves of five additional wells that remain to be drilled on the existing acreage.  The Engineer’s Reserve report is included in Exhibit 99.1 to the Registration Statement and is available at no charge from CoJax, which request should be directed to Wm. Barrett Wellman, Chief Financial Officer, CoJax Oil and Gas Corporation, 3033 Wilson Blvd., Suite E-605, Arlington, Virginia 22201, telephone: (703) 216-8606.

Energy Production in Alabama.  The State of Alabama is located in the Southeastern United States alongside the Gulf of Mexico and has been producing petroleum since 1940s.  While the peak of oil production in Alabama was in the 1980s, according to the U.S. Department of Energy’s Energy Information Administration.  As of 2020, Alabama was ranked 20th among the states in production of oil and natural gas combined, and is producing oil at an annual rate of 3.2 millions of barrels of oil (based on 9,000 barrels a day as of June 2020).  Alabama's major oil and gas-producing regions are located in the western and southwestern part of the state.

The Smackover Trend.  The Smackover trend is a belt of carbonate, evaporite, and clastic rocks of Late Jurassic age that rims the Gulf Coast of the United States from Texas, up to Arkansas, throughout Louisiana, Mississippi, Southwest Alabama, and all the way to the Florida panhandle.  Stratigraphic and geochemical data indicate that the oil and gas were generated from algal-rich lime mudstones.  It was named after the Smackover oil field, which was discovered in Union County, Arkansas, in 1937.

Current Drilling on Barrister Energy Drill Region.  There are three wells in the Barrister Energy Drill Region, which have produced oil and gas since 1996. Currently, two wells are in production, and one is used as a saltwater disposal well. We own approximately 95% working interest with a 79% net revenue interest as of June 1, 2019, the acquisition date for Barrister.  The two producers are Nall 16-3 #1 and the Nettles 9-12 #1.

The historical 8/8th production (gross production) of these oil wells for the fiscal years 1996 – 2015, 2016, 2017, 2018, and 2019 are summarized in the table below.

Barrister DRILL REGION PRODUCTION
Nall 16-3 #1 and Nettle 9-12 #1
Year	8/8th Total Oil Produced (bbl)	Total Gas Produced (mcf)
1996 – 2015 *	225,300	53,175
2016 *	1,335	-
2017 *	4,371	-
2018 *	2,919	-
2019 *	1,397	-
Total	235,322	53,175
* Historical production prior to the acquisition of rights by COJAX.

Disclosure of Reserves: Summary of Oil and Gas Reserves at December 31, 2019. The table below summarizes the oil-equivalent proved reserves in each geographic area and by product type for consolidated subsidiaries. The Company has reported proved reserves based on the average of the first day-of-the-month price for each month during the last 12-month period. Gas is converted to an oil-equivalent basis at six million cubic feet per one thousand barrels. No significant discovery or other favorable or adverse event has occurred since December 31, 2019, that would cause a substantial change in the estimated proved reserves as of that date.

	Crude	Natural Gas		Synthetic	Natural	Oil-Equivalent
	Oil	Liquids	Bitumen	Oil	Gas	Basis
	(bbls)	(bbls)	(bbls)	(bbls)	(cubic ft)	(bbls)
Proved Reserves
Developed
Consolidated Subsidiaries
United States	127,520	-	-	-	-	127,520
Total Consolidated	127,520	-	-	-	-	127,520

Undeveloped
Consolidated Subsidiaries
United States	2,978,136	-	-	-	-	2,978,136
Total Consolidated	2,978,136	-	-	-	-	2,978,136

Total Proved Reserves	3,105,656	-	-	-	-	3,105,656

Proved Undeveloped Reserves

At December 31, 2019, approximately 2,978,136 oil-equivalent barrels (“OEB”) of Barrister Oil Rights are proved reserves were classified as proved undeveloped. This classification represents 95 percent of the 3,105,656 OEB reported in proved reserves.

Oil and Gas Production, Production Prices and Production Costs

Oil and Gas Production

The table below summarizes production by final product sold and by geographic area for the last four years.

	2019		2018		2017		2016
	(8/8th barrels of oil produced at year-end)
Crude oil and natural gas liquids production	Crude Oil	NGL	Crude Oil	NGL	Crude Oil	NGL	Crude Oil	NGL
Consolidated Subsidiaries
United States	1,397	-	2,919	-	4,371	-	1,335	-
Total Consolidated Subsidiaries	1,397	-	2,919	-	4,371	-	1,335	-
Total crude oil & natural gas liquids production	1,397	-	2,919	-	4,371	-	1,335	-

Bitumen production
Consolidated Subsidiaries
United States	-	-	-	-	-	-	-	-

Synthetic oil production
Consolidated Subsidiaries
United States	-	-	-	-	-	-	-	-
Total liquids production	-	-	-	-	-	-	-	-

	(8/8th barrels of oil produced at year-end)
Natural gas production available for sale
Consolidated Subsidiaries

United States	-	-	-	-
Total Consolidated Subsidiaries	-	-	-	-

Total natural gas production available for sale	-	-	-	-
(thousands of oil-equivalent barrels at year-end)
Oil-equivalent production	-	-	-	-

Production Prices and Production Costs. The table below summarizes average production prices and average production costs by geographic area and by product type for the last three years.

	United States	Total
During 2019
Consolidated Subsidiaries
Average production prices
Crude oil, per barrel	58.88	58.88
NGL, per barrel	-	-
Natural gas, per thousand cubic feet	-	-
Bitumen, per barrel	-	-
Synthetic oil, per barrel	-	-
Average production costs, per oil-equivalent barrel – total	32.13	32.13
Average production costs, per barrel – bitumen	-	-
Average production costs, per barrel - synthetic oil	-	-

During 2018
Consolidated Subsidiaries
Average production prices
Crude oil, per barrel	66.06	66.06
NGL, per barrel	-	-
Natural gas, per thousand cubic feet	-	-
Bitumen, per barrel	-	-
Synthetic oil, per barrel	-	-
Average production costs, per oil-equivalent barrel – total	33.45	33.45
Average production costs, per barrel – bitumen	-	-
Average production costs, per barrel - synthetic oil	-	-

During 2017
Consolidated Subsidiaries
Average production prices
Crude oil, per barrel	59.52	59.52
NGL, per barrel	-	-
Natural gas, per thousand cubic feet	-	-
Bitumen, per barrel	-	-
Synthetic oil, per barrel	-	-
Average production costs, per oil-equivalent barrel – total	40.37	40.37
Average production costs, per barrel – bitumen	-	-
Average production costs, per barrel - synthetic oil	-	-

Average production prices have been calculated by using sales quantities from Barrister’s production as the divisor. Average production costs have been computed by using net production quantities for the divisor. The volumes of crude oil and natural gas liquids (“NGL”) production used for this computation are shown in the oil and gas production table. The volumes of natural gas used in the calculation are the production volumes of natural gas available for sale and are also shown. The natural gas available for sale volumes may be different from those shown in the reserves table in the “Oil and Gas Reserves” part of the “Supplemental Information on Oil and Gas Exploration and Production Activities” portion of the Financial Sections of this report due to volumes consumed or flared. Gas is converted to an oil-equivalent basis at six million cubic feet per one thousand barrels.

Oil and Gas Properties, Wells, Operations, and Acreage

Gross and Net Productive Wells

	Year-End 2019				Year-End 2018				Year-End 2017
	Oil		Gas		Oil		Gas		Oil		Gas
	Gross	Net	Gross	Net	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Gross and Net Productive Wells
Consolidated Subsidiaries
United States	3.0	1.8	-	-	3.0	1.8	-	-	3.0	1.8	-	-
Total Consolidated Subsidiaries	3.0	1.8	-	-	3.0	1.8	-	-	3.0	1.8	-	-

Total gross and net productive wells	3.0	1.8	-	-	3.0	1.8	-	-	3.0	1.8	-	-

There were 3 gross, and 1.8 net operated wells at December 31, 2019, December 31, 2018, and December 31, 2017.

Gross and Net Developed Acreage

	Year-End 2019		Year-End 2018		Year-End 2017
	Gross	Net	Gross	Net	Gross	Net
	(acres)
Gross and Net Developed Acreage
Consolidated Subsidiaries
United States	370	352	370	352	370	352
Total Consolidated Subsidiaries	370	352	370	352	370	352

Total gross and net developed acreage	370	352	370	352	370	352

Separate acreage data for oil and gas are not maintained because, in many instances, both are produced from the same acreage.

 Gross and Net Undeveloped Acreage

	Year-End 2019		Year-End 2018		Year-End 2017
	Gross	Net	Gross	Net	Gross	Net
	(acres)
Gross and Net Undeveloped Acreage
Consolidated Subsidiaries
United States	700	700	2,992	2,244	2,992	2,244
Total Consolidated Subsidiaries	700	700	2.992	2,244	2,992	2,244

Total gross and net undeveloped acreage	700	700	2,992	2,244	2,992	2,244

Separate acreage data for oil and gas are not maintained because, in many instances, both are produced from the same acreage.

Barrister’s investment in developed and undeveloped acreage is comprised of numerous leases. The terms and conditions under which Barrister maintains exploration and production rights to the acreage are property-specific, contractually defined, and vary significantly from property to property. Work programs are designed to ensure that the exploration potential of any property is thoroughly evaluated before expiration. In some instances, Barrister may elect to relinquish acreage in advance of the contractual expiration date if the evaluation process is complete, and there is not a business basis for the extension. In cases where additional time may be required to evaluate acreage fully, Barrister has generally been successful in obtaining extensions. The scheduled expiration of leases and concessions for undeveloped acreage over the next three years is not expected to have a material adverse impact on Barrister.

DESCRIPTION OF CAPITAL STOCK AND CAPITALIZATION

Capital Stock. The aggregate number of shares of capital stock which CoJax has authority to issue is 350,000,000 shares, divided into two classes consisting of (1) 50,000,000 shares of serial Preferred Stock (“Preferred Stock”); and (2) 300,000,000 shares of Common Stock with the par value of $0.01 per share (“Common Stock”).  CoJax has authorized 500,000 shares of Series A Convertible Preferred Stock, $0.01 par value per share, (“Series A Preferred Stock”) under its Amended and Restated Articles of Incorporation.

Common Stock. No Pre-Emptive and No Cumulative Voting Rights. There are no pre-emptive or cumulative voting rights for the Common Stock.

Voting Rights.  Each share of the Common Stock has one (1) vote per share on all matters requiring or presented for a shareholder vote. Voting rights of any series of Preferred Stock will be determined when and if a series of Preferred Stock is authorized by the Board and approved by the shareholders.

Dividends. The right to dividends for the issued shares of Common Stock are subordinate to the dividend distribution rights of any series of the Preferred Stock, unless an authorized series of Preferred Stock provides otherwise.

Return of Capital on Liquidation.   Holders of Common Stock will be entitled to the distribution of the balance of any assets available for distribution among the Common Stockholders ratably according to the Common Stock held by them respectively pro rata to their nominal amount, subject to the rights of the Preferred Stock shareholders, on a return of capital on a liquidation, reduction of capital or otherwise (other than on a repurchase of shares).

Amendment of Governing Documents.  Under the Virginia Stock Corporation Act of the Code of Virginia, 1950, as amended, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors.

Issued Shares. Jeffrey Guzy purchased one share of Common Stock for $2.00 on November 1, 2017, as part of the initial capitalization of the Company and as a founding shareholder and organizer of the Company.  The issuance of the one share was exempt from registration or qualification under Section 4(a)(2) of the Securities Act and Section 13.1-514b(10) of the Code of Virginia, 1950, as amended. As of September 2, 2020, there is one (1) share of Common Stock issued and outstanding, and we have one stockholder of record.  Upon consummation of the Exchange, we will have 3,650,001 shares of Common Stock issued and outstanding. If all Shares are sold under this Offering, CoJax will have 9,650,001 issued and outstanding shares of common stock.  There are no shares of Preferred Stock (including Series A Preferred Stock) issued as of the date of this prospectus.

Stock Options.  As of the date of this filing, we have not granted and have no granted stock options to purchase shares of any class or series of capital stock of the Company.   CoJax intends to grant 25,000 shares of its Series A Preferred Stock and 5,000 shares of Common Stock to Jeffrey Guzy  in October 2020 as part of his incentive compensation and in lieu of deferred cash compensation and CoJax intends to grant 25,000 shares of its Series A Preferred Stock and 5,000 shares of Common Stock to Wm. Barrett Wellman, CoJax Chief Financial Officer, in October 2020 as part of his incentive compensation and in lieu of deferred cash compensation.

Preferred Stock.  The authorized shares of Preferred Stock are serial, blank check preferred stock.  The CoJax Board of Directors may determine the designation, rights, preferences, authorized shares, and obligations of each series of Preferred Stock. The creation of a series of Preferred Stock requires an amendment to the CoJax articles of incorporation that is filed and accepted by the Virginia State Corporation Commission.

Series A Preferred Stock. On January 23, 2020, CoJax Oil and Gas Corporation, a Virginia corporation, (“Company”) amended  its Amended and Restated Articles of Incorporation to authorize and create the Series A Preferred Stock.  Five hundred thousand shares of Series A Stock are authorized. The shares of Series A Stock are:

1.not entitled to dividends;

2.convertible on demand of holder to, and upon occurrence of a merger or other significant corporate transaction into, 10 shares of Company Common Stock, $0.01 par value per share, (“Common Stock”);

3.entitled to a one cent per share liquidation dividend with preference over liquidation distribution to shares of Common Stock; and

4.entitled to one vote per share on all matters presented for shareholder approval and vote with the shares of Common Stock as a single class of voting securities, except the shares of Series A Stock musts approve by at least simple majority vote any of the following corporate transactions: (a) alter or change the rights, preferences or privileges of the Series A Preferred Stock so as to materially and adversely affect such shares; (b) amend the Amended and Restated Articles of Incorporation, as amended, or Bylaws of the Corporation in a manner which materially and adversely affects the rights, preferences or privileges of the Series A Preferred Stock; or (c) create, or authorize the creation of, or issue or obligate itself to issue shares  of, any additional class or series of capital stock or other securities unless the same ranks junior to or equal to the Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or  winding up of the Corporation and the payment of dividends or other payments or distributions.

Virginia anti-takeover statutes. Affiliated transactions statute. Virginia law contains provisions governing affiliated transactions. In general, these provisions prohibit a Virginia corporation from engaging in affiliated transactions with any holder of more than 10 percent of any class of its outstanding voting shares, or an interested shareholder, for three years following the date that such person became an interested shareholder unless:

•a majority of (but not fewer than two) disinterested directors of the corporation and the holders of two-thirds of the voting shares, other than the shares beneficially owned by the interested shareholder, approve the affiliated transaction; or

•before or on the date the person became an interested shareholder, a majority of disinterested directors approved the transaction that resulted in the shareholder becoming an interested shareholder.

Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an interested shareholder or any reclassification, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries, which increases the percentage of voting shares owned beneficially by an interested shareholder by more than five percent.

Virginia law permits a corporation to exempt itself from this statutory provision by placing a statement to that effect in its articles of incorporation and exempts certain corporations from the affiliated transaction statutory provision. Our articles of incorporation do not specifically address the Virginia statute regarding affiliated transactions; therefore, CoJax would be subject to this provision, except CoJax qualifies for a statutory exemption from this statutory provision under Virginia law because we are a public corporation with less than 300 shareholders.

Control share acquisitions statute.  Virginia law permits a corporation to exempt itself from this statutory provision by placing a statement to that effect in its articles of incorporation. We have adopted an amendment to our amended and restated articles of incorporation to exempt us from this statutory provision.

The Securities Enforcement and Penny Stock Reform Act of 1990. The SEC has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that the exchange or system provides current price and volume information with respect to transactions in such securities).

The Shares offered by this prospectus constitute penny stock under the Exchange Act. The Shares will remain penny stocks for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer who is willing to trade penny stocks to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate purchaser’s investment. Any broker-dealer engaged by the purchaser to sell his or her Shares will be subject to Rules 15g-1 through 15g-10 of the Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock. Many broker-dealers have a policy not to accept for deposit or trade penny stocks.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Commission, which:

•contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of the Exchange Act;

•contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask price;

•contains a toll-free telephone number for inquiries on disciplinary actions;

•defines significant terms in the disclosure document or the conduct of trading penny stocks; and

•contains such other information and is in such form (including language, type, size, and format) as the SEC shall require by rule or regulation.

The broker-dealer also must provide, before effecting any transaction in a penny stock, to the customer:

•the bid and offer quotations for the penny stock;

•the compensation of the broker-dealer and its salesperson in the transaction;

•the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

•monthly account statements showing the market value of each penny stock held in the customer’s account.

The SEC penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules.

There is no public market for the Shares as of the date of this prospectus.  If a public market develops for the Shares, Investors who purchase Shares may have difficulty selling their Shares or depositing the Shares in brokerage accounts.

Stock Transfer Agent. Southern Stock Transfer Company, located at 1899 Lake Road, Suite 210, Hiram, Georgia 30141, is the registrar and stock transfer agent for CoJax.

Listing:  The common stock is not publicly traded as of the date of this prospectus. We intend to seek quotation of the common stock on the NASDAQ Capital Market before July 21, 2021, subject to meeting the listing requirements for the quotation of stock on NASDAQ Capital Market.  Obtaining a quotation of the common stock on NASDAQ Capital Market before July 1, 2021, is necessary to avoid a trigger event entitling Barrister’s former Members to rescind the Barrister Agreement and acquisition of Barrister under that agreement. Those former Members can only rescind the Exchange jointly, not severally. We have not obtained the agreement of a broker-dealer to file a market maker application in connection with the application for quotation of our common stock on a national securities exchange. We have not filed an application for quotation of the common stock on NASDAQ Capital Markets as of the date of this prospectus.  We do not intend to seek quotation of the common stock on The OTC Markets Group, Inc. QB tier or QX tier as of the date of this prospectus.  We may be unable to attain quotation of our common stock on NASDAQ Capital Market, which could trigger a recission of the Exchange and loss of Barrister as an operating subsidiary and no public market for the common stock.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain earnings, if any, to finance the growth and development of our business. We do not expect to pay any cash dividends on our common stock in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in current or future financing instruments, provisions of applicable law and other factors the board deems relevant.

OWNERSHIP OF COMMON STOCK

Our Common Stock. The following table sets forth the beneficial ownership of our common stock as of September 25, 2020, and by:

•each person, or group of affiliated persons, who we know to beneficially own more than 5% of our common stock;

•each of our named executive officers;

•each of our directors; and

•all of our executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Unless otherwise indicated, the address of each person or entity named in the table below is 3033 Wilson Boulevard, Suite E-605, Arlington, Virginia 22201.

Name of Beneficial Owner (2)	Shares owned prior to Offering	Percentage of Issued Shares prior to Offering	Shares owned after Offering	Percentage of Shares owned after Offering
Jeffrey Guzy (1)	1	100%	1	Less than 1%

Footnote: (1) The address of Mr. Guzy for purposes of this table is c/o CoJax Oil and Gas Corporation, 3033 Wilson Blvd., Suite E605, Arlington, Virginia 22201.

(2) The amounts and percentages of common stock beneficially owned are reported on the bases of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of calculating any other person’s percentage. Under these rules, more than one person may be deemed the beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock, except to the extent this power may be shared with a spouse.

Outstanding Equity Awards.  Neither CoJax nor Barrister has any issued stock options or equity awards as of the date of this prospectus.

OWNERSHIP OF BARRISTER MEMBERSHIP INTERESTS AND OPERATING AGREEMENT

The following table shows the ownership of Membership Interests of Barrister as of September 20, 2020.  There are no options or similar instruments issued to acquire Membership Interests of Barrister.

Name of Member	Percentage of issued Membership Interests owned based on Capital Accounts	Address of Member
Andrew S. Cardwell (1)	5.00%	404 Short 7th Avenue, Laurel, Mississippi 39440
Roger McLeod	80.00%	1050 Woodland Hills Drive, Laurel, MS 39440
Jeffrey Delancey	8.33%	867 Gates Road, Columbia, Mississippi 39429
Lamar Resources, LLC (2)	6.67%	7017 Tilbury Court, McKinney, Texas 75071

Footnotes: (1) Andrew S. Cardwell was the Managing Member of Barrister.

(2) Lamar Resources, LLC, is owned by Marty Rutland and his spouse of McKinney, Texas.

Issuance of Membership Interests. Barrister issued Membership Interests to Andrew Cardwell as part of the formation of Barrister on June 13, 2014.  The issuance was exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and under a transaction exemption of the State of Mississippi securities laws.

On April 1, 2019, Barrister issued Membership Interests to Roger McLeod, Jeffrey Delancey, and Lamar Resources, LLC as new Members, which issuances were exempt from registration under Section 4(a)(2) of the Securities Act and under an exemption afforded under State of Mississippi securities laws.

Barrister Membership Interests are not publicly traded.

Distributions. Barrister has two classes of members, Members and Economic Interest Members (collectively, “Members”).  All Members are not Economic Interest Members but are Members with full economic and voting-management participation rights. Under the terms of the revised Barrister Operating Agreement, each Member’s relative rights, privileges, preferences, and obligations with respect to Barrister are represented by Member’s Membership Interests, whether Member or Economic Interest Member. Membership Interests have all the rights, privileges, preferences, and obligations set forth in the revised Barrister Operating Agreement and as may be generally available to all classes of Membership Interests. Membership Interests are entitled to share in distributions, allocations, and rights based on the percentage of the Capital Member’s Membership Interests held.  Economic Interest Membership Interests have no voting or management participation rights and are only entitled to participate in the distributions of profits and losses by Barrister.

No Member shall be bound by, or be personally liable for, the expenses, liabilities, or obligations of Barrister.

The Member’s capital account reflects a Member’s percentage ownership of Membership Interests. The capital account of each Member shall initially be set as determined by the accountants for Barrister or by a majority of the Members, and shall, from time to time, be:  (a) increased by: (i) any additional capital contributions of such Member; and (ii) such Member's share of profits of Barrister, determined pursuant to Article 6 of the revised Barrister Operating Agreement, during each fiscal year, whether or not distributed; and (iii) the agreed fair market value of any property (less liabilities assumed by Barrister) contributed by such Member; and (b) decreased by: (i) all distributions to or for the account of such Member whether from the capital or income of the company (other than payments received by a Member in payment of any loan); and  (ii) such Member's share of losses of Barrister determined during each fiscal year pursuant to Article 6 of revised Barrister Operating Agreement; and  (iii) the agreed fair market value of any property (less liabilities assumed by the Member) distributed by Barrister to such Member.

Barrister has appointed a Member to run day-to-day operations and make decisions related to daily operations.  Otherwise, Barrister's decisions and actions requiring Capital Member approval require a vote of more than fifty percent (50%) of the percentage of Capital Member Membership Interests. Manager exercises all powers afforded a manager under the Mississippi Limited Liability Company Act.

Any declared but unpaid distribution shall constitute a liability of Barrister to a Member.  Immediately prior to such distribution of property other than cash, the capital accounts of the Members shall be adjusted as provided in applicable Treasury Regulations, including, without limitation, Treasury Regulation 1.704-1(b)(2)(iv)(f).  However, no distribution shall be declared and paid, which would violate Section 79-29-605 of the Mississippi Code of 1972, as amended.

Information to Members. Within ninety (90) days after the end of each calendar year, Barrister provides each Member at any time during the year then ended the balance sheet of the Barrister as of the end of such year and statements of operations and changes in Members' capital contributions. The information shall also set forth distributions to the Members for the period covered thereby and the amount of any distributions released from reserves established in prior periods.

No Certificates.   Certificates do not evidence membership Interests, but instead, ownership is kept by book entry and record of capital account of each Member.

Indemnification of Managers and Officers. Under the revised Barrister Operating Agreement:

(a) Limitation of Liability. No Member (when not acting in violation of the Operating Agreement or applicable law) shall have any liability to Barrister or the Members for any losses sustained or liabilities incurred as a result of any act or omission of such Member in connection with the conduct of the business of Barrister. Except as required by Mississippi Code of 1972, as amended, Barrister’s debts, obligations, and liabilities, whether arising in contract, tort or otherwise, shall be solely the debts, obligations, and liabilities of Barrister, and no Member shall be personally liable for any such debt, obligation or liability of Barrister solely because of being a Member. No Member shall be liable for the debts, obligations or liabilities of Barrister, including under a judgment or order of a court; and

(b) Indemnification. Barrister shall indemnify any current or former Member, Manager or Officer to the fullest extent permitted by Section 79-29-110 of the Mississippi Code of 1972, as amended, including through the purchase of insurance, against expenses, judgments, and other losses arising out of their status as a Member, Manager or officer, provided that the Member, Manager or officer has met the appropriate standard of conduct as set forth by law, in the interpretation of the Members. Any indemnification hereunder shall be satisfied only out of the assets of Barrister, and the Members shall not be subject to personal liability by reason of the indemnification provisions under the revised Operating Agreement.

The above summary of the Operating Agreement is qualified in its entirety by reference to the actual Operating Agreement, which is filed as Exhibit 3.2.2 to the Form 8-K, as filed by CoJax with the Commission on June 22, 2020. The Operating Agreement is the second revised version and is available at no charge from CoJax by submitting a request to:  Wm. Barrett Wellman, Chief Financial Officer, CoJax Oil and Gas Corporation, 3033 Wilson Blvd., Suite E605, Arlington, Virginia 22201, telephone: (703) 216-8606.

PLAN OF DISTRIBUTION

General. Our officers and sole director are making the offer and sale of Shares without any commissions or other compensation on such sales.  There is no minimum or maximum number of Shares or escrow arrangement for the Shares. We will be able to receive and use the proceeds of any Shares sold upon consummation of the sale and regardless of the aggregate dollar amount of the sale of the Shares. There is no placement agent or underwriter for the offer and sale of the shares of common stock under this Offering.

To comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. Also, in some states, the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.  Some states apply the North American Securities Administrators Association (“NASAA”) oil and gas program policy to registered offerings of securities to fund oil and gas drilling, which policy can create a basis for objection or rejection of an effort to register an offering under coordination or qualification provisions of state securities laws. CoJax does not believe that the NASAA oil and gas program policy applies to this Offering because the Offering is not funding an oil and gas drilling program. NASAA oil and gas program policy (“NASAA Policy”) also has waivers, which may be applicable to an oil and gas program or to CoJax, if a state regulator asserts that the NASAA Policy applies to this Offering.  CoJax’s understanding of the NASAA Policy is that it was developed in response to the registered offering of securities by traditional partnership or limited partnership oil and gas drilling programs as opposed to a public corporation with ongoing oil and gas exploration and production operations. The oil and gas drilling programs are mostly funded by private placement of securities and not registered securities offerings, which registered offerings by oil and gas drilling partnerships were prominent in the past, but not now.

As of the date of this prospectus, we do not have any agreement with an underwriter or sales agent to place or purchase the shares of common stock to be sold under this Offering.  We may engage a sales agent in the future to assist in selling the shares of common stock being offered under this prospectus. We have an investment banking advisory agreement with Newbridge Securities Corp., but that firm is not acting as a sales agent or underwriter for this Offering.

Once sold under the Offering, the Shares will be freely tradable in the hands of persons other than our affiliates.

Lock-up Agreements.  There are no lock-up agreements for Shares.

Offer and Sale by Officers and Directors. Any officer or director who participates in the offer and sale of Shares will be relying on, and complying with, Rule 3a4-1(a)(4)(ii) of the Exchange Act as a “safe harbor” from registration as a broker-dealer in connection with the offer and sales of the Shares. In order to rely on such “safe harbor” provisions provided by Rule 3a4-1(a)(4)(ii), he must comply with all of the following:

•He must not be subject to a statutory disqualification;

•He must not be compensated in connection with such selling participation by payment of commissions or other payments based either directly or indirectly on such transactions;

•He must not be an associated person of a broker-dealer;

•He must primarily perform, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of Company otherwise than in connection with transactions in securities; and

•He must perform substantial duties for the issuer after the close of the offering not connected with transactions in securities, and not have been associated with a broker or dealer for the preceding 12 months, and not participate in selling an offering of securities for any issuer more than once every 12 months.

Subscribing for Shares. Investors may subscribe to purchase Shares by completing and manually executing a subscription agreement provided by us and delivering it with subscription payment in full for all Shares being purchased to the address set forth in the subscription agreement.  The subscription shall not become effective until accepted by us, which acceptance is made by us countersigning the subscription agreement and sending it to the investor. Acceptance will be based upon confirmation that the Offering is lawful by coordination or qualification in the investor’s state.  The subscription process is as follows:

•a final prospectus, with subscription agreement, is delivered by CoJax to an investor;

•the subscription is completed by the investor, and submitted with a check for payment of full purchase price of Shares to CoJax (per instructions in a subscription agreement);

•each subscription is reviewed by CoJax to confirm the subscribing party completed the form, and to confirm that Offering is lawful in investor’s domicile state;

•once approved, the subscription is accepted by us, and we receive the subscription payment for Shares for use in accordance with the Use of Proceeds set forth at page 69 of this prospectus; and

•subscriptions not accepted by us are returned with any tendered check undeposited within 48 hours of after our determination of non-acceptance of the subscription for Shares.

DETERMINATION OF OFFERING PRICE

Since our shares of common stock are not listed or quoted on any exchange or quotation system, the offering price of the Shares was arbitrarily determined and did not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition, needs, and prospects, our limited operating history, and the general condition of the securities market.

DILUTION

The following table illustrates the dilution to investors in this Offering, as well as their percentage ownership of our common stock. For purposes of the dilution calculations, it was assumed that all shares of common stock offered by means of this prospectus are sold. If less than all Shares offered are sold, the dilution to investors in this Offering will be greater, and their percentage ownership will be less than that shown in the table.

Under the Barrister Agreement, CoJax is scheduled to issue 3,650,000 shares of Common Stock, which issuance is expected to occur by October 20, 2020, the scheduled closing of the Barrister Agreement or shortly thereafter, to acquire all of the Membership Interests of Barrister.  The following dilution table assumes the issuance of the 3,650,000 shares of common stock.

We intend to sell up to 6,000,000 shares at $2.00 per share under the Offering. The following table sets forth the number of shares of Common Stock purchased from us before this Offering, the total consideration paid, and the price per share. The table assumes 100% of the 6,000,000 shares of Common Stock will be sold.

	Shares Issued		Total Consideration		Price Per
	Number of Shares	Percent	Amount	Percent	Share
Existing Shareholders	3,650,001	37.82%	$7,300,002	37.82%	$2.00
Purchasers of Shares	6,000,000	62.18%	$12,000,000	62.18%	$2.00
Total	9,650,001	100.00%	$19,300,002	100.00%	$2.00

The following table sets forth the difference between the offering price of the Shares being offered by us, the net tangible book value per share, and the net tangible book value per share after giving effect to the offering by us prior to the Offering, assuming that 100%, 75%, 50%, and 25% of the offered shares are sold. Net tangible book value per share represents the amount of total tangible assets less total liabilities divided by the number of shares outstanding as of September 20, 2020. Totals may vary due to rounding.

	100%	75%	50%	25%
	of offered	of offered	of offered	of offered
	shares are sold	shares are sold	shares are sold	shares are sold
Offering Price	$2.00	$2.00	$2.00	$2.00
Net tangible book value at June 30, 2020	$10,000,000	$10,000,000	$10,000,000	$10,000,000
Net tangible book value after giving effect to the Offering	$21,980,000	$18,985,000	$15,990,000	$12,995,000
Increase (decrease) in net tangible book value per share attributable to cash payments made by new investors	$(0.46)	$(0.41)	$(0.34)	$(0.22)
Per Share Dilution (Accretion) to New Investors	$(0.28)	$(0.33)	$(0.40)	$(0.52)
Percent Dilution (Accretion) to New Investors	(13.9) %	(16.5) %	(20.2) %	(26.2) %

If 100% of the offered shares are sold, we will receive the maximum proceeds of $11,882,442 after offering expenses have been deducted. If 75% of the offered shares are sold, we will receive $8,883,442 after offering expenses have been deducted. If 50% of the offered shares are sold, we will receive $5,883,442 after offering expenses have been deducted. If 25% of the offered shares are sold, we will receive $2,883,442 after offering expenses have been deducted. If we sell less than 1.25% of the shares (less than 2,500 shares) under the Offering, we will not have sufficient proceeds to cover our offering expenses, and we will have to pay the remainder of such expenses out of additional financing we have not yet received.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General. Management’s discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and notes thereto included elsewhere in this prospectus. This discussion includes forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this prospectus. See “Forward-Looking Statements.” Future results could differ significantly from the historical results presented in this section. Actual results may differ materially from those contained in any forward-looking statements. You should read this discussion and analysis together with our audited consolidated balance sheet, and related notes included elsewhere in this prospectus.

We were incorporated on November 13, 2017, under the laws of the Commonwealth of Virginia in order to acquire, fund, and operate oil exploration and production from assets in the Gulf States Drill Region.

We have no revenue-generating operations as of the date of this prospectus.

 We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering, and sale of oil.  While any oil and gas exploration and production leases and rights that we may acquire may produce gas, we do not currently regard gas as a significant revenue source from possible future oil production operations.  The exploitation of gas may change if our oil drilling produces sufficient quantities of gas to warrant its exploitation and sale as a primary business line. These risks include but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, availability of affordable funding, availability of qualified personnel, environmental risks, problems or delays in drilling, other operating risks and regulatory changes, the uncertainty inherent in estimating oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under “Risk Factors” in this prospectus. COVID-19 pandemic also imposes a significant risk factor affecting demand for oil, economic conditions, availability of personnel, the ability of workers to work under possible social distancing and mask requirements and demand from consumers and  industries that use oil and oil-based products.  Until there is an effective vaccine, there is no certainty as to the duration, scope, and extent of COVID-19 pandemic’s impact on the oil industry and our company.

Since our inception, we have incurred operating losses. We have not generated positive cash flows from operations, and there are no assurances that we will be successful in obtaining an adequate level of financing for the development and commercialization of our proposed oil exploration and production business. These factors raise substantial doubt about our ability to continue as a going concern. We expect to incur expenses and operating losses for the foreseeable future as we seek to implement our business plan.  Due to its limited revenues, the acquisition of Barrister does not remedy substantial doubts about our ability as a going concern. Acquisition of the Barrister Oil Rights does not enhance our asset base for debt financing because the Barrister Oil Rights are secured by a first senior lien held by COP under the COP Agreements. If we do not raise additional working capital, in addition to the net proceeds from this Offering, we may be unable to continue operations, which could result in the rescission of the acquisition of Barrister if that failure occurs prior to the Rescission Deadline and constitutes a trigger event for a rescission of the Exchange.  Loss of Barrister would leave CoJax without any operating assets or revenues. In any liquidation of CoJax, there would not be sufficient assets for distribution of assets or money to CoJax shareholders.  CoJax has been unable to raise additional capital as of the date of this prospectus, other than personal loans by Jeffrey Guzy, CoJax’s Chief Executive Officer and Chairman of the Board of Directors.

Reserve engineering is a process of estimating underground accumulations of oil that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing, and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil that are ultimately recovered.  When we acquire oil exploration and production leases and rights, we will use oil reserve reports as one factor in deciding whether to drill in the property of a specific oil lease or right.  Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in reserve estimates or underlying assumptions will materially affect the quantities and present value of oil from a drilling site.

Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, our actual results from any acquired oil exploration and production leases and rights could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or forward-looking oral statements that we or persons acting on our behalf might issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

About this Discussion. The following discussion will assist in understanding the financial position, liquidity, and results of operations of CoJax Oil and Gas Corporation. (“we,” “our” or the “Company”). The information below should be read in conjunction with the consolidated financial statement and the related notes to consolidated financial statements.

Overview. We are an early stage corporation seeking to become an independent energy company focused on the acquisition and subsequent exploitation and development of crude oil in the Gulf States Drill Region. Upon sufficient funding from this Offering, and assuming consummation of the Barrister Agreement, we will seek to establish one or more deep drilling oil rigs for Barrister Oil Rights.

The following discussion covers the results of the operation of CoJax without Barrister’s results unless stated otherwise because the Barrister Agreement has not been consummated due to pending conditions to the closing.

Results of Operations for the six months ended June 30, 2020, and June 30, 2019, and the periods ended December 31, 2019, and December 31, 2018:

Revenues: The Company had no oil and gas revenues and no revenue-producing operations.

Barrister had an operating loss of $(723) for fiscal year ended December 31, 2019, as opposed to operating income of $11,338 for the fiscal year ended December 31, 2018.  The operating loss was due to increased operating expenses and reduced revenue.

Operating Expense:  The Company had no oil and gas operating expenses. Other operating expense was $109,705 for the six months ended June 30, 2020, and $10,300, for six months ended June 30, 2019, and $35,169 for the year ended December 31, 2019, and $7,206 for the year ended December 31, 2018.

	Six Months Ended June 30,	Six Months Ended June 30,	For the Year Ended December 31,	For the Year Ended December 31,
	2020	2019	2019	2018
	(unaudited)	(unaudited)
Total Revenues	$-	$-	$-	$-
Total operating expenses	109,705	10,300	35,169	7,206
Income (loss) from operations	(109,705)	(10,300)	(35,169)	(7,206)
Other income (expense)	175	(208)	-	-
Net income (loss) from operations	$(109,530)	$(10,508)	$(35,169)	$(7,206)
Net income (deficit) per common share – basic and diluted	$(109,530)	$(10,508)	$(35,169)	$(7,206)
Weighted average number of common shares outstanding during the period – basic and diluted	1	1	1	1

Liquidity and Capital Resources: We have incurred net operating losses and operating cash flow deficits since inception, continuing through the six months ended June 30, 2020, and 2019 and the years ended December 31, 2019, and December 31, 2018. We are in the early stages of acquisition and development of oil and gas leaseholds and properties, and we have been funded primarily by a combination of loans or contributions of Jeffrey Guzy, an officer, and director of the Company.  This limited funding has been inadequate as of the date of this Prospectus to fund our business strategy. It has covered just general administration and legal compliance for the Company as well as paying accounting and legal fees for work performed in connection with this Offering.

We had cash and cash equivalents at June 30, 2020, and June 30, 2019, of $78,308 and $10,508 respectively. At December 31, 2019, we had cash and cash equivalents totaling $28,189, and at December 31, 2018, we had cash and cash equivalents totaling $7,500.

We believe that our working capital on hand, as of the date of this report, will not be sufficient to fund our plan of operations over the next 12 months.  We require additional capital within the next 12 months. Our ability to obtain additional financing may be impaired by many factors outside of our control, including the capital markets (both generally and in the crude oil industry in particular), our lack of operating history, the location of our proposed or future crude oil properties and prices of crude oil on the commodities markets (which will impact the amount of asset-based financing available to us) and other factors. Further, if oil prices on the commodities markets decline, our revenues from any exploitation of Barrister Oil Rights will likely decrease, and such decreased revenues may increase our requirements for capital.

Debt or equity financing arrangements may not be available to us or may be available only on unfavorable terms. Based on prior experience on seeking funding for drilling on properties without any significant oil production, funding for drilling is challenging to obtain at all or on affordable terms.

Additionally, available forms of funding could be highly dilutive to our existing stockholders and may not provide us with sufficient funds to meet our long-term capital requirements. We may continue to incur substantial costs in the future in connection with raising capital to fund our business, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses, and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, which may adversely affect our financial condition. If the amount of capital we are able to raise from financing activities, together with our revenues from any acquired operations, is not sufficient to satisfy our capital needs, we will be required to reduce operating costs, which are already minimal. That reduction could jeopardize our future strategic initiatives and business plans. We may be required to sell some or all of our acquired properties (which could be on unfavorable terms), seek joint ventures with one or more strategic partners, strategic acquisitions, and other strategic alternatives, cease our operations, sell or merge our business, or file a petition for bankruptcy (either liquidation or reorganization under the U.S. Bankruptcy Code).  Any of these actions could result in investors in the common stock losing their investment or failing to realize any appreciation in the common stock from the purchase price.

The following table summarizes our total current assets, total current liabilities, and working capital (deficit) as of June 30, 2020, and June 30, 2019, and December 31, 2019, and December 31, 2018:

	As of	As of	As of	As of
	June 30, 2020	June 30, 2019	Dec 31, 2019	Dec 31, 2018
	(unaudited)	(unaudited)
Current assets	$78,308	$10,500	$27,689	$7,500
Current liabilities	231,368	28,869	71,219	8,155
Working capital surplus (deficit)	$(153,060)	$(18,369)	$(43,530)	$(655)

Changes in the net cash provided by and (used in) our operating, investing, and financing activities for the six months ended June 30, 2020, and June 30, 2019, and the years ended December 31, 2019, and December 31, 2018, are set forth in the following table:

	Six Months Ended	Six Months Ended	Year Ended	Period Ended
	June 30, 2020	June 30, 2019	December 31, 2019	December 31, 2018
	(unaudited)	(unaudited)
Net cash provided by (used in) operating activities	$(27,773)	$-	$(26,813)	$(7,000)
Net cash provided by (used in) financing activities	78,392	-	51,502	10,000
Cash at beginning of period	27,689	3,500	3,500	500
Net increase (decrease) in cash	$50,619	$-	$24,689	$3,500

Cash Flows from Operating Activities: Net cash from operating activities is derived from net loss from operations adjusted for non-cash items, changes in the balances of accounts receivables, deposits, and prepaid expenses, accounts payables, accrued expenses, and other payables.  For the six months ended June 30, 2020, and June 30, 2019, and the periods ended December 31, 2019, and December 31, 2018, net cash used by operating activities was $27,773, $0, $26,813, and $7,000 respectively.

Cash Flows from Financing Activities: Total net cash provided by financing activities was $78,392 and $0 for the six months ended June 30, 2020, and 2019 and $51,502 for the periods ended December 31, 2019, and $10,000 for the period ended December 31, 2018. The net increase was derived from loans from our Chief Executive Officer n and one share of common stock purchased by our Chief Executive Officers. For more details about these debt and equity financings, see Notes to the Consolidated Financial Statements for the periods ended December 31, 2019, and December 31, 2018, incorporated by reference herein.

Stockholders’ Equity: Authorized Capital. As of June 30, 2020, and December 31, 2019, the Company has 300,000,000 authorized shares of Common Stock at $0.01 par value and 50,000,000 authorized shares of serial Preferred Stock at a par value of $0.10.

During the periods ended June 30, 2020, December 31, 2019, and December 31, 2018, the Company did not repurchase any shares.

There was one issuance of Common Stock during the period ended December 31, 2017, and no issuances of common stock for the periods ended June 30, 2020, December 31, 2019, and December 31, 2018.  There were no issuances of preferred stock during the periods ended December 31, 2019, and December 31, 2018, or in the period from January 1, 2020, to the date of this prospectus.

The one share of common stock issued was issued under an exemption from registration under Section 4(a)(2) of the Securities Act and Section 13.1-514b(10) of the Code of Virginia, 1950, as amended, and part of the initial formation of CoJax in November 2017.

Capital Contributions. There were no capital contributions during the periods ended June 30, 2020, December 31, 2019, and December 31, 2018.

Planned Capital Expenditures: The Company had no planned capital expenditures and no existing assignments or leases for oil-producing properties, or related assets, in fiscal year 2019.

The Company incurred no development costs related to the purchase and development of working interest in wells during the periods ended December 31, 2019, and December 31, 2018. The Company has no such interests in wells as of the date of this prospectus, other than the pending acquisition of Barrister and Barrister Oil Rights under the Barrister Agreement.

Effects of Inflation and Pricing: The oil and gas industry is cyclical, and the demand for goods and services by oil field companies, suppliers, and others associated with the industry puts significant pressure on the economic stability and pricing structure within the industry. Typically, as prices for oil increase all other associated costs increase as well. Conversely, in a period of declining prices, associated cost declines are likely to lag and may not adjust downward in proportion to the declining prices. Material changes in prices also will affect our revenue stream, estimates of future reserves, impairment assessments of oil properties, and values of properties in purchase and sale transactions for any acquired oil exploration and production leases and rights. Material changes in prices can affect the value of oil and gas companies and their ability to raise capital, borrow money, and retain personnel. The recent drop and fluctuations in the market price for crude oil have adversely affected the demand or ability of companies to finance domestic oil exploration.   Our need for adequate funding to expand any acquired oil production is hampered by current market conditions for oil, which have become more volatile and unpredictable as of the date of this prospectus.  Market price for oil in June 2020 averaged $40 per barrel, but there have been significant drops in the market price of oil in 2020 and 2019.

Critical Accounting Policies: The establishment and consistent application of accounting policies is a vital component of accurately and fairly presenting our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), as well as ensuring compliance with applicable laws and regulations governing financial reporting. While there are rarely alternative methods or rules from which to select in establishing accounting and financial reporting policies, proper application often involves significant judgment regarding a given set of facts and circumstances and a complex series of decisions.

Asset Retirement Obligations. The Company would, when and if operational, face possible retirement obligations for certain assets. The fair values of these obligations are recorded as liabilities on a discounted basis, which is typically at the time the assets are installed. In the estimation of fair value, the Company uses assumptions and judgments regarding such factors as the existence of a legal obligation for an asset retirement obligation; technical assessments of the assets; estimated amounts and timing of settlements; discount rates; and inflation rates. Asset retirement obligations incurred in the current period were Level 3 fair value measurements. The costs associated with these liabilities are capitalized as part of the related assets and depreciated as the reserves are produced. Over time, the liabilities are accreted for the change in their present value.

Asset retirement obligations for downstream facilities generally become firm at the time the facilities are permanently shut down and dismantled. These obligations may include the costs of asset disposal and additional soil remediation. However, these sites have indeterminate lives based on plans for continued operations, and as such, the fair value of the conditional legal obligations cannot be measured, since it is impossible to estimate the future settlement dates of such obligations.

During the periods ended June 30, 2020, December 31, 2019, and December 31, 2018, the Company had no assets subject to retirement obligations.

Revenue Recognition. As of January 1, 2018, we adopted ASC 606 using the modified retrospective method. This adoption did not have an effect on the opening balance of retained earnings. ASC 606 has no current effect on our financial statements as we have no revenue. The Company would, when and if operational, comply with the standard. For additional information regarding the new revenue recognition standard, see Notes 2 and 3, in the Financial Statements.

Stock-Based Compensation. The Company accounts for Stock-Based Compensation under ASC 718 “Compensation – Stock Compensation,” which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. ASC 718-10 requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized.

The Company accounts for stock-based compensation awards to non-employees in accordance with ASC 505-50, Equity-Based Payments to Non-Employees. Under ASC 505-50, the Company determines the fair value of the warrants or stock-based compensation awards granted as either the fair value of the consideration received, or the fair value of the equity instruments issued, whichever is more reliably measurable. Any stock options or warrants issued to non-employees are recorded in expense and additional paid-in capital in stockholders' equity over the applicable service periods using variable accounting through the vesting dates based on the fair value of the options or warrants at the end of each period.

CoJax may issue shares of CoJax capital stock to consultants or professional advisors for various services and pursuant to a written agreement and plan. The costs for these future transactions will be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of the common stock will be measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty's performance is complete. The Company will recognize consulting expense and a corresponding increase to additional paid-in capital related to stock issued for services. As of the date of this prospectus, CoJax has issued no shares to consultants or non-officer employees.

Stock Issuance. We will record future stock-based awards issued to consultants and other external entities for goods and services at either the fair market value of the goods received, or services rendered, or the instruments issued in exchange for such services, whichever is more readily determinable, using the measurement date guidelines enumerated in FASB ASC 505.

Income Taxes. We account for income taxes under FASB ASC 740. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Accounting standards require the consideration of a valuation allowance for deferred tax assets if it is “more likely than not” that some component or all of the benefits of deferred tax assets will not be realized. The tax effects from an uncertain tax position can be recognized in the consolidated financial statements only if the position is more likely than not to be sustained if the position were to be challenged by a taxing authority. We have examined the tax positions taken in our tax returns and determined that there are no uncertain tax positions. As a result, we have recorded no uncertain tax liabilities in our consolidated balance sheet.

Oil Properties. We will account for oil properties by the successful efforts method. Under this method of accounting, costs relating to the acquisition and development of proved areas are capitalized when incurred. The costs of development wells are capitalized, whether productive or non-productive. Leasehold acquisition costs are capitalized when incurred. If proved reserves are found on an unproved property, leasehold costs are transferred to proven oil-reserves properties. Exploration dry holes are charged to expense when it is determined that no commercial reserves exist. Other exploration costs, including personnel costs, geological and geophysical expenses, and delay rentals for oil leases, are charged to expense when incurred. The costs of acquiring or constructing support equipment and facilities used in oil-producing activities are capitalized. Production costs are charged to expense as incurred and are those costs incurred to operate and maintain our wells and related equipment and facilities.

Depletion of producing oil properties is recorded based on units of production. Acquisition costs of proved properties are depleted on the basis of all proved reserves, developed and undeveloped, and capitalized development costs (wells and related equipment and facilities) are depleted on the basis of proved developed reserves. As more fully described below, proved reserves are estimated by our independent petroleum engineer and are subject to future revisions based on availability of additional information. Asset retirement costs are recognized when the asset is placed in service and are depleted over proved reserves using the units of production method.

Oil properties are reviewed for impairment when facts and circumstances indicate that their carrying value may not be recoverable. We compare net capitalized costs of proved oil properties to estimated undiscounted future net cash flows using management’s expectations of future oil prices. These future price scenarios reflect our estimation of future price volatility. If net capitalized costs exceed estimated undiscounted future net cash flows, the measurement of impairment is based on estimated fair value, using estimated discounted future net cash flows based on management’s expectations of future oil prices. We have no properties as of the date of this prospectus and, as such, recorded no impairment on any properties.  Unproven properties that are individually significant will be assessed for impairment and, if considered impaired, will be charged to expense when such impairment is deemed to have occurred.

The sale of a partial interest in a proved oil property is accounted for as normal retirement, and no gain or loss is recognized as long as this treatment does not significantly affect the units-of-production depletion rate. If the units-of-production rate is significantly affected, then the sale is accounted for as the sale of an asset, and a gain or loss is recognized. The unamortized cost of the property or group of properties is apportioned to the interest sold and interest retained on the basis of the fair values of those interests. A gain or loss is recognized for all other sales of producing properties and is included in the results of operations. The sale of a partial interest in an unproved property is accounted for as a recovery of cost when substantial uncertainty exists as to recovery of the cost applicable to the interest retained. A gain on the sale is recognized to the extent the sales price exceeds the carrying amount of the unproved property. A gain or loss is recognized for all other sales of nonproducing properties and is included in the results of operations.

Oil Reserves. The determination of depreciation, depletion, and amortization expense as well as impairments that are recognized on our oil properties are highly dependent on the estimates of the proved oil reserves attributable to our properties. Our estimate of proved reserves is based on the quantities of oil which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in the future years from known reservoirs under existing economic and operating conditions. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation, and judgment. For example, we must estimate the amount and timing of future operating costs, production taxes, and development costs, all of which may, in fact, vary considerably from actual results. In addition, as the prices of oil and cost levels change from year to year, the economics of producing our reserves may change, and therefore the estimate of proved reserves may also change. Any significant variance in these assumptions could materially affect the estimated quantity and value of our reserves.

The information regarding present value of any future net cash flows attributable to proved oil reserves would be estimates only and should not be construed as the current market value of the estimated oil reserves attributable to oil-producing properties. Thus, such information includes revisions of certain reserve estimates attributable to oil-producing properties included any prior year’s estimates. These revisions reflect additional information from subsequent activities, production history of the properties involved, and any adjustments in the projected economic life of such properties resulting from changes in oil prices. Any future downward revisions could adversely affect our financial condition, our borrowing ability, our future prospects, and the value of our common stock.

Use of Estimates. The preparation of financial statements under GAAP in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting period. The most significant estimates relate to proved oil reserve volumes, certain depletion factors, future cash flows from oil and natural gas properties, estimates relating to certain oil and natural gas revenues and expenses, valuation of equity-based compensation, valuation of asset retirement obligations, estimates of future oil commodity pricing and the valuation of deferred income taxes. Actual results may differ from those estimates.

New Accounting Pronouncements. From time to time, new accounting pronouncements are issued by FASB that we adopt as of the specified effective date. If not discussed, management believes that the impact of recently issued standards, which are not yet effective, will not have a material effect on our financial statements upon adoption.

Recent Accounting Pronouncements. Our audited financial statements found elsewhere in this prospectus contain a description of recent accounting pronouncements.

Internal Controls and Procedures. We are not currently required to comply with the SEC’s rules implementing Section 404 of SOX and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. We are required to comply with the SEC’s rules implementing Section 302 of SOX, which will require certifications in our quarterly and annual reports and provision of an annual management report on the effectiveness of our internal control over financial reporting. We will not be required to have our independent registered accounting firm make its first assessment of our internal control over financial reporting under Section 404 until our first annual report subsequent to our ceasing to be an “emerging growth company.”

Off Balance Sheet Financial Obligations. We currently do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial  condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Relaxed Ongoing Reporting Requirements. Upon the completion of this Offering we have elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

Going Concern. Public auditors have raised substantial doubt about our ability to continue as a going concern due to negative cash flow and negative working capital in the report for our December 31, 2019, and December 31, 2018, audited financial statements, which are included in this prospectus. Even if we consummate the Barrister Agreement, there can be no assurance that the Company will be able to achieve its business plan, raise any additional capital, or secure the additional financing necessary to implement its current operating plan. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company has yet to achieve profitable operations, expects to incur further losses in the development of its business, has negative cash flows from operating activities, and is dependent upon future issuances of equity or other financing to fund ongoing operations, all of which raises substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing from shareholders or other sources to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and/or related party advances; however, there is no assurance of additional funding being available or on acceptable terms if at all.

MANAGEMENT AND BOARD OF DIRECTORS

Executive Officers and Directors

Our executive officers and directors, and their ages and positions as of the date of this prospectus, are set forth below:

Name	Age	Position(s)	Date of Appointment	Date of Resignation
Jeffrey J. Guzy	69	Chief Executive Officer Director - Chairman Chief Financial Officer	January 22, 2020 November 17, 2017 November 17, 2017	- - March 16, 2020
Wm. Barrett Wellman	72	Chief Financial Officer	March 16, 2020	-
Jeffrey Delancey	49	Former Chief Executive Officer Former Director	May 18, 2018 May 18, 2018	January 21, 2020 January 21, 2020

Profiles of CoJax Officers and Director:

Jeffrey J. Guzy, Age 69, Chief Executive Officer and Director.  Mr. Guzy has served as a director since May 15, 2018 and was appointed as Chief Executive Officer on January 22, 2020.  On January 24, 2020, Mr. Guzy signed an employment agreement with the Company for his employment as Chief Executive Officer.

He has served as an outside director of Leatt Corp. (OTC Trading Symbol: LEAT), a public company, since April 2007. Mr. Guzy also served, from October 2007 to August 2010, as Leatt Corporation’s President. Mr. Guzy has served as an executive manager or consultant for business development, sales, customer service, and management in the telecommunications industry, specifically, with IBM Corp., Sprint International, Bell Atlantic Video Services, Loral CyberStar, and FaciliCom International. Mr. Guzy has also started his own telecommunications company providing Internet services in Western Africa. He serves as an independent director and chairman of the audit committee of Capstone Companies, Inc. (OTC Trading Symbol: CAPC), a public corporation. Since 2020, he also serves as an independent director of Brownies Marine Group, Inc., (OTC Trading Symbol: BWMG) a public company. Mr. Guzy has an MBA in Strategic Planning and Management from The Wharton School of the University of  Pennsylvania, an M.S. in Systems Engineering from the University of Pennsylvania; a B.S. in Electrical Engineering from Penn State University; and a Certificate in Theology from Georgetown University.

Wm. Barrett Wellman, Age 72, Chief Financial Officer. On March 16, 2020, the Company appointed Wm. Barrett Wellman as Chief Financial Officer.  Mr. Wellman has over 30 years of business experience as an accountant, controller, chief financial officer, chief information officer, and senior executive for various companies and two large accounting firms.  Since 2006, Mr. Wellman has maintained a business and financial consulting business in Arlington, Virginia.  The Company and Mr. Wellman’s consulting business share offices in Arlington, Virginia.  He has an MBA from Marshall University in West Virginia and a B.S. in Accounting from the University of Charleston in West Virginia. Before Mr. Wellman’s appointment, Jeffrey Guzy handled the duties of Chief Financial Officer.  Mr. Wellman has been a business associate of Mr. Guzy for over 20 years in various consulting services for third parties.

Jeffrey Delancey, Age 49.  Mr. Delancey was the CoJax Chief Executive Officer until his resignation on January 21, 2020.  He has twenty-nine years of direct oilfield operating experience. Since May of 2004, he has served as President and Director of Delancey’s Pumping Services, Inc.; a private company focused on outsourcing oilfield services to operators focused on Mississippi and Alabama.  His team is responsible for managing and supervising drilling operations, workover rigs, well hookups, and all other daily operations.  Delancey’s Pumping Services, Inc. also oversees various specialized sub-contractors and manages all phases of field-wide supervision.

Mr. Delancey participates as a working interest owner in various oil and gas projects throughout the southeast giving him knowledge and expertise in the investment aspects of the oil and gas business.

For the last seventeen years, Mr. Delancey has operated and supervised operations of all aspects of upstream oil and gas operations for various mid-size local independents, such as Camterra Resources, Gungoll Exploration, Midroc Operating, Vernon E. Faulconer, Inc., and Eland Energy. Mr. Delancey spent his first decade in the oil industry as an oilfield services employee for various local companies.

Indemnification.  The employment agreements for Jeffrey Guzy and Wm. Barrett Wellman provide certain indemnification, as described below in “Executive Compensation.”

CoJax’s Amended and Restated Articles of Incorporation provide for: (1) limitation of liability to the full extent permitted by Virginia law - specifically, no director or officer of CoJax made a party to any proceeding shall be liable to CoJax or its shareholders for monetary damages arising out of any transaction, occurrence or course of conduct, except for knowing violations of law or willful misconduct; and (2) CoJax shall indemnify its director or officer who is or was a party to any proceeding because he is or was such a director or officer or is or was serving at the request of CoJax as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The CoJax Board of Directors is empowered, by a majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer.   CoJax has no indemnification agreements as of the date of this prospectus.  CoJax has no directors’ and officers’ liability insurance or cash reserve for indemnification as of the date of this prospectus. Still, CoJax is authorized to purchase such insurance under the Amended and Restated Articles of Incorporation.

Under the Amended and Restated Articles of Incorporation, CoJax may advance expenses to a director or officers if he is made a party to a proceeding by virtue of being a director or officer and if: (1) a written statement, executed personally, of his or her good faith belief that he or she has met any standard of conduct that is a prerequisite to his or her entitlement to indemnification under the Amended and Restated Articles of Incorporation; and (2) a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet such standard of conduct.

EXECUTIVE COMPENSATION

CoJax Compensatory Arrangements.  Executive Compensation. The following table sets forth executive compensation for CoJax as of June 1, 2020:

Name and Principal Position	Year(1)	Salary(2)	Stock Options	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Totals
Jeffrey J. Guzy, Chief Executive Officer	2020 YTD	$-	-	-	-	-	$-
	2019	-	-	-	-	-	-
	2018	-	-	-	-	-	-
Wm. Barrett Wellman Chief Financial Officer	2020 YTD	$-	-	-	-	-	$-

(1) 2020 figures are for January 1, 2020, to June 30, 2020.

(2) Under their respective employment agreements: (a) Jeffrey Guzy has a base annual salary of $120,000, payable on a semi-monthly basis in equal installments, but the base salary is deferred until the Company has sufficient cash flow to pay the base salary.  Further, the base salary can either be paid in total when Company is adequately funded, or the accrued unpaid base salary can be converted into shares of the CoJax Common Stock at the lower conversion price of the initial public offering price of $2.00 or current market price at the time of conversion by Mr. Guzy;  and (b) Mr. Wellman’s base salary is $100,000, payable semi-monthly in equal installments, but the base salary is deferred until the Company has sufficient cash flow to pay the base salary.  Alternatively, the accrued unpaid base salary can be converted into shares of the CoJax Common Stock at the lower conversion price of the initial public offering price of $2.00 or current market price at the time of conversion by Mr. Wellman.

Employment Agreement of Jeffrey J. Guzy.  Mr. Guzy’s January 24, 2020 employment agreement with CoJax provides, in part, for:

(1) the term of the employment agreement is three years;

(2) a base annual salary of $120,000 payable semi-monthly in equal installments, but the base salary is deferred ad only will be paid when Company is adequately funded, or  the accrued unpaid base salary can be converted into shares of the CoJax Common Stock at the lower conversion price of the initial public offering price of $2.00 or current market price at the time of conversion by Mr. Guzy;

(3) Mr. Guzy is eligible for an ad hoc performance bonus if and in an amount approved by the disinterested directors when and if CoJax appoints disinterested directors;

(4) Mr. Guzy may participate in any incentive compensation and other benefit plans to the extent that he is eligible to do so;

(5) continuation of Mr. Guzy’s under Company’s health insurance and other benefit plans for 24 months after any termination of his employment for a good reason (as defined in the employment agreement);

(6)  imposes confidentiality and non-recruitment of Company employees obligations on Mr. Guzy for one year after the end of employment;

(7) the employment agreement provides that the Company can terminate Mr. Guzy’s employment for cause (as defined in the employment agreement) and for Mr. Guzy to terminate the employment agreement for “good reason” (as defined in the employment agreement); and

(8) If Mr. Guzy terminates the employment for a good reason, then he would be entitled to: A cash payment, payable in equal installments over a six (6) month period after Mr. Guzy terminates employment, equal to the sum of the following:

-Base Annual Salary. Subject to the payment of the following sums not causing the insolvency of the Company, the equivalent of the greater of (i) twenty-four (24) months of Mr. Guzy’s then-current base salary or (ii) the remainder of the term of the employment agreement (the "Severance Period"); plus

-Earned but Unpaid Amounts. Any previously earned but unpaid salary through Mr. Guzy’s final date of employment, being Mr. Guzy’s termination of employment.

Further, the employment agreement also provides the following indemnification to Mr. Guzy:   CoJax shall indemnify and save harmless Mr. Guzy for any liability incurred by reason of any act or omission performed by Mr. Guzy while acting in good faith on behalf of the Company. Within the scope of the authority of his pursuant to the employment agreement and the fullest extent provided under the CoJax Bylaws, the CoJax Amended and Restated Articles of Incorporation and the Virginia Stock Corporation Act, except that Mr. Guzy must have in good faith believed that such action was in, or not opposed to, the best interests of CoJax, and, with respect to any criminal action or  proceeding, had no reasonable cause to believe that such conduct was unlawful.  No indemnification barred by regulations or policies of the SEC or in clear violation of public policy will be permitted under the employment agreement.

The foregoing summary of the employment agreement is qualified in its entirety by reference to the employment agreement, as attached as Exhibit 10.1 to CoJax’s Current Report on Form 8-K, filed on January 27, 2020, with the Commission.

Employment Agreement for Wm. Barrett Wellman.  Mr. Wellman’s employment agreement, dated March 16, 2020, provides for:

CoJax signed an employment agreement for Mr. Wellman's services as Chief Financial Officer on March 16, 2020.  Under the employment agreement: (1) the term of the employment agreement is 3 years; (2) a base annual salary of $100,000 payable semi-annually in equal installments, but the base salary can either be paid in total when CoJax is adequately funded or, alternatively,  the accrued unpaid base salary can be converted into shares of the CoJax common stock at the lower conversion price of the initial public offering price of $2.00 or current market price at time of conversion by Mr. Wellman;  (3) Mr. Wellman is eligible for an ad hoc performance bonus if and in an amount approved by the disinterested directors; (4) Mr. Wellman may participate in any incentive compensation and other benefit plans to the extent that he is eligible to do so; (5) continuation of Mr. Wellman’s benefits under CoJax’s health insurance and other benefit plans for 24 months after any termination of his employment for good reason (as defined in the employment agreement); (6) imposes confidentiality and non-recruitment of Company employees obligations on Mr. Wellman for one year after end of employment, and (7) the employment agreement provides for CoJax to terminate Mr. Wellman’s employment for cause (as defined in the employment agreement) and for Mr. Wellman to terminate the employment agreement for ”good reason” (as defined in the employment agreement).

Mr. Wellman’s unpaid base salary is deferred if unpaid at the time due.

If Mr. Wellman terminates the employment for a good reason, then he would be entitled to: A cash payment, payable in equal installments over a six (6) month period after Mr. Wellman terminates employment, equal to the sum of the following:

-Base Annual Salary. Subject to the payment of the following sums subject to not causing the insolvency of the Company, the equivalent of the greater of (i) twenty-four (24) months of Mr. Wellman’s then-current base salary or (ii) the remainder of the term of the employment agreement (the "Severance Period"); plus

-Earned but Unpaid Amounts. Any previously earned but unpaid salary through Mr. Wellman’s final date of employment, Mr. Wellman’s termination of employment.

The employment agreement also provides the following indemnification to Mr. Wellman:   The Company shall indemnify and save harmless Mr. Wellman for any liability incurred by reason of any act or omission performed by Mr. Wellman while acting in good faith on behalf of the Company. Within the scope of the authority of his pursuant to the employment agreement and the fullest extent provided under the CoJax Bylaws, the CoJax Amended and Restated Articles of Incorporation and the Virginia Stock Corporation Act, except that Mr. Wellman must have in good faith believed that such action was in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful.  No indemnification barred by regulations or policies of the SEC or in clear violation of public policy will be permitted under the employment agreement.

The foregoing summary of the employment agreement is qualified in its entirety by reference to the employment agreement, as attached as Exhibit 10.1 to Company’s Current Report on Form 8-K, as filed on March 23, 2020.

Family Relationships. No family relationships exist among officers and directors of the Company.

Board of Directors.  Jeffrey J. Guzy is the sole director of the CoJax as of the date of this prospectus. CoJax has and will continue to seek additional directors who are deemed independent directors and to serve on an audit committee of the CoJax’s board of directors.  We have been unable to find qualified candidates willing to commit to serving on our board of directors as of the date of this prospectus.

Independent Directors.  We do not have any directors who qualify as independent directors under any SEC or national securities exchange rules.  Assuming that we find willing and qualified candidates, we intend to seek to appoint two independent directors after the commencement of this Offering.  As a start-up concern with limited cash resources and no established public market for our common stock, and no director and officer liability insurance as of the date of this prospectus, we may be unable to recruit independent directors. Subject to adequate net Offering proceeds, we intend to obtain directors and officers liability insurance upon the successful consummation of this Offering.

Board Committees.  Our by-laws authorize an audit committee of the Board of Directors. Still, we have not formed an audit committee due to the inability as of the date of this prospectus to recruit qualified independent directors to serve on the audit committee.  We intend to authorize an audit committee and its charter upon recruitment of qualified, independent directors.  The Board of Directors perform the duties of all Board of Director committees.

 Director Nominations.  The Board of Directors will also consider director nominees recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders called to elect directors). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws. We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Directors and Officers Insurance.  CoJax does not have directors and officers liability insurance. Still, we intend to purchase such insurance from funding under this Offering if such funding is adequate to allow the purchase of directors and officers liability insurance without affecting the ability of CoJax to pay its necessary operating costs.  Our priority is buying general business liability insurance for operations before directors and officers liability insurance.

Executive Compensation Philosophy. CoJax’s executive compensation programs are guided by the following principles, which make up our executive compensation philosophy:

•Pay for Performance. Compensation opportunities are designed to align executives’ pay with the Company’s performance and are focused on producing sustainable long-term growth.

•Attract, Promote, and Retain Talented Management Team. We compete for talent with other companies of similar size in our market. To attract and retain executives with the experience necessary to achieve our business goals, our compensation must be competitive and appropriately balanced between fixed compensation and at-risk compensation.

•Align Interests with the Interests of Shareholders. We believe that management should have a significant financial stake in CoJax to align their interests with those of the shareholders and to encourage the creation of long-term value. Therefore, equity awards will be a component of executive compensation.

 Our executive compensation program has three key elements, which have been designed according to these principles: base salary, annual cash incentive compensation (being bonuses), and long-term incentive or equity compensation. We do not provide any perquisites and retirement benefits to our officers as of the date of this prospectus.   We have not paid any annual cash incentive compensation as of the date of this prospectus.

Until we have regular operations and sufficient operating history to determine the financial performance of the Company, our Board of Directors does not intend to issue any incentive compensation or annual cash incentive compensation.

Retirement Benefits. We have not maintained, and do not currently intend to maintain, a defined benefit pension plan or nonqualified deferred compensation plan. We have no plans to adopt any defined benefit pension plan or a nonqualified deferred compensation plan.

2018 Equity Incentive Plan.  CoJax’s Board of Directors or “Board of Directors” and stockholder approved the 2018 Equity Incentive Plan on December 31, 2018 (“2018 Plan”), which replaced the 2017 Equity Incentive Plan (“2017 Plan”) that was approved by the Board of Directors and stockholder on January 2, 2018.  The Board of Directors terminated the 2017 Plan on December 31, 2018.  No options or awards were granted under the 2017 Plan.

The following is a summary of the 2018 Plan, which summary is qualified in its entirety by reference to the 2018 Plan,  which is filed as an exhibit to the Form S-1 Registration Statement (Commission File Number 333-232845) filed with the SEC on July 26, 2019.

No options or other incentive compensation has been granted as of the date of this prospectus.

2018 Plan Purpose. The 2018 Plan will allow us to grant equity awards, including performance awards, to incentivize high levels of performance and productivity by individuals who provide services to us and to further align the interests of our employees with those of CoJax and its stockholders. The use of our common stock as part of our compensation program is intended to foster a pay-for-performance culture that is an essential element of our overall compensation philosophy. Our equity will be used to retain our officers and other employees and promote a focus on sustained enhancement through improved performance. The 2018 Plan is intended to be “performance-based compensation” under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), to be exempt from the tax deduction limits of Section 162(m) if they meet the other requirements of Section 162(m).

2018 Plan Administration. The Board of Directors, or the Compensation Committee of the Board of Directors when formed by the Board of Directors, has the authority to administer our 2018 Plan. Subject to the terms of the 2018 Plan, the Board of Directors or the authorized board committee, referred to as the “plan administrator,” determines recipients, dates of grant, the numbers and types of stock awards to be granted, and the terms and conditions of the stock awards, including the period of their exercisability and vesting schedule applicable to a stock award. Subject to the limitations set forth below, the plan administrator will also determine the exercise price, strike price, or purchase price of awards granted and the types of consideration to be paid for the award. The plan administrator has the authority to modify outstanding awards under our 2018 Plan. Subject to the terms of our 2018 Plan, the plan administrator has the authority, without stockholder approval, to reduce the exercise, purchase or strike price of any outstanding stock award, cancel any outstanding stock award in exchange for new stock awards, cash, or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles; provided, that, stockholders must approve any repricing of SAR’s.

2018 Plan Share Reserve.   Three million shares of common stock are reserved for issuance under grants or awards made pursuant to the 2018 Plan.   If a stock award granted under our 2018 Plan expires or otherwise terminates without being exercised in full, or is settled in cash, the shares of our common stock not acquired pursuant to the stock award again will become available for subsequent issuance under our 2018 Plan. The following types of shares under our 2018 Plan may become available for the grant of new stock awards under our 2018 Plan: (1) shares that are forfeited to or repurchased by us before becoming fully vested; (2) shares withheld to satisfy income or employment withholding taxes; or (3) shares used to pay the exercise or purchase price of a stock award. Shares issued under our 2018 Plan may be previously unissued shares or reacquired shares bought by us on the open market.

2018 Plan Stock Awards.  Our 2018 Plan provides for the grant of incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, (“Code”)), non-statutory stock options, stock appreciation rights, or SARs, restricted stock awards, restricted stock unit awards, performance-based stock awards and other forms of equity compensation, which are collectively referred to as stock awards. Our 2018 Plan also provides for the grant of performance cash awards. Incentive stock options may be granted only to employees. All other awards may be granted to employees, including officers, and to non-employee directors and consultants.  Incentive and non-statutory stock options are evidenced by stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, within the terms and conditions of our 2018 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under our 2018 Plan vest at the rate specified by the plan administrator. The plan administrator determines the term of stock options granted under our 2018 Plan, up to a maximum of ten years. Unless the terms of an option holder’s stock option agreement provide otherwise, if an option holder’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death, or cause, the option holder may generally exercise any vested options for three months following the cessation of service. The option term will automatically be extended in the event that exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft, or money order, (2) a broker-

assisted cashless exercise, (3) the tender of shares of our common stock previously owned by the option holder, (4) a net exercise of the option if it is a nonqualified stock option and (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order.

Tax Limitations on Incentive Stock Options. The aggregate fair market value, determined at the time of grant, of our common stock with respect to incentive stock options that are exercisable for the first time by an option holder during any calendar year under all of our stock plans, may not exceed $100,000. Options or portions thereof that exceed such limit will be treated as nonqualified stock options. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the incentive stock option does not exceed five years from the date of grant.

Restricted Stock Awards. Restricted stock awards are evidenced by restricted stock award agreements adopted by the plan administrator. Restricted stock awards may be granted in consideration for (1) cash, check, bank draft or money order, (2) services rendered to us or our affiliates, or (3) any other form of legal consideration. Common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule as determined by the plan administrator. Rights to acquire shares under a restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator. Except as otherwise provided in the applicable award agreement, restricted stock unit awards that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Restricted Stock Unit Awards.  Restricted stock unit awards evidenced by restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration or no consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of the consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Rights under a restricted stock units award may be transferred only upon such terms and conditions as set by the plan administrator. Restricted stock unit awards may be subject to vesting as determined by the plan administrator. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Stock Appreciation Rights or “SARs.” SARs are evidenced by SAR grant agreements adopted by the plan administrator. The plan administrator determines the strike price for a SAR, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Upon the exercise of a SAR, we will pay the participant an amount in cash or stock equal to (1) the excess of the per-share fair market value of our common stock on the date of exercise over the strike price, multiplied by (2) the number of shares of common stock with respect to which the SAR is exercised. A SAR granted under our 2018 Plan vests at the rate specified in the SAR agreement as determined by the plan administrator.

The plan administrator determines the term of SARs granted under our 2018 Plan, up to a maximum of ten years. Unless the terms of a participant’s SAR agreement provides otherwise, if a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested SAR for a period of three months following the cessation of service. The SARs’ term will be further extended in the event that applicable securities laws prohibit the exercise of the SAR following such a termination of service. In no event may a SAR be exercised beyond the expiration of its term.

Unless the plan administrator provides otherwise, SARs generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. A SAR holder may designate a beneficiary, however, who may exercise the SAR following the holder’s death.

Performance Awards. Our 2018 Plan permits the grant of performance-based stock and cash awards. Our compensation committee can structure such awards so that stock or cash will be issued or paid pursuant to such award only after the achievement of certain pre-established performance goals during a designated performance period. The plan administrator determines the performance goals. The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates, or business segments. They may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices.

Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.

Changes to Capital Structure. In the event that there is a specified type of change in our capital structure, such as a stock split or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under our 2018 Plan, (2) the class and maximum number of shares by which the share reserve may increase each year automatically, (3) the class and maximum number of shares that may be issued upon the exercise of incentive stock options and (4) the class and number of shares and exercise price, strike price or purchase price, if applicable, of all outstanding stock awards.

Change in Control. The plan administrator may provide, in an individual award agreement or any other written agreement between a participant and us, that the stock award will be subject to additional acceleration of vesting and exercisability or settlement in the event of a change in control. Under our 2018 Plan, a change in control is generally (1) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction, (2) a consummated merger, consolidation, or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity or (3) a consummated sale, lease or exclusive license or other disposition of all or substantially all of our consolidated assets.

Amendment and Termination. Board of Directors has the authority to amend, suspend or terminate our 2018 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent and provided further that certain types of amendments will require the approval of stockholders. No incentive stock options may be granted after the tenth anniversary of the date that the Board of Directors adopts the 2018 Plan.

The Company issued no stock options during the periods January 1, 2020, through June 30, 2020, and annual periods ended December 31, 2019, and December 31, 2018.  The Company has issued no stock options as of the date of this prospectus.

Director Compensation. Directors of the Company do not currently receive and have not received in the past any compensation for servicing as a director.   The Company does reimburse directors for any actual expenses incurred in the performance of duties as a director.  We may pay a nominal director’s fee in the future if available cash is not needed for necessary operating overhead.

Form S-8 Registration. The Company has not filed a Form S-8 Registration Statement for any issuances under the 2018 Plan.

BARRISTER MANAGEMENT

Founder/Member. Andrew S. Cardwell, Age 37, is the sole Manager of Barrister. There are no other officers, managers, or employees, other than Mr. Delancey providing executive oversight on a part time basis and as a Member. Barrister engages independent contractors or vendors to provide any operational services or functions not handled by Mr. Cardwell.  The Members appoint the Manager of the Company.  Absent appointment of a Manager, Barrister would be managed by its Members.  The Manager enjoys all powers granted under the Mississippi Limited Liability Company Act to a Manager in management of Barrister, subject to the limitation that he cannot sign and bind Barrister under any agreement or obligation in excess of $1 million.

Except as limited by this Operating Agreement, each Member shall have equal rights in the determination of any matter involving the business of Barrister; provided, however, that the Members, upon a vote of a majority of all   the Members, may appoint one or more Managers to manage the day-to-day operations of the Barrister as set forth in Section 5.2 of the Operating Agreement.  A Manager may or may not be a Member.  A Manager may, in turn, appoint an agent and attorney-in-fact to act in his/her stead in certain circumstances and for a specific purpose (e.g., executing agreements when the Manager is unavailable). Except as determined by the Members according to Section 5.2 of the Operating Agreement, no Member shall have any right or authority to take any action on behalf of Barrister concerning third parties.

The Manager may exercise all powers necessary to carry on the ordinary, everyday business of the Company.  In the performance of his duties, any such duly appointed Manager may do all lawful acts that are not, by statute or by the Certificate of Formation of Barrister or by the Operating Agreement, prohibited.  No Manager shall have any liability for any action taken, or for the failure to take any action, except to the extent required by Section 79-29-403(a)-(d) of the Mississippi Code of 1972, as amended.

Founder/Member Profile: Mr. Cardwell is a licensed lawyer engaged in the private practice of law in Laurel, Mississippi.  He is licensed to practice law in Mississippi and Texas.  Mr. Cardwell’s legal practice focuses on real estate, estate planning, bankruptcy, small business law, and energy law.  He received his J.D. from Mississippi College School of Law and a B.S. from Mississippi College.  Prior to his law practice, Mr. Cardwell worked as an Oil & Gas Title Landman in Jackson, Mississippi, and was a member of the Mississippi Association of Petroleum Landmen.

BARRISTER MANAGEMENT COMPENSATION.

Since its organization, there has been no compensation paid to or owed to any members or Manager of Barrister for services. Barrister has no employment agreements. Barrister has no non-cash incentive compensation or equity-based compensation plans.

LEGAL PROCEEDINGS

Neither CoJax nor Barrister is a party to any legal proceedings as of the date of this prospectus.  CoJax officers and sole director and Barrister Manager have not been involved in the last ten (10) years in any of the following:

1)  Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2) Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3)  Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

4)  Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity;

5)  Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity; or

6)  Having any administrative proceeding has been threatened against you related to their involvement in any type of business, securities, or banking activity.

CODE OF ETHICS

CoJax has adopted a Code of Ethics applicable to our directors, officers, and employees. We will file a copy of our Code of Ethics as an exhibit to the registration statement of which this prospectus is a part. You will be able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. Upon consummation of the Barrister Agreement, Barrister's management would be subject to CoJax’s Code of Ethics. Barrister does not have a code conduct or code of ethics.

CERTAIN RELATIONSHIPS, RELATED PARTY TRANSACTIONS, AND CONFLICT OF INTERESTS

There have been no transactions by the Company from November 13, 2017, the date of our inception, to the date of this prospectus that exceeded $120,000 in transaction amount and in which any of our executive officers, directors, promoters, or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements which are described under the sections of this prospectus captioned “Executive Compensation.”

Related Party Transaction Policy. CoJax adopted a formal, written policy that our executive officers, directors (including director nominees), holders of more than 5% of any class of our voting securities, and any member of the immediate family of or any entities affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior approval or, in the case of pending or ongoing related party transactions, ratification of our audit committee, which has not been formed as of the date of this prospectus. The entire Board of Directors handles the function of the audit committee for any related-party transaction review. If the sole director has a related party transaction, then CoJax will engage a special independent outside legal counsel to review and determine whether the related party transaction violates CoJax policy.

For purposes of our policy, a related party transaction is a transaction, arrangement, or relationship where we were, are or will be involved and in which a related party had, has, or will have a direct or indirect material interest, other than transactions available to all of our employees.

Certain transactions with related parties, however, are excluded from the definition of a related party transaction including, but not limited to: (1) transaction with another company at which a related party’s only relationship is as an employee (excluding as an executive officer or a director) or beneficial owner of less than 5% of that company’s shares; (2) transaction where the related party’s interest arises solely from the ownership of our equity securities and all holders of our common stock received the same benefit on a pro-rata basis (e.g., dividends); (3) transactions available to all employees generally; (4) transactions involving the purchase or sale of products or services in the ordinary course of business, not exceeding $20,000; and (5) transactions in which the related party’s interest derives solely from his or her service as a director, trustee or officer (or similar position) of a not-for-profit organization or charity that receives donations from CoJax.

When an audit committee is formed, then no member of the audit committee may participate in any review, consideration, or approval of any related party transaction where such member or any of his or her immediate family members is the related party. In approving or rejecting the proposed agreement, our audit committee shall consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to: (1) the benefits and perceived benefits, or lack thereof, to our company; (2) the impact on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; (3) the materiality and character of the related party’s direct and indirect interest; (4) the actual or apparent conflict of interest of the related party; (5) the availability of other sources for comparable products or services; (6) the opportunity costs of alternative transactions; (7) the terms of the transaction; (8) the commercial reasonableness of the terms of the proposed transaction; and (9) terms available to unrelated third parties or employees under the same or similar circumstances. In reviewing proposed related party transactions, the audit committee will only approve or ratify related party transactions that are in, or not inconsistent with, the best interests of our company and shareholders, as the audit committee determines in good faith.

Conflicts of Interest.   As of the date of this prospectus, each officer and director of the Company has other professional and business interests and positions.  If a specific business opportunity becomes available, such a person may face a conflict in selecting between our business interest and their other business interests. The policy of the Board of Directors is that any personal business or corporate opportunity incurred by an officer or director of the Company must be examined by the Board of Directors and turned down by the Board of Directors in a timely basis before an officer or director can engage or take advantage of a business opportunity which could result in a conflict of interest or constitute competition against CoJax.  If the sole director is involved in a potential conflict of interest, then CoJax will engage a special outside legal counsel to determine if an impermissible conflict of interest exists.

Jeffrey Guzy and Wm. Barrett Wellman have been business associates in various periodic consulting assignments for businesses and they have known each other for over 20 years.  CoJax does not believe this relationship poses a conflict of interest requiring approval by an independent person.

USE OF PROCEEDS

 If we sell all of the Shares under this Offering, then we estimate that net proceeds from the Offering will be approximately $12,000,000. We intend to use those net proceeds as follows:

The table below estimates our use of proceeds, given the varying levels of success of the Offering.  The actual use of proceeds may vary from the following estimates due to total proceeds from the Offering:

Shares sold	600,000	1,500,000	3,000,000	4,500,000	6,000,000
% of Shares offered	10%	25%	50%	75%	100%
Expense category:
Compensation	$250,000	$400,000	$400,000	$525,000	$700,000
Offering Expense:
Audit fees	35,000	35,000	35,000	35,000	35,000
Blue Sky fees	25,000	25,000	25,000	25,000	25,000
Edgarization fees	10,000	10,000	10,000	10,000	10,000
Legal fees	30,000	30,000	30,000	30,000	30,000
Printing and delivery	5,000	5,000	5,000	5,000	5,000
SEC filing fees	1,558	1,558	1,558	1,558	1,558
Transfer agent fees	5,000	5,000	5,000	5,000	6,000
Miscellaneous expense	5,000	5,000	5,000	5,000	5,000
Total Offering Expense	116,558	116,558	116,558	116,558	117,558

General Corporate Legal fees	15,000	15,000	15,000	15,000	25,350
Accounting fees	25,000	25,000	30,000	35,000	35,000
Investment banking fees	25,000	30,000	50,000	65,000	75,000
General administrative	50,000	75,000	100,000	120,000	150,000
Insurance Premiums	45,000	45,000	75,000	85,000	95,000
Oil & gas leases / production	-	-	2,500,000	7,250,000	9,600,000
Engineering services (a)	65,000	75,000	150,000	300,000	500,000
Working capital/operating reserve, misc.	1,108,442	3,018,442	3,363,442	1,538,442	2,102,092

Total Gross Proceeds	$1,200,000	$3,000,000	$6,000,000	$9,000,000	$12,000,000

(a) Engineering Services can include personnel and:

Engineering Expense	Estimated Amount
Oil engineering study	$500,000

.

The estimated cost of insurance premiums for casualty and liability insurance for our operations is included in Cash Reserves and Miscellaneous in the above chart.  We have not priced such premiums as of the date of this prospectus.

There can be no assurance that the Company will raise any funds through this Offering, and if a limited amount of funds is raised, CoJax will use such funds according to its best judgment in accordance with the “Use of Proceeds” chart above. This discretion is not unlimited.   The funding will be used to pay (1) first,  for general administrative overhead of CoJax, compensation for CoJax personnel and professional accounting, engineering and legal services deemed necessary to sustain basic corporate operations; and (2) second, for operational expenses of CoJax-Barrister.

If we require additional funding, we will seek such funds from private or additional public offerings of our common stock or preferred stock, debt financing (whether short term unsecured or long term secured debt financing with oil revenues as collateral) and personal loans from CoJax senior officers. Company reserves the right to alter the estimated use of proceeds in the event of circumstances at hand and the best interests of the Company. The use of proceeds will be used as much as practicable to enhancing revenue generation.

The projected expenditures shown above are only estimates or approximations and do not represent a firm commitment by us, especially if the net proceeds from the Offering are inadequate to fully or substantially fund a specific Use of Proceeds.  To the extent that the proposed expenditures are insufficient for the purposes indicated, supplemental amounts required may be drawn from other categories of estimated expenditures, if available.  Conversely, any amounts not expended as proposed will be used for general working capital and spent in response to the most pressing, essential obligation.

CoJax may issue some of the Shares to settle claims from vendors, suppliers, contractors, accountants, or other professional advisors for any past due cash compensation.

PRIVATE PLACEMENT OF COMMON STOCK

If we consummate the Barrister Agreement, we will issue a total of 3,650,000 shares of common stock in the Exchange whereby CoJax will acquire all of the issued Membership Interests of Barrister.  These shares will be issued in reliance upon the following exemptions from registration under the Securities Act:  Section 4(a)(2) and Rule 506(b) of Regulation D under the Securities Act. The 3,650,000 shares of common stock would be issued as follows in the Exchange:

Name of Common Stock Shareholder	Number of Shares of CoJax Common Stock owned prior to the Exchange	Percentage of ownership of issued and outstanding shares of CoJax Common Stock prior to Exchange	Number of Shares of CoJax Common Stock owned after the Exchange	Percentage of issued and outstanding shares of CoJax Common Stock after the Exchange
Andrew S. Cardell (1)	-	-	182,500	5.00%
Jeffrey Delancey (2)	-	-	304,045	8.33%
Lamar Resources, LLC (3)	-	-	243,455	6.67%
Roger McLeod	-	-	2,920,000	80.00%
Jeffrey Guzy(4)	1	100%	1	<1.00%
TOTALS	1	100%	3,650,001	100%(4)

Footnotes: (1) Andrew S. Cardell, Jeffrey Delancey, Lamar Resources, LLC, and Roger McLeod are Barrister Members.

(2) Jeffrey Delancey was Chief Executive Officer and a Director of CoJax from May 18, 2019, until January 21, 2020.  Mr. Delancey voluntarily resigned to pursue other interests.

(3) Lamar Resources, LLC, is owned by Marty Rutland.

(4)  Jeffrey Guzy is the founding shareholder of CoJax and acquired one share of common stock as part of the formation of CoJax in November 2017.

PRIOR OFFERING

We made an offering of 3 million shares of common stock under an August 12, 2019 prospectus to the Form S-1 Registration Statement (Commission File Number 333-232845), which offering expired by its terms and without any shares of common stock being sold. On September 21, 2020, CoJax filed an application with the Commission to deregister the 3 million shares. This Offering is a separate offer and sale of the shares of common stock.

NAMED EXPERTS AND LEGAL MATTERS

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the Offering, a substantial equity interest, direct or indirect, in CoJax. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

The consolidated financial statements for the Company for the years ended December 31, 2019, and 2018, included in this prospectus have been audited by Haynie & Company, CPAs, an independent registered public accounting firm, as set forth in its report appearing herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Haynie & Company, CPAs does not provide any consulting or tax services for CoJax or Barrister.

The validity of the issuance of the Common Stock will be passed upon for us by PW Richter plc, a Richmond, Virginia law practice, and outside legal counsel for select legal law matters for CoJax.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a  part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC also maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We also maintain a website at www.cojaxoilandgas.com. Information contained in, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is only as an inactive textual reference.

INDEX TO FINANCIAL STATEMENTS

CONTENTS	PAGE

Financial Statements at December 31, 2019 and December 31, 2018	F/S-1
Report of Independent Certified Public Accounting Firm	F/S-3
Financial Statements:
Balance Sheet as of December 31, 2019 and December 31, 2018	F/S-4
Statement of Operations for the years ended December 31, 2019 and December 31, 2018	F/S-5
Statement of Cash Flows for the year ended December 31, 2019	F/S-6
Statement of Stockholder’s Equity (Deficit) for the years ended December 31, 2019 and December 31, 2018	F/S-7
Notes to Financial Statements	F/S-8 – F/S-22

Condensed Financial Statements at June 30, 2020 and June 30, 2019 (unaudited)	F/S-23
Financial Statements:
Balance Sheet as of June 30, 2020	F/S-25
Statement of Operations for the periods ended June 30, 2020 and June 30, 2019	F/S-26
Statement of Cash Flows for the period ended June 30, 2020	F/S-27
Statement of Stockholder’s Equity (Deficit) for the periods ended June 30, 2020 and June 30, 2019	F/S-28
Notes to Financial Statements	F/S-29 – F/S-33

Pro Forma Condensed Financial Statements at June 30, 2020 (unaudited)	F/S-34
Financial Statements:
Balance Sheet as of June 30, 2020	F/S-37
Statement of Operations for the six months ended June 30, 2020	F/S-38
Statement of Operations for the year ended December 31, 2019	F/S-38
Notes to Financial Statements	F/S-39

APPENDIX A:  Oil and Gas Industry Abbreviations and Defined Terms

The following are abbreviations and definitions of certain terms used in this document, which are commonly used in the oil and natural gas industry:

•“ARO” means asset retirement obligation;

•“Bcf” means one billion cubic feet of natural gas;

•“Bcfd” means one billion cubic feet of natural gas per day;

•“Btu” means one British thermal unit, the quantity of heat required to raise the temperature of a one-pound mass of water by one degree of Fahrenheit;

•“Basin” means a large natural depression on the earth’s surface in which sediments generally brought by water accumulate;

•“CapEx” means capital expenditures;

•“Completion” means the process of treating a drilled well followed by the installation of permanent equipment for the production of natural gas or oil, or in the case of a dry hole, the reporting of abandonment to the appropriate agency;

•“D&C costs” means drilling and completion costs;

•“Developed acreage” means the number of acres that are allocated or assignable to productive wells or wells capable of production;

•“Estimated ultimate recovery” or “EUR” means the sum of reserves remaining as of a given date and cumulative production as of that date. As used in this prospectus, EUR includes only proved reserves and is based on our reserve estimates;

•“Exploratory well” means a well drilled to find and produce natural gas or oil reserves not classified as proved, to find a new reservoir in a field previously found to be productive of natural gas or oil in another reservoir or to extend a known reservoir;

•“FERC” means the Federal Energy Regulatory Commission;

•“Field” means an area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the productive underground formations;

•“Formation” means a layer of rock which has distinct characteristics that differs from nearby rock;

•“Gulf States Drill Region” means the area(s) where oil and gas leases, drilling, and production rights, which are located in the Smackover Trend. The Smackover Trend extends from Texas to the Florida Panhandle along the Gulf Coast Region – both onshore and offshore.  The Smackover Trend is a major oil and gas production formation in the Gulf States and the principal source of oil and gas. Like the Persian Gulf, the Smackover Trend was rock stratum formed by deposits from warm ocean waters covering the carbonate-evaporite basins in the southern Gulf States Region during the Upper Jurassic Period.

•“Horizontal drilling” means a drilling technique used in certain formations where a well is drilled vertically to a certain depth and then drilled at a right angle within a specified interval;

•“Identified drilling locations” means total gross (net) resource play locations that we may be able to drill on our existing acreage. A portion of our identified drilling locations constitute estimated locations based on our acreage and spacing assumptions, as described in “Business — Our Operations —Reserve Data —Drilling Locations.” Actual drilling activities may change depending on the availability of capital, regulatory approvals, seasonal restrictions, natural gas and oil prices, costs, drilling results, and other factors;

•“Invested capital” means the future capital expenditures required to drill and complete a single well. When used in this prospectus in connection with descriptions of our rate of return, the calculation of “invested capital” assumes such capital expenditures are incurred in period one (with revenue and operating costs recognized until the economic end of a well’s life, at which time abandonment costs are recognized);

•“LNG” means liquid natural gas;

•“Mcf” means one thousand cubic feet of natural gas;

•“MMBtu” means one million Btu;

•“MMcf” means one million cubic feet of natural gas;

•“Net acres” means the percentage of total acres an owner has out of a particular number of acres, or a specified tract. An owner who has 50% interest in 100 acres owns 50 net acres;

•“Productive well” means a well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of the production exceed production expenses and taxes;

•“Prospect” means a specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is deemed to have potential for the discovery of commercial hydrocarbons;

•“Proved developed reserves” means reserves that can be expected to be recovered through existing wells with existing equipment and operating methods;

•“Proved reserves” means the estimated quantities of oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be commercially recoverable in future years from known reservoirs under existing economic and operating conditions;

•“Proved undeveloped reserves” or “PUDs” means proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion;

•“Recompletion” means the process of re-entering an existing wellbore that is either producing or not producing and completing new reservoirs in an attempt to establish or increase existing production;

•“Reservoir” means a porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is separate from other reservoirs;

•“Resources” means quantities of oil and gas estimated to exist in naturally occurring accumulations. A portion of the resources may be estimated to be recoverable, and another portion may be considered to be unrecoverable. Resources include both discovered and undiscovered accumulations.

•“Royalty interest” means an interest in an oil and gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on leased acreage. Royalties may be either landowner's royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

•“Service well” means any well drilled or completed for the purpose of supporting production in an existing field. Specific purposes of service wells include gas injection, water injection, steam injection, air injection, salt-water disposal, water supply for injection, observation, or injection for in-situ combustion.

•“Standardized measure” means the present value, discounted at 10% per year, of estimated future net revenues from the production of proved reserves, computed by applying sales prices used in estimating proved oil and gas reserves to the year-end quantities of those reserves in effect as of the dates of such estimates and held constant throughout the productive life of the reserves (except for consideration of future price changes to the extent provided by contractual arrangements in existence at year-end), and deducting the estimated future costs to be incurred in developing, producing and abandoning the proved reserves (computed based on year-end costs and assuming continuation of existing economic conditions). Future income taxes are calculated by applying the appropriate year-end statutory federal and state income tax rate with consideration of future tax rates already legislated, to pre-tax future net cash flows, net of the tax basis of the properties involved, and utilization of available tax carryforwards related to proved oil and gas reserves.

•“Spacing” means the distance between wells producing from the same reservoir. Spacing is often expressed in terms of acres, e.g., 40-acre spacing, and is often established by regulatory agencies;

•“Standardized measure” means discounted future net cash flows estimated by applying year-end prices to the estimated future production of year-end proved reserves. Future cash inflows are reduced by estimated future production and development costs based on period-end costs to determine pre-tax cash inflows. Future income taxes, if applicable, are computed by applying the statutory tax rate to the excess of pre-tax cash inflows over our tax basis in the natural gas and oil properties. Future net cash inflows after income taxes are discounted using a 10% annual discount rate;

•“Undeveloped reserves” means Undeveloped reserves are reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required. Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled unless evidence exists that establishes reasonable certainty of economic productivity at greater distances. Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted, indicating that they are scheduled to be drilled within five years unless the specific circumstances justify a longer time. Under no circumstances shall estimates for  undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, or by other evidence using reliable technology establishing reasonable certainty.

•“Unit” means the joining of all or substantially all interests in a reservoir or field, rather than a single tract, to provide for development and operation without regard to separate property interests. Also, the area covered by a unitization agreement;

•“Unproved properties” means properties with no proved reserves.

•“Wellbore” means the hole drilled by the bit that is equipped for natural gas production on a completed well. Also called well or borehole; and

•“Working interest” means the right granted to the lessee of a property to explore for and to produce and own natural gas or other minerals. The working interest owners bear the exploration, development, and operating costs on either a cash, penalty or carried basis.

CoJax Oil and Gas Corporation

Financial Statements

December 31, 2019

F/S-1

CoJax Oil and Gas Corporation

Financial Statements

CONTENTS	PAGE

Report of Independent Registered Public Accounting Firm	F/S-3

Financial Statements

Balance Sheets as of December 31, 2019, and December 31, 2018	F/S-4

Statements of Operations for the year ended December 31, 2019	F/S-5

Statements of Cash Flows for the year ended December 31, 2019	F/S-6

Statement of Stockholder’s Deficit for the period ended December 31, 2018, and the year ended December 31, 2019	F/S-7

Notes to Financial Statements	F/S-8 – F/S-22

F/S-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of CoJax Oil & Gas Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of CoJax Oil & Gas Corporation (the Company) as of December 31, 2019 and 2018, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Consideration of the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has recurring net losses, negative cash flows from operations, and negative working capital. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2 to the financial statements.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Haynie & Company

Haynie & Company

Salt Lake City, Utah

March 30, 2020

We have served as the company’s auditor since 2018

F/S-3

CoJax Oil and Gas Corporation

Consolidated Balance Sheets

As of December 31, 2019, and December 31, 2018

	As of	As of
	December 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash	$28,189	$3,500
Deferred offering costs	-	7,000
Total current assets	28,189	10,500

Total assets	$28,189	$10,500

LIABILITIES and STOCKHOLDER’S DEFICIT
Current liabilities:
Accounts payable	$8,890	$7,455
Accrued interest payable	329	408
Loan payable – related party	62,000	10,498
Total current liabilities	71,219	18,361

Total liabilities	71,219	18,361

Stockholder’s deficit:
Preferred stock, $0.10 par value, 50,000,000 current shares authorized, no shares issued and outstanding, respectively.	-	-
Common stock, $0.01 par value, 300,000,000 current shares authorized, 1 share issued and outstanding, respectively.	-	-
Additional paid-in capital	2	2
Accumulated deficit	(43,032)	(7,863)
Total stockholder’s deficit	(43,030)	(7,861)

Total liabilities and stockholder’s deficit	$28,189	$10,500

See accompanying notes to consolidated financial statements.

F/S-4

CoJax Oil and Gas Corporation

Consolidated Statements of Operations

For the years ending December 31, 2019, and December 31, 2018

	For the Year Ended	For the Year Ended
	December 31, 2019	December 31, 2018
Revenues	$-	$-

Operating expenses:
Accounting fees	3,000	-
Audit fees	12,500	2,500
Filing fees	9,871	3,700
Legal fees	7,245	-
Office rent	600	600
Other office expense	1,345	-
Interest expense	608	406
Total operating expenses	35,169	7,206

Loss from operations	(35,169)	(7,206)

Net loss	$(35,169)	$(7,206)

Net loss per common share - basic and diluted	$(35,169)	$(7,206)
Weighted average number of common shares outstanding during the period - basic and diluted	1	1
See accompanying notes to consolidated financial statements.

F/S-5

CoJax Oil and Gas Corporation

Consolidated Statements of Cash Flows

For the years ending December 31, 2019, and December 31, 2018

	Year Ended	Year Ended
	December 31, 2019	December 31, 2018
Cash flows from operating activities:
Net loss	$(35,169)	$(7,206)
Adjustments to reconcile Net loss to net cash used in operations:
Accounts payable	1,434	(200)
Deferred offering costs – write off	7,000	-
Accrued interest payable	(78)	406
Total adjustments to reconcile Net loss to net cash provided by operations	8,356	206
Net cash used in operating activities	$(26,813)	$(7,000)

Cash flows from investing activities:	-	-

Cash flows from financing activities:
Proceeds from loans payable – related party	62,000	10,000
Payments on loans payable – related party	(10,498)	-
Net cash provided by financing activities	51,502	10,000

Net increase in cash	24,689	3,000
Cash at beginning of period	3,500	500
Cash at end of period	$28,189	$3,500

Supplemental disclosure of non-cash investing and financing activities:
Interest paid, net of capitalized interest	$608	$-
The Company did not engage in any non-cash investing or financing activities during the period.

See accompanying notes to consolidated financial statements.

F/S-6

CoJax Oil and Gas Corporation

Consolidated Statements of Stockholder’s (Deficit)

For the years ending December 31, 2019, and December 31, 2018

					Additional		Total
	Preferred stock		Common stock		paid-in	Accumulated	Stockholder’s
	Shares	Amount	Shares	Amount	capital	deficit	deficit
Balance, December 31, 2017	-	$-	1	$-	$2	$(657)	$(655)
Net (loss) for the Year ending December 31, 2018	-	-	-	-	-	(7,206)	(7,206)
Balance, December 31, 2018	-	$-	1	$-	$2	$(7,863)	$(7,861)
Net (loss) for the Year ending December 31, 2019	-	-	-	-	-	(35,169)	(35,169)
Balance, December 31, 2019	-	$-	1	$-	$2	$(43,032)	$(43,030)

See accompanying notes to consolidated financial statements.

F/S-7

CoJax Oil and Gas Corporation

Notes to Consolidated Financial Statements

December 31, 2019

NOTE 1 – ORGANIZATION, NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Organization

CoJax Oil & Gas Corporation, a Virginia corporation (“Company”), was incorporated on November 13, 2017.

Nature of Operations

We are an early development stage company, and we have no revenue-generating operations. From November 13, 2017, we have been engaged in organizational activities and had no revenue-generating operations.  We intend to acquire assignments of hydrocarbon revenues and underlying oil and gas exploration and production rights.

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) which contemplate continuation of the Company as a going concern.

NOTE 2 – GOING CONCERN DISCLOSURE

The Company’s financial statements are prepared using U.S. GAAP applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the ordinary course of business. Since inception, the Company has not identified any proven or probable reserves and correspondingly has not generated any revenue during its exploration stage. There can be no assurance that the Company will be able to achieve its business plan, raise any additional capital, or secure the additional financing necessary to implement its current operating plan. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company has yet to achieve profitable operations, expects to incur further losses in the development of its business, has negative cash flows from operating activities, and is dependent upon future issuances of equity or other financings to fund ongoing operations, all of which raises substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and to obtain the necessary financing from shareholders or other sources to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and related party advances, however, there is no assurance of additional funding being available or on acceptable terms, if at all.

F/S-8

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant areas of estimate include the impairment of assets and rates for amortization, accrued liabilities, future income tax obligations, and the inputs used in calculating stock-based compensation and transactions. Actual results could differ from those estimates and would impact future results of operations and cash flows.

Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. On December 31, 2019, and December 31, 2018, the Company had no cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable will consist primarily of oil and gas sales, net of a valuation allowance for doubtful accounts. As of December 31, 2019, and the year ended December 31, 2018, the allowance for doubtful accounts was $0.

Impairment or Disposal of Long-Lived Assets

The Company accounts for the impairment or disposal of long-lived assets according to the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 360 “Property, Plant and Equipment.” ASC 360 clarifies the accounting for the impairment of long-lived assets and for long-lived assets to be disposed of, including the disposal of business segments and major lines of business. Long-lived assets are reviewed when facts and circumstances indicate that the carrying value of the asset may not be recoverable. When necessary, impaired assets are written down to estimated fair value based on the best information available. Estimated fair value is generally based on either appraised value or measured by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates. The Company did not recognize any impairment losses as of December 31, 2019, or December 31, 2018.

Fair Value of Financial Instruments

The Company had no financial instruments for the year ending December 31, 2019, or for the year ending December 31, 2018.

ASC 820 “Fair Value Measurements and Disclosures” defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) a reporting entity’s own assumptions about market participant assumptions

F/S-9

developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means; and

Level 3 – Fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2019, and December 31, 2018. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments.

The Company applied ASC 820 for all non-financial assets and liabilities measured at fair value on a non-recurring basis. The adoption of ASC 820 for non-financial assets and liabilities did not have a significant impact on the Company’s financial statements.

Revenue Recognition

On January 1, 2018, the Company adopted Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (“ASC 606”). As the Company has no sales, the adoption did not require an adjustment to opening retained earnings for the cumulative effect adjustment. It did not affect the Company’s previously reported results of operations nor it's ongoingly consolidated and combined balance sheets, statements of cash flow, or statements of changes in equity.

Under ASC 606, oil and natural gas sales revenues are recognized when control of the product is transferred to the customer, the performance obligations under the terms of the contracts with customers are satisfied, and collectability is reasonably assured. Once operational, all the Company’s oil and natural gas sales will be made under contracts with customers. The performance obligations for the Company’s contracts with customers will be satisfied at a point in time through the delivery of oil and natural gas to its customers. Accordingly, the Company’s contracts will not give rise to contract assets or liabilities. The Company will typically receive payment within 30 days of the month of delivery. The Company’s contracts for oil and natural gas sales will be standard industry contracts that include variable consideration based on the monthly index price and adjustments that may include counterparty-specific provisions related to volumes, price differentials, discounts, and other adjustments and deductions.

F/S-10

Stock-Based Compensation

The Company accounts for Stock-Based Compensation under ASC 718 “Compensation – Stock Compensation,” which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. ASC 718-10 requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized.

The Company accounts for stock-based compensation awards to non-employees in accordance with ASC 505-50, Equity-Based Payments to Non- Employees. Under ASC 505-50, the Company determines the fair value of the warrants or stock-based compensation awards granted as either the fair value of the consideration received, or the fair value of the equity instruments issued, whichever is more reliably measurable. Any stock options or warrants issued to non-employees are recorded in expense and additional paid-in capital in stockholders' equity over the applicable service periods using variable accounting through the vesting dates based on the fair value of the options or warrants at the end of each period.

The Company issues stock to consultants for various services. The costs for these transactions are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of the common stock is measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty's performance is complete. The Company recognized consulting expense and a corresponding increase to additional paid-in-capital related to stock issued for services. (See NOTE 9 – STOCKHOLDER’S DEFICIT)

Income Taxes

Income taxes are accounted for under the liability method of accounting for income taxes. Under the liability method, future tax liabilities and assets are recognized for the estimated future tax consequences attributable to differences between the amounts reported in the financial statement carrying amounts of assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantially enacted income tax rates expected to apply when the asset is realized or the liability settled. The effect of a change in income tax rates on future income tax liabilities and assets is recognized in income in the period that the change occurs. Future income tax assets are recognized to the extent that they are considered more likely than not to be realized.

The FASB has issued ASC 740 “Income Taxes.” ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. This standard requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.

Because of the implementation of this standard, the Company performed a review of its material tax positions in accordance with recognition and measurement standards established by ASC 740 and concluded that they had no uncertain tax positions as of December 31, 2019, or as of December 31, 2018.

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Basic and Diluted Income per Share

The Company computes income per share in accordance with ASC 260, "Earnings per Share," which requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the statement of operations. Basic EPS is computed by dividing income available to common shareholders by the weighted average number of shares outstanding during the period. Diluted EPS gives effect to all dilutive potential shares of common stock outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants.  Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. The Company did not have any dilutive securities as of December 31, 2019, and December 31, 2018.

Segment Information

In accordance with the provisions of ASC 280-10, “Disclosures about Segments of an Enterprise and Related Information,” the Company is required to report financial and descriptive information about its reportable operating segments. The Company does not consider itself to have any operating segments as of December 31, 2019, or as of December 31, 2018.

NOTE 4 – RECENT ACCOUNTING PRONOUNCEMENTS

Management does not believe any recently issued but not yet effective accounting pronouncements, if adopted, would have a material effect on the Company’s present or future financial statements.

NOTE 5 – LONG LIVED ASSETS

On December 31, 2019, and December 31, 2018, the Company had no long-lived assets.

NOTE 6 – ACCRUED EXPENSES

At December 31, 2019, and December 31, 2018, the Company had the following accrued expenses:

	December 31, 2019	December 31, 2018
Accrued interest	$329	$408
Accrued expenses	$329	$408

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NOTE 7 – NOTES PAYABLE - related party

The Company is a party to several loans with related parties. The note holder is the Executive Chairman of the Company. At December 31, 2019, and December 31, 2018, notes payable consisted of the following:

	December 31,	December 31,
	2019	2018
On November 13, 2017, the Company’s Executive Chairman loaned $498 to the Company, and the Company issued a promissory note for such amount. The promissory note is unsecured and bears interest at 4% per annum. The original maturity date of March 1, 2018, was extended by the Executive Chairman on June 1, 2019. Principal and accrued interest were settled on September 1, 2019.	$-	$498

On January 3, 2018, the Company’s Executive Chairman loaned $5,000 to the Company, and the Company issued a promissory note for such amount. The promissory note is unsecured and bears interest at 4% per annum. The original maturity date of May 1, 2018, was extended by the Executive Chairman on June 1, 2019. Principal and accrued interest were settled on September 1, 2019.	$-	$5,000

On January 22, 2018, the Company’s Executive Chairman loaned $5,000 to the Company, and the Company issued a promissory note for such amount. The promissory note is unsecured and bears interest at 4% per annum. The original maturity date of May 1, 2018, was extended by the Executive Chairman on June 1, 2019. Principal and accrued interest were settled on September 1, 2019.	$-	$5,000

On September 1, 2019, the Company’s Executive Chairman loaned $42,000 to the Company, and the Company issued a promissory note for such amount. The promissory note is unsecured and bears interest at 2% per annum. Principal and accrued interest mature on September 1, 2020.	$42,000	$-

On November 15, 2019, the Company’s Executive Chairman loaned $20,000 to the Company, and the Company issued a promissory note for such amount. The promissory note is unsecured and bears interest at 2% per annum. Principal and accrued interest mature on November 15, 2020.	$20,000	$-

Notes payable – related party	$62,000	$10,498

NOTE 8 – RELATED PARTY TRANSACTIONS

For the year ending December 31, 2019, there were five related party transactions (see NOTE 7) between the Company’s Executive Chairman and the Company. There were no other related party transactions between any of the Company’s directors or executive officers or any person nominated or chosen by the Company to become a director or executive officer.

For the year ending December 31, 2018, there were three related party transactions (see NOTE 7) between the Company’s Executive Chairman and the Company. There were no other related party transactions between any of the Company’s directors or executive officers or any person nominated or chosen by the Company to become a director or executive officer.

F/S-13

NOTE 9 – STOCKHOLDER’S DEFICIT

Authorized Capital

As of December 31, 2019, the Company has 300,000,000 authorized shares of Common Stock at $0.01 par value and 50,000,000 authorized shares of Preferred Stock at a par value of $0.10.

Preferred Stock

During the years ending December 31, 2019, and December 31, 2018, the Company issued no shares of Preferred Stock.

Common Stock

During the years ending December 31, 2019, and December 31, 2018, the Company did not repurchase any shares.

The above shares of capital stock are restricted securities under Rule 144 and were issued in reliance on an exemption from the registration requirements of the Securities Act.

Capital Contributions

During the years ending December 31, 2019, and December 31, 2018, the Company did not receive any capital contributions.

Incentive Compensation Plan

2018 Equity Incentive Plan.  The Company’s Board of Directors or “Board of Directors” and stockholder approved the 2018 Equity Incentive Plan on December 31, 2018 (“2018 Plan”), which replaced the 2017 Equity Incentive Plan (“2017 Plan”) that was approved by the Company’s Board of Directors and stockholder on January 2, 2018.  The Board of Directors terminated the 2017 Plan on December 31, 2018.  No options or awards were granted under the 2017 Plan. The following is a summary of the 2018 Plan, which summary is qualified in its entirety by reference to the 2018 Plan, which is filed as an exhibit to the Registration Statement filed with the SEC in connection with the offering of shares of common stock.

2018 Plan Purpose. The 2018 Plan will allow us to grant equity awards, including performance awards, to incentivize high levels of performance and productivity by individuals who provide services to us and to further align the interests of our employees with those of the Company and our stockholders. The use of our common stock as part of our compensation program fosters a pay-for-performance culture that is an important element of our overall compensation philosophy. Our equity compensation is also used to retain our officers and other employees and promote a focus on sustained enhancement through improved performance. The 2018 Plan is intended to be “performance-based compensation” under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), to be exempt from the tax deduction limits of Section 162(m) if they meet the other requirements of Section 162(m).

  2018 Plan Administration. The Board of Directors, or the Compensation Committee of the Board of Directors when formed by the Board of Directors, has the authority to administer our 2018 Plan. Subject to the terms of the 2018 Plan, the Board of Directors or the authorized board committee, referred to as the “plan administrator,” determines recipients, dates of a grant, the numbers and types of stock awards to be granted, and the terms and conditions of the stock awards, including the period of their exercisability and vesting schedule applicable to a stock award. Subject to the limitations set forth

F/S-14

below, the plan administrator will also determine the exercise price, strike price or purchase price of awards granted and the types of consideration to be paid for the award. The plan administrator has the authority to modify outstanding awards under our 2018 Plan. Subject to the terms of our 2018 Plan, the plan administrator has the authority, without stockholder approval, to reduce the exercise, purchase or strike price of any outstanding stock award, cancel any outstanding stock award in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles; provided, that, stockholders must approve any repricing of SAR’s.

2018 Plan Share Reserve.   Three million shares of common stock are reserved for issuance under grants or awards made pursuant to the 2018 Plan.   If a stock award granted under our 2018 Plan expires or otherwise terminates without being exercised in full, or is settled in cash, the shares of our common stock not acquired pursuant to the stock award again will become available for subsequent issuance under our 2018 Plan. The following types of shares under our 2018 Plan may become available for the grant of new stock awards under our 2018 Plan: (1) shares that are forfeited to or repurchased by us prior to becoming fully vested; (2) shares withheld to satisfy income or employment withholding taxes; or (3) shares used to pay the exercise or purchase price of a stock award. Shares issued under our 2018 Plan may be previously unissued shares or reacquired shares bought by us on the open market.

2018 Plan Stock Awards.  Our 2018 Plan provides for the grant of incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, (“Code”)), non-statutory stock options, stock appreciation rights, or SARs, restricted stock awards, restricted stock unit awards, performance-based stock awards and other forms of equity compensation, which are collectively referred to as stock awards. Our 2018 Plan also provides for the grant of performance cash awards. Incentive stock options may be granted only to employees. All other awards may be granted to employees, including officers, and non-employee directors and consultants.  Incentive and non-statutory stock options are evidenced by stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, within the terms and conditions of our 2018 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under our 2018 Plan vest at the rate specified by the plan administrator. The plan administrator determines the term of stock options granted under our 2018 Plan, up to a maximum of ten years. Unless the terms of an option holder’s stock option agreement provide otherwise, if an option holder’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the option holder may generally exercise any vested options for three months following the cessation of service. The option term will automatically be extended in the event that exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy.

The plan administrator will determine acceptable consideration for the purchase of common stock issued upon the exercise of a stock option. It may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of our common stock previously owned by the option holder, (4) a net exercise of the option if it is a nonqualified stock option and (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order.

Restricted Stock Awards. Restricted stock awards are evidenced by restricted stock award

F/S-15

agreements adopted by the plan administrator. Restricted stock awards may be granted in consideration for (1) cash, check, bank draft or money order, (2) services rendered to us or our affiliates, or (3) any other form of legal consideration. Common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule as determined by the plan administrator. Rights to acquire shares under a restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator. Except as otherwise provided in the applicable award agreement, restricted stock unit awards that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Restricted Stock Unit Awards.  Restricted stock unit awards evidenced by restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration or no consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Rights under a restricted stock unit award may be transferred only upon such terms and conditions as set by the plan administrator. Restricted stock unit awards may be subject to vesting as determined by the plan administrator. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Stock Appreciation Rights or “SARs.” SARs are evidenced by SAR grant agreements adopted by the plan administrator. The plan administrator determines the strike price for a SAR, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Upon the exercise of a SAR, we will pay the participant an amount in cash or stock equal to (1) the excess of the per-share fair market value of our common stock on the date of exercise over the strike price, multiplied by (2) the number of shares of common stock with respect to which the SAR is exercised. A SAR granted under our 2018 Plan vests at the rate specified in the SAR agreement as determined by the plan administrator.

The plan administrator determines the term of SARs granted under our 2018 Plan, up to a maximum of ten years. Unless the terms of a participant’s SAR agreement provide otherwise, if a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability or death, the participant may generally exercise any vested SAR for three months following the cessation of service. The SARs’ term will be further extended in the event that applicable securities laws prohibit the exercise of the SAR following such a termination of service. In no event may a SAR be exercised beyond the expiration of its term.

Unless the plan administrator provides otherwise, SARs generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. A SAR holder may designate a beneficiary, however, who may exercise the SAR following the holder’s death.

Performance Awards. Our 2018 Plan permits the grant of performance-based stock and cash awards. Our compensation committee can structure such awards so that stock or cash will be issued or paid pursuant to such award only after the achievement of certain pre-established performance goals during a designated performance period.   The plan administrator determines the performance goals. The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates, or business segments. They may be either absolute or relative to the

F/S-16

performance of one or more comparable companies or the performance of one or more relevant indices.

Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.

Amendment and Termination. Board of Directors has the authority to amend, suspend or terminate our 2018 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent and provided further that certain types of amendments will require the approval of stockholders. No incentive stock options may be granted after the tenth anniversary of the date that the Board of Directors adopts the 2018 Plan.

The Company issued no stock options during the years ending December 31, 2019, and December 31, 2018.

Director Compensation. Directors of the Company do not currently receive and have not received in the past any compensation for servicing as a director.   The Company does reimburse directors for any actual expenses incurred in the performance of duties as a director.  We may pay a nominal director’s fee in the future.

NOTE 10 – PROVISION FOR INCOME TAXES

The Company provides for income taxes using the liability method in accordance with FASB ASC Topic 740 “Income Taxes.” Deferred income taxes arise from the differences in recognition of income and expenses for tax purposes. There were no deferred tax assets or liabilities on December 31, 2019, and December 31, 2018.

Management has reviewed the provisions regarding the assessment of their valuation allowance on deferred tax assets and, based on those criteria, determined that it would not have sufficient taxable income to realize those assets. Therefore, management has assessed the realization of the deferred tax assets and has determined that it is more likely than not that they will not be realized and has provided a full valuation allowance against the deferred tax asset.

The Company recognizes the financial statement impact of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

The Company is subject to income taxes in the U.S. federal jurisdiction and the state of Virginia. The tax regulations within each jurisdiction are subject to the interpretation of related tax laws and regulations and require significant judgment to apply. The Company is not presently undergoing any tax audits. As of December 31, 2019, the tax years that remain subject to examination are 2019, 2018, and 2017 for Federal and 2019, 2018, and 2017 for the state.

The Company will apply the federal and state NOL carry-forward in FY 2019 and later years.

F/S-17

Income Taxes

On December 22, 2017, the United States Government passed new tax legislation that, among other provisions, will lower the corporate tax rate from 35% to 21%. In addition to applying the new lower corporate tax rate in 2018 and thereafter to any taxable income we may have, the legislation affects the way we can use and carry forward net operating losses previously accumulated and results in a revaluation of deferred tax assets recorded on our balance sheet. Given that a full valuation allowance offsets the deferred tax assets, these changes have no net impact on the Company’s financial position and net loss. However, when we become profitable, we will receive a reduced benefit from such deferred tax assets.

A reconciliation of the income tax provision computed at statutory rates to the reported tax provision is as follows:

	Year ended December 31, 2019	Period ended December 31, 2018
Federal income tax rate	21.0%	21.0%
Loss before income taxes	$35,169	$7,206
Expected approximate tax recovery on net loss, before income tax	$7,385	$1,513
Changes in valuation allowance	(7,385)	(1,513)
Income tax	$-	$-

The component of the Company’s deferred tax asset is as follows:

	As of December 31, 2019	As of December 31, 2018
Deferred income tax assets:
Net operating losses carried forward	$9,036	$1,651
Less: valuation allowance	(9,036)	(1,651)
Deferred income tax assets	$-	$-

The Company has a valuation allowance against the full amount of its net deferred tax assets due to the uncertainty of the realization of the deferred tax assets.

At December 31, 2019, and December 31, 2018, the Company has incurred accumulated net operating losses in the United States of America totaling $43,032 and $7,863, respectively which are available to reduce taxable income in future taxation years.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments

The Company has no lease obligations at December 31, 2019, and December 31, 2018. The Company has a month-to-month rental agreement for an office share in Arlington, Virginia, beginning on April 1, 2018, for $50 per month. Additionally, the Company has no known contingencies as of December 31, 2019, and December 31, 2018.

F/S-18

Purchase Commitments

The Company has no purchase obligations at December 31, 2019.

Significant Risks and Uncertainties

Concentration of Credit Risk – Cash – The Company maintains cash and cash equivalent balances at a single financial institution that are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. At December 31, 2019, and December 31, 2018, the Company had no exposure in excess of insurance.

Concentration of Credit Risk – Accounts Receivable – The Company had no revenue-generating operations and, therefore, no accounts receivable as of the date of these financial statements.

Legal Matters

During the course of business, litigation commonly occurs. From time to time, the Company may be a party to litigation matters involving claims against the Company. The Company operates in a highly regulated industry and employs personnel, which may inherently lend itself to legal matters. Management is aware that litigation has associated costs and that results of adverse litigation verdicts could have a material effect on the Company's financial position or results of operations.

There are no known legal proceedings against the Company or its officers and directors in their capacity as officers and directors of the Company.

NOTE 12 - SUBSEQUENT EVENTS

The Company has evaluated all events that occurred after the balance sheet date through the date when the financial statements were issued to determine if they must be reported. The management of the Company determined that there no subsequent reportable events to be disclosed beyond the following:

Amended Articles of Incorporation

On January 23, 2020, CoJax Oil and Gas Corporation, a Virginia corporation (“Company”) amended its Amended and Restated Articles of Incorporation to authorize and create Series A Convertible Preferred Stock, $0.01 par value per share, (“Series A Stock”).  Five hundred thousand shares of Series A Stock are authorized. The shares of Series A Stock are:

1. not entitled to dividends;

2. convertible on demand of holder to, and upon the occurrence of a merger or other significant corporate transaction into, ten shares of Company Common Stock, $0.01 par value per share, (“Common Stock”);

3. entitled to a one cent per share liquidation dividend with preference over liquidation distribution to shares of Common Stock;

4. entitled to one vote per share on all matters presented for shareholder approval and vote with the shares of Common Stock as a single class of voting securities, except the shares of Series A Stock musts approve by at least simple majority vote any of the following corporate transactions: (a) alter or change the rights, preferences or privileges of the Series A Preferred Stock so as to materially and adversely affect such shares; (b) amend the Amended and Restated Articles of Incorporation, as amended, or Bylaws of the Corporation in a manner which materially and adversely affects the rights, preferences or privileges

F/S-19

of the Series A Preferred Stock; or (c) create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock or other securities unless the same ranks junior to or equal to the Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation and the payment of dividends or other payments or distributions.

Departure of Chief Executive Officer and Director

On January 21, 2020, the Board of Directors (the “Board”) of CoJax Oil and Gas Corporation, a Virginia corporation, (“Company”) received and accepted the formal resignation of Jeffrey Delancey from his positions as a director and the Chief Executive Officer of the Company, effective as of January 21, 2020. Mr. Delancey’s resignation was not due to any disagreement with Company or its Board or management on any matter relating to Company’s operations, policies, practices, or otherwise.

With the resignation of Mr. Delancey, Mr. Jeffrey Guzy is the sole director of the Company.  The Board intends to appoint a new director to the Board to fill the vacant seat created by Mr. Delancey’s resignation as soon as the Company identifies an eligible, qualified candidate. The Board believes that diversity can strengthen board performance and is actively searching for women and other candidates with diverse backgrounds and experiences. Due to the early-stage development status of the Company’s business, the time frame for locating qualified candidates willing to serve is uncertain.

Change in Employment Status of Our Chief Executive Officer and Director

On January 24, 2020, Jeffrey Guzy signed an employment agreement to serve as Chief Executive Officer of CoJax Oil and Gas Corporation, a Virginia corporation (“Company”).  The employment agreement provides, in part, for:

(1) the term of the employment agreement is three years;

(2) a base annual salary of $120,000 payable semi-monthly in equal installments, but the base salary can either be paid in total when Company is adequately funded, or  the accrued unpaid base salary can be converted into shares of the Company’s Common Stock at the lower conversion price of the initial public offering price of $2.00 or current market price at the time of conversion by Mr. Guzy;

(3) Mr. Guzy is eligible for an ad hoc performance bonus if and in an amount approved by the disinterested directors;

(4) Mr. Guzy may participate in any incentive compensation and other benefit plans to the extent that he is eligible to do so;

(5) continuation of Mr. Guzy’s under Company’s health insurance and other benefit plans for 24 months after any termination of his employment for good reason (as defined in the employment agreement);

(6)  imposes confidentiality and non-recruitment of Company employees obligations on Mr. Guzy for one year after the end of employment;

F/S-20

Hiring of Chief Financial Officer

On March 16, 2020, CoJax Oil and Gas Corporation, a Virginia corporation (“Company”) appointed Wm. Barrett Wellman as the Company’s Chief Financial Officer. Mr. Wellman is a 20 year+ business associate of Mr. Jeffrey J. Guzy, the Company’s Chief Executive Officer, and director.

Executive’s duties include:

1. Manage all daily financial transactions, public reporting, and filings required by the Company.

2. Manage all Chief Financial Officer duties such as and not limited to services: Assisting existing financial prep.

3. Executive oversight of other senior officers of Company;

4. Act as Secretary of the Board of Directors meetings and shareholder meetings;

5. Support significant business, financial and other corporate transactions for Company;

6. Appoint senior officers of Company with the Board’s review and consent;

7. Report to the Board on matters under Executive’s control and do so monthly;

8. Support business development and merger-and-acquisition efforts of Company;

9. Perform administrative and related duties necessary to the above responsibilities.

Oil Price Fluctuations and Uncertainty

Our financial results depend on many factors, particularly the price of natural gas and crude oil, and our ability to market our production on economically attractive terms. Commodity prices are affected by many factors outside of our control, including changes in market supply and demand, which are impacted by weather conditions, pipeline capacity constraints, inventory storage levels, basis differentials, and other factors. As a result, we cannot accurately predict future commodity prices and, therefore, we cannot determine with any degree of certainty what effect increases or decreases in these prices will have on our drilling program, production volumes or revenues.

The recent drop in the price of oil will force us to re-evaluate our current acquisition strategy as the price of natural gas and oil fluctuate in the future.  We expect oil and natural gas to remain volatile. The ability to find and develop sufficient amounts of natural gas and crude oil reserves at economical costs is critical to our long-term success of the Company.

COVID-19

On January 30, 2020, the World Health Organization declared the coronavirus outbreak a "Public Health Emergency of International Concern" and, on March 10, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The coronavirus and actions taken to mitigate it have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company operates. While it is unknown how long these conditions will last and what the full financial effect will be to the company, to date, the Company is not expecting to experience any adverse effects other than:

1.Difficulty in communicating with potential acquisition targets.

2.Fund-raising events may be limited.

F/S-21

Additionally, it is possible that estimates made in the financial statements have been, or will be, materially and adversely impacted in the near term as a result of these conditions, including the ability to raise additional funding.

F/S-22

CoJax Oil and Gas Corporation

Condensed Financial Statements

June 30, 2020

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CoJax Oil and Gas Corporation

Condensed Financial Statements

CONTENTS	PAGE

Financial Statements

Condensed Balance Sheet (unaudited) as of June 30, 2020, and December 31, 2019	F/S-25

Condensed Statements of Operations (unaudited) for the three months ended June 30, 2020, and June 30, 2019	F/S-26

Condensed Statements of Cash Flows (unaudited) for the three months ended June 30, 2020, and June 30, 2019	F/S-27

Statement of Stockholder’s Deficit (unaudited) for the three months ended June 30, 2020, and June 30, 2019	F/S-28

Notes to Financial Statements	F/S-29 – F/S-33

F/S-24

CoJax Oil and Gas Corporation

Condensed Balance Sheets

(unaudited)

	As of	As of
	June 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash	$78,308	$27,689
Total current assets	78,308	27,689

Total assets	$78,308	$27,689

LIABILITIES and STOCKHOLDER'S DEFICIT
Current liabilities:
Accounts payable	$680	$8,890
Accrued interest payable	1,154	329
Notes payable – PPP	49,992	-
Notes payable – related party	90,400	62,000
Accrued salaries and payroll taxes	89,142	-
Total current liabilities	231,368	71,219

Total liabilities	231,368	71,219

Stockholder's deficit:
Preferred stock, $0.10 par value, 50,000,000 current shares authorized, no shares issued and outstanding, respectively.	-	-
Common stock, $0.01 par value, 300,000,000 current shares authorized, one share issued and outstanding, respectively.	-	-
Additional paid-in capital	2	2
Accumulated deficit	(153,062)	(43,532)
Total stockholder’s deficit	(153,060)	(43,530)

Total liabilities and stockholder’s deficit	$78,308	$27,689

See accompanying notes to condensed financial statements.

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CoJax Oil and Gas Corporation

Condensed Statements of Operations

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Revenues	$-	$-	$-	$-

Operating expenses:
Accounting fees	1,930	-	1,930	-
Audit fees	7,500	10,000	9,000	10,000
Filing fees	448	-	448	-
Legal fees	1,000	-	2,000	-
Office rent	200	150	350	300
Other office expense	6,715	-	6,835	-
Salary, wages and payroll taxes	59,468	-	89,142	-
Total operating expenses	77,261	10,150	109,705	10,300

Loss from operations	(77,261)	(10,150)	(109,705)	(10,300)

Other income (expense)
Other income – EIDL grant	1,000	-	1,000	-
Interest expense	(451)	(105)	(825)	(208)

Net loss	$(76,712)	$(10,255)	$(109,530)	$(10,508)

Net loss per common share - basic and diluted	$(76,712)	$(10,255)	$(109,530)	$(10,508)
Weighted average number of common shares outstanding during the period - basic and diluted	1	1	1	1

See accompanying notes to condensed financial statements.

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CoJax Oil and Gas Corporation

Condensed Statements of Cash Flows

(unaudited)

	For the Six Months Ended June 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(109,530)	$(10,508)
Changes in operating asset/liabilities accounts:
Accounts payable	(8,210)	10,300
Accrued salaries and payroll taxes	89,142	-
Accrued interest payable	825	208
Total adjustments to reconcile Net loss to net cash provided by operations	81,757	10,508
Net cash used in operating activities	(27,773)	-

Cash flows from investing activities:	-	-

Cash flows from financing activities:
Cash proceeds from loans payable	78,392	-
Net cash provided by financing activities	78,392	-

Net increase in cash	50,619	-
Cash at beginning of period	27,689	3,500
Cash at end of period	$78,308	$3,500

Supplemental disclosure of non-cash investing and financing activities:
Interest paid, net of capitalized interest	$-	$-
The Company did not engage in any non-cash investing or financing activities during the period.

See accompanying notes to condensed financial statements.

F/S-27

CoJax Oil and Gas Corporation

Statement of Stockholder's (Deficit)

For the Three and Six Months ending June 30, 2019

and June 30, 2020

(unaudited)

					Additional		Total
	Preferred stock		Common stock		paid-in	Accumulated	Stockholder's
	Shares	Amount	Shares	Amount	capital	deficit	deficit
Balance, December 31, 2018	-	$-	1	$-	$2	$(7,863)	$(7,860)
Net income (loss) for the Three months ending March 31, 2019	-	-	-	-	-	(253)	(253)
Balance, March 31, 2019	-	$-	1	$-	$2	$(8,116)	$(8,114)
Net income (loss) for the Three months ending June 30, 2019	-	-	-	-	-	(10,255)	(10,255)
Balance, June 30, 2019	-	$-	1	$-	$2	$(18,371)	$(18,369)

Balance, December 31, 2019	-	$-	1	$-	$2	$(43,532)	$(43,530)
Net income (loss) for the Three months ending March 31, 2020	-	-	-	-	-	(32,818)	(32,818)
Balance, March 31, 2019	-	$-	1	$-	$2	$(76,350)	$(76,348)
Net income (loss) for the Three months ending June 30, 2020	-	-	-	-	-	(76,712)	(76,712)
Balance, June 30, 2020	-	$-	1	$-	$2	$(153,062)	$(153,060)

See accompanying notes to condensed financial statements.

F/S-28

CoJax Oil and Gas Corporation

Notes to Condensed Financial Statements

June 30, 2020

NOTE 1 – ORGANIZATION, NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Organization

CoJax Oil & Gas Corporation, a Virginia corporation ("Company"), was incorporated on November 13, 2017.

Nature of Operations

We are an early development stage company, and we have no revenue-generating operations. From November 13, 2017, we have been engaged in organizational activities and had no revenue-generating operations.  We intend to acquire assignments of hydrocarbon revenues and underlying oil and gas exploration and production rights.

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the Securities and Exchange Commission ("SEC") and, therefore, do not include all information and footnotes which are normally included in the Company's annual financial statements. These financial statements reflect all adjustments (consisting of ordinary recurring items or items discussed herein) that management believes are necessary to fairly state results for the interim periods presented. Results of operations for interim periods are not necessarily indicative of annual results of operations.

Investment Banking Relationship

On January 3, 2018, the Company executed an investment banking and corporate advisory agreement with Newbridge Securities Corporation ("NSC Agreement"). Their fee is based on the successful completion of an S-1 Registration statement initial public Offering (SEC File No. 333-232845), if any, of our common stock. The NSC Agreement filed as an exhibit to the registration statement of this agreement is dated as of January 3, 2018, because the designated authorized contract officer at Newbridge Securities Corporation did not countersign the NSC Agreement until March 14, 2019. Despite the date of the countersignature, Company and Newbridge Securities Corporation have operated in full accordance with the terms and conditions of the NSC Agreement since January 3, 2018.

NOTE 2 – GOING CONCERN

The Company's financial statements are prepared using US GAAP applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the ordinary course of business. Since inception, the Company has not identified any proven or probable reserves and correspondingly has not generated any revenue during its exploration stage. There can be no assurance that the Company will be able to achieve its business plan, raise any additional capital, or secure the additional financing necessary to implement its current operating plan. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

F/S-29

The Company has yet to achieve profitable operations, expects to incur further losses in the development of its business, has negative cash flows from operating activities, and is dependent upon future issuances of equity or other financings to fund ongoing operations, all of which raises substantial doubt about the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is dependent upon its ability to generate future profitable operations or to obtain the necessary financing from shareholders or other sources to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing or related party advances. However, there is no assurance of additional funding being available or on acceptable terms, if at all.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles ("US GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant areas of estimate include the impairment of assets and rates for amortization, accrued liabilities, future income tax obligations, and the inputs used in calculating stock-based compensation and transactions. Actual results could differ from those estimates and would impact future results of operations and cash flows.

Basic and Diluted Loss per Share

The Company computes loss per share in accordance with ASC 260, "Earnings per Share," which requires presentation of both basic and diluted earnings per share ("EPS") on the face of the statement of operations. Basic EPS is computed by dividing loss available to common shareholders by the weighted average number of shares outstanding during the period. Diluted EPS gives effect to all dilutive potential shares of common stock outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing the diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants.  Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. There are no dilutive shares as of June 30, 2020, or 2019.

NOTE 4 – ACCRUED EXPENSES

At June 30, 2020, and December 31, 2019, the Company had the following accrued expenses:

	June 30, 2020	December 31, 2019
Accrued interest	$1,154	$329
Accrued salaries and payroll taxes	89,142	-
Accrued expenses	$90,296	$329

F/S-30

NOTE 5 – NOTES PAYABLE

	June 30,	December 31,
	2020	2019

On May 7, 2020, the Company applied for a Small Business Administration (SBA) loan under the Paycheck Protection Program (PPP). The Company met all the necessary qualifications to apply for a $49,992 loan. On June 10, 2020, the SBA PPP loan was approved and transferred to the Company to be used for payment of accrued payroll and related payroll taxes. We do not expect to be required to repay any portion of the loan. 100% of the funds will be disbursed for salaries and payroll taxes on August 16, 2020.	$49,992	$-

Notes payable	$49,992	$-

Related Party

The Company is a party to several loans with related parties. The note holder is the CEO and Executive Chairman of the Company. At June 30, 2020, and December 31, 2019, notes payable consisted of the following:

	June 30,	December 31,
	2020	2019

On September 1, 2019, the Company's Executive Chairman loaned $42,000 to the Company, and the Company issued a promissory note for such amount. The promissory note is unsecured and bears interest at 2% per annum principal and accrued interest mature on September 1, 2020.	$42,000	$42,000

On November 15, 2019, the Company's Executive Chairman loaned $20,000 to the Company, and the Company issued a promissory note for such amount. The promissory note is unsecured and bears interest at 2% per annum principal and accrued interest mature on November 15, 2020.	$20,000	$20,000

On February 19, 2020, the Company's Executive Chairman loaned $28,400 to the Company, and the Company issued a promissory note for such amount. The promissory note is unsecured and bears interest at 2% per annum principal and accrued interest mature on February 19, 2021.	$28,400	$-

Notes payable – related party	$90,400	$62,000

NOTE 6 – RELATED PARTY TRANSACTIONS

For the period ending June 30, 2020, there are three related party loans payable (see NOTE 5) between the Company's Executive Chairman and the Company. There were no other related party transactions between any of the Company's directors or executive officers or any person nominated or chosen by the Company to become a director or executive officer.

For the period ending December 31, 2019, there were two related party loans payable (see NOTE 5) between the Company's Executive Chairman and the Company. There were no other related party transactions between any of the Company's directors or executive officers or any person nominated or chosen by the Company to become a director or executive officer.

F/S-31

NOTE 7 - COMMITMENTS AND CONTINGENCIES

Entry into a Material Definitive Agreement

On June 16, 2020, CoJax Oil and Gas Corporation, a Virginia corporation ("CoJax" or "Company"), and Barrister Energy, LLC, a Mississippi limited liability company ("Barrister"), entered into an Acquisition Agreement ("Agreement"). CoJax will issue Three Million Six Hundred and Fifty Thousand (3,650,000) shares of CoJax Common Stock, $0.01 par value per share ("CoJax Shares"). CoJax will assume Two Million Seven Hundred Thousand Dollars ($2,700,000) of Barrister debts ("Assumed Debt") in exchange for all Membership Interests held by Barrister Members. The conduct and consummation of the closing of the Agreement and exchange of CoJax Shares for Membership Interests of Barrister held by its Members in accordance with the Agreement ("Exchange") are subject to certain conditions, which conditions must be met to consummate the Exchange.  The Agreement also affords CoJax and Barrister Members with the right to rescind the Exchange if certain conditions are not timely satisfied.  See: "Other Conditions to Consummation of the Exchange" for conditions to the consummation of the Exchange.  Rescission rights of CoJax and Barrister are discussed in our 8-K filing in Item 1.01.

The Assumed Debt is a significant financial burden for CoJax and CoJax does not have the funds, assets, or funding commitments as of the date of the filing of this Form 10-Q to pay off the Assumed Debt. CoJax will have to raise funds to pay off the Assumed Debt or restructure the Assumed Debt.  There is no assurance, especially in light of the chaotic economic conditions imposed by COVID-19 pandemic on the U.S. and world economies and the oil production industry and the uncertainty about when that impact will end, that CoJax can timely pay off or restructure the Assumed Debt.

Because of the uncertainty of the conditions being met at June 30, 2020, this transaction was not reflected in the accompanying financial statements as of June 30, 2020. We anticipate this transaction will increase our assets by $10,000,000 and our liabilities and equity by $10,000,000.

Operating Lease Commitments

The Company has a month-to-month rental agreement for an office share in Arlington, Virginia, beginning on April 1, 2018, for $50 per month. Additionally, the Company has no known contingencies as of June 30, 2020, and June 30, 2019.

Legal Matters

During the conduct of business, litigation commonly occurs. From time to time, the Company may be a party to litigation matters involving claims against the Company. The Company operates in a highly regulated industry and employs personnel, which may inherently lend itself to legal issues. Management is aware that litigation has associated costs and that results of adverse litigation verdicts could have a material effect on the Company's financial position or results of operations.

There are no known legal proceedings against the Company or its officers and directors in their capacity as officers and directors of the Company.

F/S-32

EIDL Grant (SBA Economic Injury Disaster Loan)

On April 10, 2020, the Company applied for an EIDL loan. On April 17, the Company was notified by the SBA that we do not qualify. However, the SBA deposited a $1,000 advance into our bank account. This advance is considered a grant, not a loan, and is therefore not repayable.

NOTE 8 - SUBSEQUENT EVENTS

The Company had evaluated all events that occurred after the balance sheet date through the date when the financial statements were issued to determine if they must be reported. In addition to the acquisition of Barrister mentioned in Note 7, the management of the Company decided the following subsequent reportable events to be disclosed:

Note Payable - Loan from CEO

On July 15, 2020, the Company's CEO and Executive Chairman loaned $37,215 to the Company, and the Company issued a promissory note for such amount. The promissory note is unsecured and bears interest at 2% per annum principal and accrued interest mature on July 15, 2021.

COVID - 19

COVID-19 Pandemic.  By late December 2019, China advised the World Health Organization ("WHO") of a new strain of the coronavirus (COVID-19) that had arisen in Wuhan, China, and spread throughout China. From China, COVID-19 has spread by early 2020 to almost all other parts of the developed world, including the United States. On January 30, 2020, WHO declared the outbreak of COVID-19 a "Public Health Emergency of International Concern," and then, on March 11, 2020, declared the COVID-19 outbreak as a global pandemic.

COVID-19 pandemic has disrupted our operations by limiting travel and interactions by our limited staff with persons who are crucial to our efforts to develop our proposed business or manage company affairs. This adverse impact has hindered or delayed, but not stopped, our business development efforts.  Importantly, the COVID-19 pandemic has, along with oil pricing disputes among certain members of the Organization of Petroleum Exporting Countries or "OPEC," injected volatility for and depressed prices for crude oil market prices in the marketplace and reduced worldwide demand for crude oil.  When we commence oil production efforts, we may face a difficult business and financial environment due, in part, to the COVID-19 pandemic and its impact on demand for crude oil.  We cannot determine as of the date of the filing of this Form 10-Q the long term impact of the COVID-19 pandemic on our company or the U.S. or foreign market demand for crude oil.

F/S-33

CoJax Oil and Gas Corporation

Pro Forma Condensed Financial Statements

June 30, 2020

(unaudited)

F/S-34

CoJax Oil and Gas Corporation

Financial Statements

CONTENTS	PAGE

Unaudited Pro Forma Financial Statements	F/S-36

Unaudited Pro Forma Balance Sheet as of June 30, 2020	F/S-37

Unaudited Pro Forma Statement of Operations for the period ended June 30, 2020	F/S-38

Unaudited Pro Forma Statement of Operations for the year ended December 31, 2019	F/S-38

Notes and Property Value to be Acquired	F/S-39

F/S-35

 COJAX OIL AND GAS CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

On June 16, 2020, the Company entered into an Acquisition Agreement ("Acquisition Agreement") with Barrister Energy, LLC, a Mississippi limited liability company ("Barrister") to acquire all of the Membership Interests of Barrister.  Consummation of the acquisition of the Barrister Membership Interests is subject to a number of conditions, which conditions have not been fully met as of the date of this letter.  The acquisition of Barrister under the Acquisition Agreement is a significant acquisition for purposes of Item 2.01 of Form 8-K. As a result, the Company prepared the accompanying unaudited pro forma condensed consolidated financial statements in accordance with Article 11 of Regulation S-X.

The accompanying unaudited pro forma financial statements give effect to the acquisition under the Acquisition Agreement as if the acquisition occurred on June 16, 2020. The pro forma financial statements and adjustments thereunder are described in the accompanying notes. They are based upon information and assumptions available at the time of the filing of this Current Report on Form 8-K/A, Amendment Number 3.

F/S-36

 COJAX OIL AND GAS CORPORATION

UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

AS OF JUNE 30, 2020

	Historical	Adjustment		Pro Forma
ASSETS
Current Assets
Cash	$78,308	$-		$78,308
Total Current Assets	78,308	-		78,308
Properties and Equipment
Oil and natural gas properties subject to depletion and amortization	-	10,079,235	1	10,079,235
Total Properties and Equipment	-	10,079,235		10,079,235
Total Assets	$78,308	$10,079,235		$10,157,543

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$680	$-		$680
Accrued interest payable	1,154	-		1,154
Accrued salaries and payroll taxes	89,142	-		89,142
Loan payable - PPP	49,992	-		49,992
Loan payable – related party	90,400	-		90,400
Loan payable - acquisition	-	2,700,000	1a	2,700,000
Total Current Liabilities	231,368	2,700,000		2,931,368

Asset retirement obligations	-	79,235	1b	79,235
Total Liabilities	231,368	2,779,235		3,010,603
Stockholders' Equity
Preferred stock - $0.01 par value; 50,000,000 shares authorized; no shares issued or outstanding, respectively.	-	-		-
Common stock, $0.01 par value, 300,000,000 current shares authorized, one share issued and outstanding, respectively.	-	36,500	1c	36,500
Additional paid-in capital	2	7,263,500		7,263,502
Accumulated deficit	(153,062)	-		(153,062)
Total Stockholders' Equity	(153,060)	7,300,000		7,146,940
Total Liabilities and Stockholders' Equity	$78,308	$10,079,235		$10,157,543

F/S-37

 COJAX OIL AND GAS CORPORATION

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2020

	CoJax	Properties	Pro Forma
	Historical	Acquired	Adjustments		Pro Forma
Oil and Gas Revenues	$-	$6,699	$-		$6,699

Costs and Operating Expenses
Oil and gas production taxes	-	322	-		322
Depreciation, depletion, and amortization	-	-	1,132	(2)	1,132
Asset retirement obligation accretion	-	-	570	(3)	570
General and administrative expense	77,261	-	-		77,261

Total Costs and Operating Expenses	77,261	322	1,702		79,285

Income (Loss) from Operations	(77,261)	6,377	(1,702)		(72,586)

Other Income (Expense)
Other income – EIDL grant	1,000	-	-		1,000
Interest expense	(451)	-	-		(451)
Net Other Expense	549	-	-		549

Net Income (Loss)	$(76,712)	$6,377	$(1,702)		$(72,037)

COJAX OIL AND GAS CORPORATION

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2019

	CoJax	Properties	Pro Forma
	Historical	Acquired	Adjustments		Pro Forma
Oil and Natural Gas Revenues	$-	$63,534	$-		$63,534

Costs and Operating Expenses
Oil and natural gas production costs	-	45,216	-		45,216
Oil and natural gas production taxes	-	3,050	-		3,050
Depreciation, depletion, and amortization	-	-	8,542	(2)	8,542
Asset retirement obligation accretion	-	-	2,347	(3)	2,347
General and administrative expense	34,561	-	-		34,561

Total Costs and Operating Expenses	34,561	48,266	10,822		93,649

Income (Loss) from Operations	(34,561)	15,268	(10,822)		(30,115)

Other Expense
Interest expense	(608)	-	-		(608)
Net Other Expense	(608)	-	-		(608)

Net Income (Loss)	$(35,169)	$15,268	$(10,822)		$(30,723)

F/S-38

The Acquisition will qualify as a business combination. As such, CoJax will recognize the assets to be acquired and liabilities to be assumed at their fair values as the date of closing. The estimated fair value of the properties to be acquired approximate the value of the consideration to be paid, and the asset retirement obligation to be assumed, which management has concluded approximates the fair value that would be paid by a typical market participant. As a result, neither goodwill nor a bargain purchase gain will be recognized related to the acquisition. While the proposed transaction is subject to purchase price adjustments, the following table summarizes estimates of the assets to be acquired and the liabilities to be assumed:

Oil and gas properties	$10,079,235
Asset retirement obligation	(79,235)
Total Identifiable Net Assets	$10,000,000

Pro forma adjustments to the historical financial statements to reflect the acquisition of Barrister Energy are as follows:

(1)	To record the acquisition transaction. The consideration to be paid and liabilities to be assumed consist of the following:

(a)	The assumption of $2,700,000 of debt.

(b)

The assumption of the asset retirement obligation of $79,235. The obligation relates to legal requirements associated with the retirement of long-lived assets that result from the acquisitions, construction, development, or normal use of the asset. The obligation relates primarily to the requirement to plug and abandon oil and natural gas wells and support wells at the conclusion of their useful lives.

(c)	To record the conditional issuance of 3,650,000 shares of common stock as partial consideration and the Acquisition liability required to be settled through equity pursuant to the Purchase Agreement;

(2)	To record depreciation, depletion, and amortization of the oil and gas properties acquired based on the oil and gas production occurring during the periods.

(3)	To record accretion of the asset retirement obligation.

F/S-39